Exhibit (a)(1)(A)

ATMEL CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS FOR
NEW AWARDS

This document constitutes part of the prospectus relating to securities that have been registered under the Securities Act of 1933, as amended. The prospectus describes the principal terms of the Atmel Corporation 2005 Stock Plan.
August 3, 2009

ATMEL CORPORATION
Offer to Exchange Certain Outstanding Options
for New Awards

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on August 28, 2009, unless we extend the expiration date.

     By this offer, Atmel Corporation (referred to as “Atmel,” the “Company,” “we,” “our” or “us”) is giving eligible employees of Atmel and our direct or indirect subsidiaries the opportunity to exchange certain of their outstanding options with an exercise price greater than $4.69 per share (the 52-week high of our per share stock price as of the start of this offer) that were granted before August 3, 2008, whether vested or unvested, for restricted stock units or, for certain eligible employees, a combination of restricted stock units and options. Restricted stock units are a promise by Atmel to issue shares of our common stock in the future provided the vesting criteria are satisfied.
     If you participate in the offer, the number of new awards you receive will depend on the number and exercise price of the eligible options that you elect to exchange.
     We will grant new awards on the U.S. calendar day on which the offer expires, which is the same U.S. calendar day on which we will cancel the exchanged options. This date is referred to as the “new award grant date.” We expect the new award grant date to be August 28, 2009. If the expiration date of the offer is extended, the new award grant date similarly will be delayed. The new awards will be granted under Atmel’s 2005 Stock Plan.
     The vesting schedule of the new awards will be based on your continued employment with us or our direct or indirect subsidiaries through each applicable vesting date over a period of approximately 4 years following the grant date of the new awards. The vesting schedule of the new awards is detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for New Awards (the “Offer to Exchange”).
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “ATML.” On July 31, 2009, the closing price of our common stock was $4.17 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.
     See “Risks of Participating in the Offer” beginning on page 24 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT
     If you want to participate in the offer, you must submit your election via the Atmel offer website at https://atmel.equitybenefits.com, email at tender_offer@atmel.com, or facsimile at (408) 487-2558 by the deadline on the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009.

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     Your delivery of all documents regarding the offer, including elections and withdrawals, is at your own risk. Only responses that are properly completed and actually received by Atmel by the deadline via the offer website at https://atmel.equitybenefits.com, email at tender_offer@atmel.com, or facsimile at (408) 487-2558 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement that you will see on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact the Stock Administration Department via email at tender_offer@atmel.com or facsimile at (408) 487-2558. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Atmel from providing you with email confirmation prior to the expiration of the offer.
     Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     You should direct questions about this offer to your local Human Resources representative. To receive a printed copy of this Offer to Exchange and the other offer documents, you should contact the Stock Administration Department via email at tender_offer@atmel.com or facsimile at (408) 487-2558.
Offer to Exchange dated August 3, 2009
     You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to exchange certain outstanding options for new awards in any jurisdiction in which the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.
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TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS	1

RISKS OF PARTICIPATING IN THE OFFER	24

Risks that are Specific to this Offer	24
Risks Relating to Our Business, Generally	28

THE OFFER	48

1. Eligibility	48
2. Number of options; expiration date	48
3. Purposes of the offer	52
4. Procedures for electing to exchange options	53
5. Withdrawal rights and change of election	56
6. Acceptance of options for exchange and issuance of new awards	58
7. Conditions of the offer	58
8. Price range of shares underlying the options	61
9. Source and amount of consideration; terms of new awards	61
10. Information concerning Atmel	71
11. Interests of directors and named executive officers; transactions and arrangements concerning the options	71
12. Status of options acquired by us in the offer; accounting consequences of the offer	72
13. Legal matters; regulatory approvals	73
14. Material income tax consequences	73
15. Extension of offer; termination; amendment	76
16. Fees and expenses	77
17. Additional information	77
18. Financial statements	78
19. Miscellaneous	78

SCHEDULE A Information Concerning the Named Executive Officers and Directors of Atmel Corporation	A-1
SCHEDULE B Summary Financial Information of Atmel Corporation	B-1
SCHEDULE C A Guide to Issues for Employees in China	C-1
SCHEDULE D A Guide to Issues for Employees in Finland	D-1
SCHEDULE E A Guide to Issues for Employees in France	E-1
SCHEDULE F A Guide to Issues for Employees in Germany	F-1
SCHEDULE G A Guide to Issues for Employees in Hong Kong	G-1
SCHEDULE H A Guide to Issues for Employees in Japan	H-1

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying email from Steven Laub, our President and Chief Executive Officer, dated August 3, 2009, and the election and withdrawal forms, together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange certain outstanding options with an exercise price greater than $4.69 per share that were granted before August 3, 2008, for restricted stock units, or with respect to certain eligible employees, a combination of restricted stock units and options.

The following are some terms that are frequently used in this Offer to Exchange.
Terms Used in This Offer to Exchange
•	“409A exchange” refers to the Atmel Corporation Offer to Amend Certain Options, dated November 26, 2007.

•	“52-week high” refers to the highest intraday sales price of our common stock for the 52 weeks preceding the start of this offer. The 52-week high was $4.69.

•	“cancellation date” refers to the U.S. calendar date on which the exchanged options will be cancelled. Exchanged options will be cancelled on the same day that the offer expires and on which the new awards will be granted. This cancellation will occur after the expiration and before granting the new awards. We expect the cancellation date to be August 28, 2009. If the expiration date of the offer is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to Atmel Corporation common stock.

•	“eligible country” refers to China, Finland, France, Germany, Hong Kong, Japan, Korea, Malaysia, Norway, Singapore, Switzerland, Taiwan, the United Kingdom and the United States.

•	“eligible employee” refers to an employee of Atmel or any of its direct or indirect subsidiaries whose principal work location is in an eligible country, as of the start of the offer and through the cancellation date. Our named executive officers and members of our board of directors are not eligible employees and may not participate in the offer.

•	“eligible option grant” refers to all of the eligible options issued by Atmel to an individual that are part of the same grant and subject to the same award agreement.

•	“eligible options” refers to options to purchase shares of Atmel’s common stock that have an exercise price greater than $4.69 per share (the 52-week high of our per share stock price as of the start of this offer) that were granted before August 3, 2008, and remain outstanding and unexercised as of the expiration date. However, options to purchase shares of Atmel’s common stock that, as of December 21, 2007, and pursuant to the 409A exchange, were amended to specify a calendar year for exercise are not eligible options and therefore are not eligible to be exchanged pursuant to this offer. Such amended options have a per share exercise price that is less than the per share fair market value of our common stock on the option’s measurement date for financial reporting purposes and were amended pursuant to the 409A exchange in order to avoid certain adverse tax consequences under Internal Revenue Code Section 409A. In order to preserve the tax treatment of such amended options and avoid the imposition of adverse tax consequences under Internal Revenue Code Section 409A, these amended options are not eligible to participate in the offer.

•	“exchanged options” refers to all options to purchase shares of Atmel’s common stock that you exchange pursuant to this offer.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be August 28, 2009, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“named executive officers” refers to those officers of Atmel listed on Schedule A to this Offer to Exchange.

•	“new award grant date” refers to the U.S. calendar date on which the restricted stock units and new options will be granted. The new awards will be granted on the same day as the expiration of the offer and the cancellation of the exchanged options. The new awards will be granted following such expiration and cancellation. We expect that the new award grant date will be August 28, 2009. If the expiration date of the offer is extended, then the new award grant date similarly will be delayed.

•	“new awards” refers to restricted stock units and new options (if any) issued pursuant to this offer that replace your exchanged options. New awards granted in connection with this offer will be granted on the new award grant date pursuant to the Plan and any applicable sub-plan thereto and subject to the terms and conditions of a new award agreement, including any applicable country-specific appendix, between you and the Company.

•	“new options” refers to options to purchase shares of Atmel’s common stock issued pursuant to this offer that replace your exchanged options. New options granted in connection with this offer will be granted on the new award grant date pursuant to the Plan and any applicable sub-plan thereto and subject to the terms and conditions of a new award agreement, including any applicable country-specific appendix, between you and the Company.

•	“offer period” or “offering period” refers to the period from the start of this offer to the expiration date. This period will commence on August 3, 2009, and we expect it to end at 9:00 p.m., Pacific Time, on August 28, 2009.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Awards.

•	“option expiration date” refers to the date, as set forth in the relevant option agreement, on which an option will expire. However, an option may expire sooner than the option expiration date upon the earlier occurrence of certain events, including for example, termination of your employment with Atmel or its direct or indirect subsidiaries.

•	“options” refers to stock options to purchase shares of Atmel’s common stock.

•	“Plan” refers to our 2005 Stock Plan.

•	“restricted stock units” or “RSUs” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options. RSUs are promises by Atmel to issue shares of our common stock in the future provided the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the new award grant date pursuant to the Plan and any applicable sub-plan thereto and subject to the terms and conditions of a new award agreement, including any applicable country-specific appendix, between you and the Company.

•	“tender” refers to your election to cancel your eligible options pursuant to the offer.

Q2.	How do I participate in this offer?

A2.	Participation in this offer is voluntary. If you are an eligible employee, you will receive at the start of the offer an email from Steven Laub, our President and Chief Executive Officer, announcing this offer. If you want to participate in the offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009:
Elections via Offer Website
1. To submit an election via the offer website, click on the link to the offer website in the email you received from Steven Laub announcing this offer or go to the offer website at https://atmel.equitybenefits.com.
2. Log into the offer website using the login instructions provided to you in the email you received from Steven Laub announcing this offer.
3. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold, including:
•	the grant date of the eligible option;

•	the current exercise price per share of the eligible option; and

•	the total number of outstanding shares subject to the eligible option.
You may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp to review the vesting schedule and option expiration date of each of your eligible option grants.
4. Select the appropriate box next to each of your eligible option grants to indicate your choice whether to exchange your eligible options in accordance with the terms of this offer. Select the “NEXT” button to proceed to the next page.
5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.
6. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
Elections via Fax or Email
Alternatively, you may submit your election form via fax or email by doing the following:
1. Properly complete, sign and date the election form that you received in the email from Steven Laub, dated August 3, 2009, announcing the offer.

2. Fax the properly completed election form to Atmel’s Stock Administration Department at the fax number: (408) 487-2558 or send an email to Atmel’s Stock Administration Department at tender_offer@atmel.com with your properly completed election form attached to your email. We must receive your properly completed and submitted election form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009.
If you want to use the offer website but are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your election by email or facsimile by following the instructions provided above. To obtain a paper election form, please contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
If you elect to exchange any eligible option grant in this offer, you must elect to exchange all shares subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible options, the current exercise price per share of your eligible options, and the number of outstanding shares subject to your eligible options. To review the vesting schedule and option expiration date of each of your eligible options, you may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp. If you need an election form or other offer documents or are unable to access your grant information via the offer website or your E*TRADE account, you may contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4 which begins on page 53 below).
We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.
Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact the Stock Administration Department via email at tender_offer@atmel.com or facsimile at (408) 487-2558. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Atmel from providing you with an email confirmation prior to the expiration of the offer. Only responses that are properly completed and actually received by Atmel by the deadline by the offer website at https://atmel.equitybenefits.com, email at tender_offer@atmel.com, or facsimile at

(408) 487-2558 will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 which begins on page 53 below.)

Q3.	What will I receive for the options that I exchange?

A3.	All eligible employees who properly tender eligible options pursuant to this offer will receive new awards in the form of RSUs. RSUs are promises by Atmel to issue shares of Atmel’s common stock in the future provided the vesting criteria are satisfied. You do not have to make any cash payment to Atmel to receive your RSUs or the common stock upon vesting of your RSUs. However, Atmel typically will have a tax withholding obligation at the time of issuance of the shares underlying the RSUs after the RSUs vest and Atmel will satisfy tax withholding obligations, if applicable, in the manner specified in your new award agreement.
However, if you are an eligible employee and you are at an Atmel grade level of 120 through 180, then for each of your eligible option grants that is cancelled pursuant to the offer, you will receive a combination of RSUs and new options. Three-quarters of the shares subject to such exchanged options rounded down to the nearest whole share will be cancelled in exchange for a certain number of RSUs and the remaining approximately one-quarter of the shares subject to the exchanged options will be cancelled in exchange for a certain number of new options.
If you are an eligible employee and you are at an Atmel grade level above 180, then for each of your eligible option grants that is cancelled pursuant to the offer, you will receive a combination of RSUs and new options. One-half of the shares subject to such exchanged options rounded down to the nearest whole share will be cancelled in exchange for a certain number of RSUs and the remaining approximately one-half of the shares subject to the exchanged options will be cancelled in exchange for a certain number of new options.
The per share exercise price of a new option will be the fair market value of a share of Atmel’s common stock on the new award grant date. The new award grant date is expected to be August 28, 2009. However, the exercise price for new options granted to employees whose principal work location is in France may be different if the fair market value of a share of Atmel’s common stock on the new award grant date with respect to eligible employees in France is less than 95% of the average quotation price of the common stock during the 20 quotation days immediately preceding the grant date and the new options are intended to be French tax-qualified. (See Schedule E provided at the end of this Offer to Exchange.) If you are an eligible employee who receives new options with respect to eligible options exchanged pursuant to the offer, such new options will be subject to a different vesting schedule but will have the same option expiration date as the corresponding exchanged option grant (subject to earlier expiration upon certain events, including for example, termination of your employment). (See Question and Answer 11 below and Section 9 which begins on page 61 below.)

Q4.	How many new awards will I receive for the options that I exchange?

A4.	The type and number of new awards you receive will depend on the number of shares subject to each of your eligible options and your Atmel grade level. Your Atmel grade level will determine whether you will receive new awards in exchange for your tendered eligible options in RSUs entirely or a combination of RSUs and new options. A certain exchange ratio will be applied to each of your exchanged options to determine the number of RSUs and new options (if any) you would receive pursuant to the offer.
The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such eligible option grant. This means that the various eligible option grants you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis and fractional shares subject to new options will be rounded down to the nearest whole share of common stock on a grant-by-grant basis. (See Section 2 which begins on page 48 below.)
For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock.
Atmel grade levels below 120
If you are an eligible employee and are at an Atmel grade level below 120, you will receive new awards entirely in the form of RSUs if you elect to participate in the offer. The number of RSUs that you receive will depend on the per share exercise price of each of your exchanged option grants (the “RSU exchange ratio”), as follows:

Per Share Exercise Price of Eligible Option	RSUs for Exchanged Options
$4.70 - $6.50	One RSU for every 2.50 exchanged options.
$6.51 - $10.99	One RSU for every 5.00 exchanged options.
$11.00 - $15.99	One RSU for every 21.50 exchanged options.
$16.00 and higher	One RSU for every 70.00 exchanged options.
Example – Atmel grade levels below 120
If you are at an Atmel grade level of 100 and you exchange an option grant covering 1,000 shares with an exercise price of $10.00, on the new award grant date you will receive 200 RSUs. This is equal to the 1,000 shares divided by 5.00 (the exchange ratio for an eligible option with an exercise price of $10.00).
Atmel grade levels 120 through 180
If you are an eligible employee who is at an Atmel grade level of 120 through 180, then for each of your eligible option grants that is cancelled pursuant to the offer, you will receive a combination of RSUs and new options. Three-quarters of the shares subject to such exchanged options rounded down to the nearest whole share will be cancelled in exchange for a certain number of RSUs and the remaining approximately one-quarter of the shares subject to the exchanged options will be cancelled in exchange for a certain number of new options. The number of RSUs and new options you will receive will depend on the per share exercise price of each of your exchanged option grants, as follows:

New Options for
Per Share Exercise Price of	RSUs	Exchanged Options
Eligible Option	for Exchanged Options	(the “new option exchange ratio”)
$4.70 - $6.50	One RSU for every 2.50 exchanged options.	One new option for every 1.25 exchanged options.
$6.51 - $10.99	One RSU for every 5.00 exchanged options.	One new option for every 2.50 exchanged options.
$11.00 - $15.99	One RSU for every 21.50 exchanged options.	One new option for every 10.75 exchanged options.
$16.00 and higher	One RSU for every 70.00 exchanged options.	One new option for every 35.00 exchanged options.

Example – Atmel grade levels 120 through 180
If you are an eligible employee who is at an Atmel grade level of 180 and exchange an option grant covering 1,000 shares with an exercise price of $10.00, 750 shares subject to your exchanged options would be cancelled in exchange for new awards in the form of RSUs and the remaining 250 shares subject to your exchanged options would be cancelled in exchange for new awards in the form of new options. On the new award grant date, you will receive 150 RSUs and 100 new options. The 150 RSUs is equal to 1,000 shares multiplied by 3/4, then divided by 5.00 (the RSU exchange ratio for an eligible option with an exercise price of $10.00) and the 100 new options is equal to 1,000 shares multiplied by 1/4, then divided by 2.50 (the new option exchange ratio for an eligible option with an exercise price of $10.00).
Atmel grade levels above 180
If you are an eligible employee who is at an Atmel grade level above 180, then for each of your eligible option grants that is cancelled pursuant to the offer, you will receive a combination of RSUs and new options. One-half of the shares subject to such exchanged options rounded down to the nearest whole share will be cancelled in exchange for a certain number of RSUs and the remaining approximately one-half of the shares subject to such exchanged options will be cancelled in exchange for a certain number of new options. The number of RSUs and new options you will receive will depend on the per share exercise price of each of your exchanged option grants, as follows:

Per Share Exercise Price of	RSUs	New Options for
Eligible Option	for Exchanged Options	Exchanged Options
$4.70 - $6.50	One RSU for every 2.50 exchanged options.	One new option for every 1.25 exchanged options.
$6.51 - $10.99	One RSU for every 5.00 exchanged options.	One new option for every 2.50 exchanged options.
$11.00 - $15.99	One RSU for every 21.50 exchanged options.	One new option for every 10.75 exchanged options.
$16.00 and higher	One RSU for every 70.00 exchanged options.	One new option for every 35.00 exchanged options.
Example – Atmel grade levels above 180
If you are at an Atmel grade level of 200 and you exchange an option grant covering 1,000 shares with an exercise price of $10.00, 500 shares subject to your exchanged options would be cancelled in exchange for new awards in the form of RSUs and the remaining 500 shares subject to your exchanged options would be cancelled in exchange for new awards in the form of new options. On the new award grant date, you will receive 100 RSUs and 200 new options. The 100 RSUs is equal to 1,000 shares multiplied by 1/2, then divided by 5.00 (the RSU exchange ratio for an eligible option with an exercise price of $10.00) and the 200 new options is 1,000 shares multiplied by 1/2, then divided by 2.50 (the new option exchange ratio for an eligible option with an exercise price of $10.00).

Q5.	Who may participate in this offer?

A5.	You may participate in this offer if you have eligible options, you are an employee of Atmel or its direct or indirect subsidiaries whose principal work location is in an eligible country at the time this offer starts and you remain an employee of Atmel or its direct or indirect subsidiaries whose principal work location is in an eligible country through the cancellation date. Our named executive officers and members of our board of directors may not participate in the offer. (See Section 1 which begins on page 48 below.)

Q6.	Why is Atmel making this offer?

A6.	We believe that this offer will foster retention of valuable employees of Atmel or its direct or indirect subsidiaries, provide meaningful incentive to them, and better align the interests of employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees and other service providers. Our stock price, like that of many other companies in the technology industry, has dropped substantially in recent years due to declining conditions in the semiconductor industry as well as the widespread deterioration of the global economy and continued weakening of international markets. Notwithstanding aggressive restructuring activities beginning in late 2006 to transform the Company’s business and despite management’s efforts, a significant number of our outstanding options have exercise prices that are significantly higher than the current market price of our stock. These options commonly are referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive restricted stock units that have a greater retention value because such restricted stock units are more certain to provide a return than the underwater options, and with respect to certain eligible employees, to receive a combination of restricted stock units and new options that over time may have a greater potential than the underwater options to increase in value. (See Section 3 which begins on page 52 below.)

Q7.	Which of my options are eligible?

A7.	Your eligible options are those options to purchase shares of common stock of Atmel, that have an exercise price greater than $4.69 per share, were granted before August 3, 2008, and remain outstanding and unexercised as of the expiration date, currently expected to be August 28, 2009. However, options to purchase shares of Atmel’s common stock that, as of December 21, 2007, and pursuant to the 409A exchange, were amended to specify a calendar year for exercise are not eligible options and therefore are not eligible to be exchanged pursuant to this offer. Such amended options have a per share exercise price that is less than the per share fair market value of our common stock on the option’s measurement date for financial reporting purposes and were amended pursuant to the 409A exchange in order to avoid certain adverse tax consequences under Internal Revenue Code Section 409A. In order to preserve the tax treatment of such amended options and avoid the imposition of adverse tax consequences under Internal Revenue Code Section 409A, these amended options are not eligible to participate in the offer.
To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website at https://atmel.equitybenefits.com that lists your eligible option grants, the grant date of your eligible options, the current exercise price per share of your eligible options, and the number of outstanding shares subject to your eligible options. To review the vesting schedule and option expiration date of each of your eligible options, you may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp. If you are unable to access your grant information via the offer website or your E*TRADE account, you may contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558. (See Section 2 which begins on page 48 below.)

Q8.	Are there circumstances under which I would not be granted new awards?

A8.	Yes. If, for any reason, you no longer are an employee of Atmel or its direct or indirect subsidiaries whose principal work location is in an eligible country on the expiration date, you will not be an eligible employee and will not be eligible to participate in the offer. As a result, you will not be granted new awards. Instead, you will keep your current eligible options and those options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment agreement between you and Atmel or its direct or indirect subsidiaries, your employment with Atmel or its direct or indirect subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1 which begins on page 48 below.)
Moreover, even if we accept your eligible options, we will not grant new awards to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new awards as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13 which begins on page 73 below.)
In addition, if you hold an option that expires after the start of, but before the cancellation of options under this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15 which begins on page 76 below.)

Q9.	Am I required to participate in this offer?

A9.	No. Participation in this offer is completely voluntary. (See Section 2 which begins on page 48 below.)

Q10.	Do I have to pay for my RSUs?

A10.	No. You do not have to make any cash payment to Atmel to receive your RSUs or the common stock upon vesting of your RSUs. However, Atmel typically will have a tax withholding obligation at the time of issuance of the shares underlying the RSUs after the RSUs vest and Atmel will satisfy tax withholding obligations, if applicable, in the manner specified in your new award agreement.

(See Section 9 which begins on page 61 below.)

Q11.	When will my new awards vest?

A11.	Each RSU will represent a right to receive one share of our common stock on a specified future date if the RSU vests according to the following vesting schedule, but only if you remain employed with Atmel or its direct or indirect subsidiaries through each relevant vesting date:
•	None of the RSUs will be vested on the new award grant date.

•	Except for RSUs granted to employees whose principal work location is in China or France and certain employees whose principal work location is in Norway, all RSUs granted pursuant to this offer will be scheduled to vest in 16 equal installments on a quarterly basis ratably over a period of approximately 4 years following the new award grant date, on the 15th of each of November, February, May and August, beginning on November 15, 2009.

•	After the RSUs vest, further continued employment with us or our direct or indirect subsidiaries is not required to retain the common stock issued under the RSUs.

•	Note that there are special rules with respect to certain grants to certain employees, as described below.
o	RSUs granted to employees whose principal work location is in China will not vest until Atmel has obtained all necessary approvals from the State Administration of Foreign Exchange or its local counterpart under the Implementing Rules of the Measures for Administration of Foreign Exchange of Individuals for equity awards under the Plan. Upon obtaining such approvals, the RSUs will vest in accordance with the vesting schedule set forth above and if any scheduled vesting dates have already passed, then employees in China will immediately vest in those RSUs provided the employee is still employed with Atmel or its direct or indirect subsidiaries on the date approval is obtained. (See Schedule C provided at the end of this Offer to Exchange.)

o	RSUs granted to employees whose principal work location is in France will be scheduled to vest 50% on the first date to occur of the 15th of November, February, May or August following the second anniversary of the new award grant date, and in 8 equal installments on a quarterly basis ratably over a period of approximately 2 years following the first vest date, on the 15th of each of November, February, May and August. Employees whose principal work location is in France also must hold common stock issued for vested RSUs for 2 years after issuance before selling the shares of common stock. (See Schedule E provided at the end of this Offer to Exchange.)

o	RSUs granted to employees whose principal work location is in Norway who are at an Atmel grade level above 180 also will have a different vesting schedule, because of Atmel’s compensation philosophy with respect to those grade levels. (See Schedule R provided at the end of this Offer to Exchange.)
     Each new option to purchase shares of Atmel’s common stock will be scheduled to vest according to the following vesting schedule, but only if you remain employed with Atmel or its direct or indirect subsidiaries through each relevant vesting date:
•	None of the new options will be vested on the new award grant date.

•	Except for new options granted to employees in China and certain employees in Norway, all new options granted pursuant to this offer will be scheduled to vest in 48 equal installments on a monthly basis ratably over a period of approximately 4 years following the new award grant date, on the 15th day of each month, beginning on September 15, 2009. For options in France, if they are intended to be French tax-qualified, the normal vesting schedule will be followed, although employees will not be permitted to exercise any new options until at least one year after the new option grant date.

•	Upon vesting, your new option will remain exercisable in accordance with the terms and conditions of the Plan and any applicable sub-plan thereto and the new award agreement, including any applicable country-specific appendix, under which it was granted.

•	Each new option grant will have the same option expiration date as the corresponding exchanged option grant. Your new option also is subject to earlier expiration upon certain events (e.g., termination of your employment with us or our direct or indirect subsidiaries) as specified in the new award agreement under which the new option will be granted. As a result, you will forfeit any shares subject to your new options that do not vest prior to the expiration of the new option, which, depending on the term of the exchanged option, may be before the new option’s full vesting period.

•	Note that there are special rules with respect to certain new options granted to certain employees, as described below.
o	New options granted to employees whose principal work location is in China will not vest until Atmel has obtained all necessary approvals from the State Administration of Foreign Exchange or its local counterpart under the Implementing Rules of the Measures for Administration of Foreign Exchange of Individuals for equity awards under the Plan. Upon obtaining such approvals, new options will vest in accordance with the vesting schedule set forth above and if any scheduled vesting dates have already passed, then employees whose principal work location is in China will immediately vest in those portions of the new options, provided the employee is still employed with Atmel or its direct or indirect subsidiaries on the date approval is obtained. (See Schedule C provided at the end of this Offer to Exchange.)

o	Atmel intends that the new options granted to employees whose principal work location is in France will be French tax-qualified; however, it cannot guarantee that the new options will be French tax-qualified. If the new grant date falls within a French closed period as set forth in Section L. 225-177 of the French Commercial Code, as determined by Atmel, the new options will not be French tax-qualified. If during the time this offer is open, Atmel determines that the new option grant date is likely to fall within a closed period, Atmel will notify eligible employees accordingly and provide eligible employees at least 5 U.S. business days to reconsider whether they will participate in this offer. If Atmel does not provide notice to this effect to eligible employees prior to the new award grant date, the new options granted to employees whose principal work location is in France will be intended to be French tax-qualified. You should carefully review Schedule E provided at the end of this Offer to Exchange to determine the consequences of the exchange under both the scenario pursuant to which you receive new options that are intended to be French tax-qualified and the scenario pursuant to which you receive new options that are not French tax-qualified.

o	New options granted to employees whose principal work location is in Norway who are at an Atmel grade level above 180 also will have a different vesting schedule, because of Atmel’s compensation philosophy with respect to those grade levels. (See Schedule R provided at the end of this Offer to Exchange.)

We expect the new award grant date will be August 28, 2009. Vesting of your new awards also is subject to the following conditions:
•	If your employment with us or our direct or indirect subsidiaries terminates before part or all of your new award vests, the unvested part of your new award will expire unvested and will never vest. You will not be entitled to any shares of common stock from that unvested part of your new award. (See Section 1 which begins on page 48 below.)
•	We will make minor modifications to the vesting schedule of any new awards to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued employment with us or our direct or indirect subsidiaries through each relevant vesting date, (i) the number of shares that vest on each new award vesting date will be rounded down to the nearest whole number of new awards that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated. (See Section 9 which begins on page 61 below.)
Example – Atmel grade levels below 120
Assume that an eligible employee who is at an Atmel grade level of 100, elects to exchange an eligible option grant covering 600 shares with an exercise price of $5.00 per share. Assume also that the eligible option grant has an option expiration date of October 31, 2016, subject to earlier expiration upon certain events. The eligible employee is at an Atmel grade level below 120, and accordingly, in exchange for the eligible options, the eligible employee will receive new awards in the form of RSUs entirely and on August 28, 2009 (the expected expiration date of the offer), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the employee receives 240 RSUs. Subject to the eligible employee’s continued employment with us or our direct or indirect subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule of RSUs
0	shares will be vested as of August 28, 2009.
15	shares will be scheduled to vest on November 15, 2009.
15	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2010, for a total of 60 shares in 2010.
15	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2011, for a total of 60 shares in 2011.
15	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2012, for a total of 60 shares in 2012.
15	shares will be scheduled to vest on the 15th of each of February, May and August in 2013, for a total of 45 shares in 2013.
None of the RSUs will be vested on the date of grant. The RSUs will be scheduled to vest in 16 equal quarterly installments, but only if the eligible employee continues in employment with Atmel or its direct or indirect subsidiaries through each such respective vesting date.

Example – Atmel grade levels 120 through 180
Assume that an eligible employee who is at an Atmel grade level of 180 elects to exchange an eligible option grant covering 13,440 shares with an exercise price of $17.00 per share. Assume also that the eligible option has an option expiration date of September 30, 2010, subject to earlier expiration upon certain events. The eligible employee is at an Atmel grade level of 120 through 180, and accordingly, in exchange for the eligible options, the eligible employee will receive a combination of RSUs and new options. On August 28, 2009 (the expected expiration date of the offer), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee would receive 144 RSUs and a new option grant to purchase 96 shares of common stock. Subject to the eligible employee’s continued employment with us or our direct or indirect subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule of RSUs
0	shares will be vested as of August 28, 2009.
9	shares will be scheduled to vest on November 15, 2009.
9	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2010, for a total of 36 shares in 2010.
9	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2011, for a total of 36 shares in 2011.
9	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2012, for a total of 36 shares in 2012.
9	shares will be scheduled to vest on the 15th of each of February, May and August in 2013, for a total of 27 shares in 2013.

Vesting Schedule of New Options
0	shares will be vested as of August 28, 2009.
2	shares will be scheduled to vest on the 15th of each month of September through December in 2009, for a total of 8 shares in 2009.
2
shares will be scheduled to vest on the 15th of each month in 2010 through September, for a total of 18 shares in 2010. The remaining 70 shares subject to the new option grant are scheduled to vest after the option expiration date of September 30, 2010. Any shares that remain unvested on the date the new option grant expires will be forfeited.

None of the new awards will be vested on the date of grant. The RSUs will be scheduled to vest in 16 equal quarterly installments over a period of approximately 4 years, but only if the eligible employee continues in employment with us or our direct or indirect subsidiaries through each such respective vesting date. Employees whose principal work location is in China or France and certain employees whose principal work location is in Norway will have a different vesting schedule. (See Schedules C, E and R provided at the end of this Offer to Exchange.)
New options will be scheduled to vest in 48 equal monthly installments over a period of approximately 4 years, but only if the eligible employee continues in employment with us or our direct or indirect subsidiaries through each such respective vesting date. However, for purposes of this example, the exchanged option would have expired on September 30, 2010 (or earlier upon certain events as set forth in the relevant award agreement), and therefore, the new options are scheduled to expire on September 30, 2010 (or earlier upon certain events as set forth in the relevant new award agreement). Any shares that do not vest before the new options expire (note that in this example, the remaining 70 shares subject to the new option grant are scheduled to vest after the new option’s expiration) will be forfeited and will never vest. We recommend that you consult with your personal advisors to discuss the consequences to you of this transaction.

New awards that do not vest will be forfeited to Atmel at no cost to us. Any vested shares subject to new options at the time the option holder ceases to be an employee to Atmel or its direct or indirect subsidiaries will remain exercisable only in accordance with the terms of the Plan and any applicable sub-plan thereto and new award agreement, including any applicable country-specific appendix, under which the new option is granted and will terminate thereafter. Generally, such post-termination exercisability period will be 90 days (or 1 year if the termination of employment is due to death or disability (except this period is 6 months if termination of employment is due to death and such employee is in France).
Example – Atmel grade levels above 180
Assume that an eligible employee who is at an Atmel grade level of 200 elects to exchange an eligible option grant covering 960 shares with an exercise price of $10.00 per share. Assume also that the eligible options have an option expiration date of January 1, 2015, subject to earlier expiration upon certain events. The eligible employee is at an Atmel grade level above 180, and accordingly, in exchange for eligible options, the eligible employee will receive a combination of RSUs and new options. On August 28, 2009 (the expected expiration date of the offer), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee would receive 96 RSUs and a new option grant to purchase 192 shares of common stock. Subject to the eligible employee’s continued employment with us or our direct or indirect subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule of RSUs
0	shares will be vested as of August 28, 2009.
6	shares will be scheduled to vest on November 15, 2009.
6	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2010, for a total of 24 shares in 2010.
6	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2011, for a total of 24 shares in 2011.
6	shares will be scheduled to vest on the 15th of each of February, May, August and November in 2012, for a total of 24 shares in 2012.
6	shares will be scheduled to vest on the 15th of each of February, May and August in 2013, for a total of 18 shares in 2013.

Vesting Schedule of New Options
0	shares will be vested as of August 28, 2009.
4	shares will be scheduled to vest on the 15th of each month of September through December in 2009, for a total of 16 shares in 2009.
4	shares will be scheduled to vest on the 15th of each month in 2010, for a total of 48 shares in 2010.
4	shares will be scheduled to vest on the 15th of each month in 2011, for a total of 48 shares in 2011.

Vesting Schedule of New Options
4	shares will be scheduled to vest on the 15th of each month in 2012, for a total of 48 shares in 2012.
4	shares will be scheduled to vest on the 15th of each month of January through August in 2013, for a total of 32 shares in 2013.
None of the new awards will be vested on the date of grant. The RSUs will be scheduled to vest in 16 equal quarterly installments over a period of approximately 4 years, but only if the eligible employee continues in employment with us or our direct or indirect subsidiaries through each such respective vesting date. New options will be scheduled to vest in 48 equal monthly installments over a period of approximately 4 years, but only if the eligible employee continues in employment with us or our direct or indirect subsidiaries through each such respective vesting date.
Note that if you are an eligible employee in China or France or you are an eligible employee in Norway who is at an Atmel grade level above 180, you will have a different vesting schedule with respect to your new awards. These vesting schedules are detailed in Schedules C, E and R of this Offer to Exchange. (See Schedules C, E and R below provided at the end of this Offer to Exchange.)

Q12.	If I participate in this offer, do I have to exchange all of my eligible options?

A12.	No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. However, if you decide to participate in this offer and to exchange an eligible option grant, you must elect to exchange all shares subject to that eligible option grant. You should note that we are not accepting partial tenders of option grants, except that you may elect to exchange the entire remaining portion of an option grant that you previously exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option grant. (See Section 2 which begins on page 48 below.)

Q13.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of Atmel or its direct or indirect subsidiaries beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As described in Question and Answer 12, we are not accepting partial tenders of option grants, so you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible options, we will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant.
For example, if you are an eligible employee and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the 2,500 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant. (See Section 2 which begins on page 48 below.)

Q14.	When will my exchanged options be cancelled?

A14.	Your exchanged options will be cancelled on the same U.S. calendar day that the offer expires and on which the new awards will be granted. This cancellation will occur after the expiration and before granting the new awards. We refer to this date as the cancellation date. We expect that the cancellation date will be August 28, 2009, unless the offer period is extended. If the expiration date is extended, then the cancellation date similarly will be delayed. (See Section 6 which begins on page 58 below.)

Q15.	When will I receive new awards?

A15.	We will grant the new awards on the new award grant date. The new award grant date will be the same U.S. calendar day as the expiration date. We expect the new award grant date will be August 28, 2009. If the expiration date of the offer is extended, the new award grant date similarly will be delayed. You will receive your new award agreement promptly after the expiration of the offer. (See Section 6 which begins on page 58 below.)
With respect to RSUs granted pursuant to the offer, you will receive the shares subject to the RSU award if and when your RSU award vests. New options granted pursuant to the offer will become exercisable in accordance with the vesting schedule as described in Question and Answer 11, except for employees in France if the new options are intended to be French tax-qualified, in which case no exercises will be permitted prior to one year after the new grant date. New awards will be subject to the terms and conditions set forth in the Plan and any applicable sub-plan thereto and award agreement, including any applicable country-specific appendix, under which the new award is granted. (See Section 9 which begins on page 61 below.)

Q16.	Once I surrender my exchanged options, is there anything I must do to receive the new awards?

A16.	You must remain an employee of Atmel or its direct or indirect subsidiaries through the cancellation date for your exchanged options to be cancelled and the new award grant date in order to receive the new awards pursuant to the offer. The cancellation date and new award grant date will occur on the same U.S. calendar day as the expiration date of the offer but after the offer expires. Once your exchanged options have been cancelled, there is nothing that you must do to receive your new awards. In order to receive the shares covered by the RSU grant or to purchase the shares subject to your new option by exercising the option, you will need to remain an employee of Atmel or its direct or indirect subsidiaries through the applicable vesting date, as described in Question and Answer 11 above. (See Section 1 which begins on page 48 below.)

Q17.	Do I need to exercise my new awards in order to receive shares?

A17.	If you receive new options in exchange for your eligible options, then you will need to exercise your new options after they vest and prior to their expiration in order to receive the shares subject to the new options. However, RSUs do not need to be exercised in order to receive shares. If your RSUs vest in accordance with the vesting schedule set forth in your new award agreement, you automatically will receive the shares subject to the RSUs promptly thereafter. New awards that do not vest will be forfeited to Atmel and you will receive no payment for them.

Q18.	May I exchange Atmel common stock that I acquired upon a prior exercise of Atmel options?

A18.	No. This offer relates only to certain outstanding options to purchase shares of Atmel common stock. You may not exchange shares of Atmel common stock in this offer. (See Section 2 which begins on page 48 below.)

Q19.	Will I be required to give up all of my rights under the cancelled options?

A19.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options on the same U.S. calendar day as the expiration date. This cancellation will occur after the expiration of the offer. We refer to this date as the cancellation date. We expect that the cancellation date will be August 28, 2009. (See Section 6 which begins on page 58 below.)

Q20.	Will the terms and conditions of my RSUs be the same as my exchanged options?

A20.	No. RSUs are a different type of equity award than options, and so the terms and conditions of your RSUs necessarily will be different from your options. Your RSUs will be granted under the Plan and any applicable sub-plan thereto and will be subject to a new award agreement, including any applicable country-specific appendix. The forms of new award agreement are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. See Section 9 below for more details on the terms and conditions of RSUs.

Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of Atmel. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any. Employees in France may be subject to certain holding periods following the vesting period of the RSUs. (See Schedule E provided at the end of this Offer to Exchange.)
The tax treatment of the RSUs will differ significantly from the tax treatment of your options. Please see Question and Answer 24 and the remainder of this Offer to Exchange for further details. Also, the vesting schedule of your RSUs will be different from the vesting schedule of your exchanged option. (See Section 9 which begins on page 61 below.)

Q21.	Will the terms and conditions of my new options be the same as my exchanged options?

A21.	No. The terms and conditions of your new options (if any) will vary from the terms and conditions of your exchanged options. Your new options will have a different exercise price and a new vesting period from the new award grant date. However, your new options will have the same option expiration date as the corresponding exchanged option grant, subject to earlier expiration upon certain events as set forth in the new award agreement under which the new option will be granted. Shares subject to new options that do not vest before the new options expire will be forfeited and will never vest. In addition, as discussed in Question and Answer 25, if you receive new options in exchange for your eligible options pursuant to the offer, those new options will be nonstatutory stock options for purposes of U.S. tax law, regardless of whether your exchanged options are U.S. incentive stock options or U.S. nonstatutory stock options. (See Section 9 which begins on page 61 below.)
Atmel intends that the new options granted to employees whose principal work location is in France tax-qualified; however, it cannot guarantee that the new options will be French tax-qualified. If the new grant date falls within a French closed period as set forth in Section L. 225-177 of the French Commercial Code, as determined by Atmel, the new options will not be French tax-qualified. If during the time this offer is open, Atmel determines that the new option grant date is likely to fall within a closed period, Atmel will notify eligible employees accordingly and provide eligible employees at least 5 U.S. business days to reconsider whether they will participate in this offer. If Atmel does not provide notice to this effect to eligible employees prior to the new award grant date, the new options granted to employees whose principal work location is in France will be intended to be French tax-qualified. You should carefully review Schedule E provided at the end of this Offer to Exchange to determine the consequences of the exchange under both the scenario pursuant to which you receive new options that are intended to be French tax-qualified and the scenario pursuant to which you receive new options that are not French tax-qualified. (See Section 9 which begins on page 61 below and Schedule E provided at the end of this Offer to Exchange.)

Your new options will be granted under and subject to the terms and conditions of the Plan and any applicable sub-plan thereto and a new award agreement, including any applicable country-specific appendix, between you and Atmel. The sub-plans and forms of new award agreement, including any applicable country-specific appendix, are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9 which begins on page 61 below.)

Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6 which begins on page 58 below.)

Q23.	How does Atmel determine whether an option has been properly tendered?

A23.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4 which begins on page 53 below.)

Q24.	Will I have to pay taxes if I participate in the offer?

A24.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the new award grant date. However, with respect to RSUs, you normally will have taxable income when the shares underlying your RSUs are issued to you. Atmel also will typically have a tax withholding obligation at the time of issuance of the shares underlying the RSUs after the RSUs vest. You also may have taxable capital gain when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options. If you also receive new options in exchange for your eligible options, you may have taxable income when you exercise your new options or when you sell your shares. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your new award agreement. Please see Section 14 below for a reminder of the general tax consequences associated with your eligible options. (See Section 14 which begins on page 73 below.)
If you participate in the offer and are an employee in China, Finland, France, Germany, Hong Kong, Japan, Korea, Malaysia, Norway, Singapore, Switzerland, Taiwan and the United Kingdom, please refer to Schedules C through Q of this Offer to Exchange for a description of the tax, social insurance and other legal consequences that may apply to you. (See Schedules C through Q provided at the end of this Offer to Exchange.)

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q25.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A.25.	New options will be nonstatutory stock options for purposes of U.S. tax law. This is true regardless of whether your exchanged options are incentive stock options or nonstatutory stock options. We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14 which begin on pages 61 and 73 below, respectively, and the section titled “Tax-Related Risks” under “Risks of Participating in the Offer” which begins on page 24 below.)

Q26.	What if Atmel is acquired by another company?

A26.	Transactions occurring prior to expiration of the offer:

If we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the Plan and any applicable sub-plan thereto and relevant award agreement, including any applicable country-specific appendix. Further, if Atmel is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no new awards in exchange for them. If Atmel is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer we (or the successor entity) will notify you if the terms of the offer or the new awards will change materially as a result of the acquisition, including any adjustments to the purchase or exercise price or number of shares that will be subject to the new awards. Under such circumstances, the type of security and the number of shares covered by your new award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new awards covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new awards if no acquisition had occurred.
If we are acquired by or merge with another company, your exchanged options might be worth more than the new awards that you receive in exchange for them.
A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of Atmel or its direct or indirect subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the new award grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new awards or other benefit for your tendered options.

Transactions occurring after expiration of the offer:
If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new awards, your new awards will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Plan and any applicable sub-plan thereto and your new award agreement, including any applicable country-specific appendix. Additionally, awards granted under the Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such awards in the event of a merger or other corporate transaction of Atmel, as described in such agreement, plan or other arrangement. However, any vesting acceleration benefit set forth in the Atmel Corporation ASIC and Fab 7 Success of Sale Plan will not apply to RSUs granted pursuant to the offer. (See Section 9 which begins on page 61 below.)

Q27.	What if a portion of Atmel’s assets or operations is sold before the offer expires?

A27.	If you are an employee of Atmel or its direct or indirect subsidiaries and your employment is terminated or transferred as a result of the divestiture of a portion of Atmel’s assets or operations during the offer period, then you no longer will be employed by Atmel or its direct or indirect subsidiaries prior to the expiration of the offer and therefore you will not be an eligible employee. As a result, you will not be eligible to participate in the offer. (See Section 9 which begins on page 61 below.)

Q28.	Will I receive a new award agreement?

A28.	Yes. All new awards will be subject to a new award agreement between you and Atmel, as well as to the terms and conditions of the Plan and any applicable sub-plan thereto. The French sub-plan and forms of new award agreement, including the country-specific appendix, under the Plan are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the Plan, the French sub-plan and the forms of the new award agreement, including any applicable country-specific appendix, under the Plan are available on the SEC website at www.sec.gov. (See Section 9 which begins on page 61 below.)

Q29.	Are there any conditions to this offer?

A29.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7 which begins on pages 48 and 58 below, respectively.)

Q30.	If you extend or change the offer, how will you notify me?

A30.	If we extend or change this offer, we will issue a press release, email or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Sections 2 and 16 which begins on pages 48 and 77 below, respectively.)

Q31.	Can I change my mind and withdraw from this offer?

A31.	Yes. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible option grants from the offer at any time before the offer expires (the expiration date currently is expected to be August 28, 2009). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on September 28, 2009, you may withdraw your options at any time thereafter. (See Section 5 which begins on page 56 below.)

Q32.	May I change my mind about which eligible option grants I want to exchange?

A32.	Yes. You may change your mind after you have submitted an election and change the eligible option grants you elect to exchange at any time before the offer expires by completing and submitting either (i) a new election via the offer website, email or facsimile to include more or less eligible option grants in your election or (ii) a withdrawal via the offer website, email or facsimile to withdraw eligible option grants. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive by the expiration date. Please be sure that any completed and new election form you submit includes all the eligible option grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 4 which begins on page 53 below.)

Q33.	How do I withdraw my election?

A33.	To withdraw some or all of the options that you previously elected to exchange, you must do one of the following before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009:
Withdrawals via Offer Website
1. Log into the offer website via the link provided in the email announcing the offer or via https://atmel.equitybenefits.com, using your login instructions provided to you in the email you received from Steven Laub announcing this offer.
2. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to the form that contains personalized information with respect to each eligible option you hold including:
•	the grant date of the eligible option;

•	the current exercise price per share of the eligible option; and

•	the total number of outstanding shares subject to the eligible option.
Additionally, the form will indicate the selections you previously made with respect to eligible options you want to exchange pursuant to the terms of this offer.
You may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp to review the vesting schedule and option expiration date of each of your eligible option grants.
3. Click the appropriate box next to each of your previously-selected eligible option grants in order to remove the selection with respect those eligible option grants you wish to withdraw from participation in the offer. Select the “NEXT” button to proceed to the next page.
4. After completing the form, you will have the opportunity to review the changes you have made with respect to your eligible options. If you are satisfied with your changes, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.

5. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
Withdrawals via Fax or Email
Alternatively, you may submit a withdrawal form via fax or email by doing the following:
1. Properly complete, date and sign the withdrawal form that you received in the email from Steven Laub, dated August 3, 2009, announcing the offer; and
2. Fax the properly completed withdrawal form to Atmel’s Stock Administration Department at the fax number (408) 487-2558 or send an email to Atmel’s Stock Administration Department at tender_offer@atmel.com with your properly completed withdrawal form attached to your email. We must receive your properly completed and submitted withdrawal form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009.
If you want to use the offer website but you are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your changed election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by following the instructions provided above. To obtain a paper withdrawal form, please contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
Your delivery of all documents regarding the offer, including withdrawal forms, is at your own risk. Only responses that are complete and actually received by Atmel by the deadline via the offer website at https://atmel.equitybenefits.com, email at tender_offer@atmel.com, or via facsimile at (408) 487-2558 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal. You should contact the Stock Administration Department via email at tender_offer@atmel.com or facsimile at (408) 487-2558. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Atmel from providing you with an email confirmation prior to the expiration of the offer.
(See Section 5 which begins on page 56 below.)

Q34.	What if I withdraw my election and then decide that I do want to participate in this offer?

A34.	If you have withdrawn your election to participate and then again decide to participate in this offer, you may reelect to participate by submitting a new, properly completed election via the offer website at https://atmel.equitybenefits.com, email at tender_offer@atmel.com, or facsimile at (408) 487-2558 before the expiration date that is signed and dated after the date of your withdrawal. (See Question and Answer 2 above and Section 5 which begins on page 56 below.)

Q35.	Are you making any recommendation as to whether I should exchange my eligible options?

A35.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” which begins on page 24 above for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your eligible options or from the new awards you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3 which begins on page 52 below.)

Q36.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A36.	You should direct questions about this offer to your local Human Resources representative. To receive additional copies of this Offer to Exchange and the other offer documents, you should contact the Stock Administration Department via email at tender_offer@atmel.com or facsimile at (408) 487-2558.
(See Section 10 which begins on page 71 below.)

RISKS OF PARTICIPATING IN THE OFFER
     Participating in the offer involves a number of risks and uncertainties, including those described below. These risks and the risk factors under the heading “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, and annual report on Form 10-K for the fiscal year ended December 31, 2008, each filed with the SEC, highlight the material risks of participating in this offer. You should consider these risks carefully and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the offer (see Section 14 and Schedules C through Q), as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.
     In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our outlook for fiscal 2009, our anticipated revenues by geographic area, operating expenses and liquidity, factory utilization, the effect of our strategic transactions, restructuring and other strategic efforts and our expectations regarding the effects of exchange rates and efforts to manage exposure to exchange rate fluctuation. Generally, the words “may,” “will,” “could,” “would,” “anticipate,” “expect,” “intend,” “believe,” “seek,” “estimate,” “plan,” “view,” “continue,” the plural of such terms, the negatives of such terms, or other comparable terminology and similar expressions identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion and our SEC reports referred to above. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.
     The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.
Risks that are Specific to this Offer
Economic Risks
If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the new awards that you receive in exchange for them.
     The exchange ratio of this offer is not one-for-one with respect to all options. Therefore, it is possible that, at some point in the future, your old options would have been economically more valuable than the restricted stock units (or combination of restricted stock units and new options) granted pursuant to this offer.
     Example 1
     For example, assume that you are at an Atmel grade level of 100 and you exchange an option for 1,000 shares with an exercise price of $10 for 200 restricted stock units. Assume, for illustrative purposes only that the price of our common stock increases to $13 per share. Under this example, if you had kept your exchanged options and sold the underlying shares at $13 per share, you would have realized ordinary income of $3,000, but if you exchanged your options, exercised and immediately sold the shares subject to the restricted stock unit grant, you would realize ordinary income of only $2,600.

     Example 2
     As another example, assume that you are at an Atmel grade level of 200 and you exchange an option for 1,000 shares with an exercise price of $10 for 100 restricted stock units and a new option for 200 shares with an exercise price of $5. Assume, for illustrative purposes only, that the price of our common stock increases to $13 per share. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $13 per share, you would have realized pre-tax gain of $3,000. However, if you exchanged your options, exercised and immediately sold the shares subject to the restricted stock unit grant (as the shares were issued to you) as well as exercised and sold the shares underlying your new option (as the shares vested) at $13 per share, you would have realized only a pre-tax gain of $2,900 (equivalent to 100 RSUs multiplied by $13 plus 200 shares covering the new option multiplied by the difference between the $13 sale price and $5 exercise price).
Your new awards will be completely unvested on the new award grant date and will be subject to a new vesting schedule. If your new options expire before they completely vest, you will not receive any value from the unvested portion of your new option.
     The new awards will be subject to a vesting schedule. This is true even if your exchanged options are 100% vested. If you do not remain an employee with us or any of our direct or indirect subsidiaries through the date your new awards vest, you will not receive the shares subject to those new awards. Instead, your restricted stock units and the unvested portion of any new option generally will expire immediately upon your termination of employment with Atmel or its direct or indirect subsidiaries. As a result, you may not receive any value from your new awards.
     Further, while the new options you receive pursuant to the offer will have the same option expiration date as the corresponding exchanged option grant, subject to earlier expiration upon certain events (including for example, your termination of employment with us or any of our direct or indirect subsidiaries) as set forth in the relevant new award agreement, the new options will be subject to a new 4-year vesting schedule following the new award grant date. Employees whose principal work location is in France also are not able to sell shares received from the exercise of options for 4 years from the grant date nor exercise options for at least 1 year after the new award grant date if the options are intended to be French tax-qualified. In addition, employees whose principal work location is in France cannot sell shares acquired upon vesting of RSUs until at least 2 years after the shares are issued at vesting. (See Schedule E provided at the end of this Offer to Exchange.) Shares subject to new options that do not vest before the new options expire will be forfeited to Atmel and will never vest. As a result, you will not receive any value from that unvested part of your new options.
     For example, assume that you hold an eligible option that has an option expiration date of September 30, 2010. If your eligible option is exchanged on August 28, 2009, for a combination of RSUs and new options pursuant to this offer (note that you must be at an Atmel grade level of 120 or above in order to receive a portion of an exchanged option grant in the form of new options), your new options will be subject to a new vesting schedule. Your new options will be scheduled to vest in 48 equal installments on a monthly basis ratably over a period of approximately 4 years, if you remain employed with Atmel or its direct or indirect subsidiaries through each relevant vesting date. Thus, your new option is scheduled to vest through August 15, 2013. However, your new option will have expired on September 30, 2010 (if not sooner as a result of earlier expiration due to certain events). This date is prior to the date when your new option is scheduled to vest fully. Any shares subject to new options that do not vest before the new options expire will be forfeited to Atmel and will never vest. If this occurs, you will not receive any value from the unvested part of your new options.

If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units (or combination of restricted stock units and new options) that you receive in exchange for them.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
     Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us or our direct or indirect subsidiaries terminates before part or all of your new awards vest, you will not receive any value from the unvested part of your new awards.
Tax-Related Risks
The U.S. tax effects of restricted stock units differ significantly from the U.S. tax treatment of your options.
     If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the new award grant date. However, you generally will have taxable ordinary income when the shares underlying your restricted stock units are issued to you. Atmel also will typically have a tax withholding obligation at the time of issuance of the shares underlying your restricted stock units after the restricted stock units vest. Atmel will satisfy all tax withholding obligations in the manner specified in your new award agreement. The forms of new award agreement are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the shares underlying the restricted stock unit. Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options.
     Example 1
     For example, assume that you are a U.S. employee of Atmel and you exchange an eligible option for 1,000 shares with an exercise price of $10 for 200 restricted stock units. If the eligible option was held instead and exercised for $10 per share while the fair market value of our common stock was $11 per share, you would recognize ordinary income on $1,000 at exercise. If you later sold the shares at $13 per share, you would have capital gain on $2 per share, which is the difference between the sale price of $13 and the $11 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35%). If, instead, you had exchanged your eligible options for restricted stock units, you would be subject to ordinary income tax (currently taxed at a maximum rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For example, if you vest in 200 restricted stock units when the fair market value of our stock is $11 per share, you will recognize ordinary income on $2,200. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $13 per share, you would have a capital gain of $2 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares thereunder, while, in the example above, you would have paid $10 per share of post-tax dollars for the shares subject to your eligible options.

     Example 2
     As another example, assume that you are a U.S. employee of Atmel and you exchange an eligible option for 1,000 shares with an exercise price of $10 for 100 restricted stock units and a new option for 200 shares with an exercise price of $5. If the eligible option was held instead and exercised for $10 per share while the fair market value of our common stock was $11 per share, you would recognize ordinary income on $1,000 at exercise. If you later sold the shares at $13 per share, you would have capital gain on $2 per share, which is the difference between the sale price of $13 and the $11 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently at a maximum of 35%). If, instead, you had exchanged your eligible options for restricted stock units and a new option grant, you would be subject to ordinary income tax (currently a maximum of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For example, if you vest in 100 restricted stock units when the fair market value of our stock is $11 per share, you will recognize ordinary income on $1,100. If you exercise 200 shares covering your new option for $5 per share while the fair market value of our common stock was $11 per share, you would recognize ordinary income on $1,200 at exercise. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you held such shares) on any additional gain when you sell the shares. If you later sold the shares at $13 per share, you would have capital gain on $2 per share, which is the difference between the sale price of $13 and the $11 fair market value at exercise. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares thereunder and with respect to your new options, you would have paid $5 per share of post-tax dollars for the shares subject to your new option; whereas, if you had kept your eligible options, you would have paid $10 per share of post-tax dollars for the shares subject to your eligible options.
     Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options.
For U.S. taxpayers, if you are exchanging incentive stock options for new options, you may incur more taxes on the sale of the shares.
     All new options granted pursuant to the offer will be nonstatutory stock options. Nonstatutory stock options are not eligible to receive the same favorable U.S. tax treatment as incentive stock options. As a result, nonstatutory stock options generally are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 entitled “Material income tax consequences.”
The offer currently is expected to remain open for 26 calendar days. However, if we extend the offer so that it remains open for 30 or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.
     Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than 2 years after the grant date and for more than 1 year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange, for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.
     However, if the offer period lasts for 30 days or more, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until more than 2 years from the date this offer commenced on August 3, 2009, and more than 1 year after the date you exercise such options.

     Note that any new options granted pursuant to the offer will be nonstatutory stock options for U.S. tax purposes, regardless of whether your exchanged options are incentive stock options or nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.
If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
Tax effects of restricted stock units and new options for taxpayers in China, Finland, France, Germany, Hong Kong, Japan, Korea, Malaysia, Norway, Singapore, Switzerland, Taiwan and the United Kingdom.
     Non-U.S. employees should carefully review Schedules C through Q attached to this offer to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.
Risks Relating to Our Business, Generally
Our revenues and operating results may fluctuate significantly due to a variety of factors, which may result in volatility or a decline in our stock price.
     Our future operating results will be subject to quarterly variations based upon a wide variety of factors, many of which are not within our control. These factors include:
•	the nature of both the semiconductor industry and the markets addressed by our products;

•	our transition to a fab-lite strategy;

•	our dependence on selling through distributors;

•	our increased dependence on outside foundries and their ability to meet our volume, quality and delivery objectives, particularly during times of increasing demand along with inventory excesses or shortages due to reliance on third party manufacturers;

•	global economic and political conditions;

•	compliance with U.S. and international trade and export laws and regulations by us and our distributors;

•	fluctuations in currency exchange rates and revenues and costs denominated in foreign currencies;

•	ability of independent assembly contractors to meet our volume, quality and delivery objectives;

•	success with disposal or restructuring activities, including disposition of our Heilbronn facility;

•	fluctuations in manufacturing yields;

•	the average margin of the mix of products we sell;

•	third party intellectual property infringement claims;

•	the highly competitive nature of our markets;

•	the pace of technological change;

•	natural disasters or terrorist acts;

•	assessment of internal controls over financial reporting;

•	ability to meet our debt obligations;

•	availability of additional financing;

•	potential impairment and liquidity of auction-rate securities;

•	our ability to maintain good relationships with our customers;

•	long-term contracts with our customers;

•	integration of new businesses or products;

•	our compliance with international, federal and state, environmental, privacy and other regulations;

•	personnel changes;

•	business interruptions;

•	system integration disruptions;

•	anti-takeover effects in our certificate of incorporation, bylaws and preferred shares rights agreement;

•	the unfunded nature of our foreign pension plans and that any requirement to fund these plans could negatively impact our cash position;

•	the effects of our acquisition strategy, such as unanticipated accounting charges, which may adversely affect our results of operations;

•	utilization of our manufacturing capacity;

•	disruptions to the availability of raw materials which could disrupt our ability to supply products to our customers;

•	costs associated with, and the outcome of, any litigation to which we are, or may become, a party;

•	product liability claims that may arise, which could result in significant costs and damage to our reputation;

•	audits of our income tax returns, both in the U.S. and in foreign jurisdictions; and

•	compliance with economic incentive terms in certain government grants.
     Any unfavorable changes in any of these factors could harm our operating results and may result in volatility or a decline in our stock price.
     We believe that our future sales will depend substantially on the success of our new products. Our new products are generally incorporated into our customers’ products or systems at their design stage. However, design wins can precede volume sales by a year or more. We may not be successful in achieving design wins or design wins may not result in future revenues, which depend in large part on the success of the customer’s end product or system. The average selling price of each of our products usually declines as individual products mature and competitors enter the market. To offset average selling price decreases, we rely primarily on reducing costs to manufacture those products, increasing unit sales to absorb fixed costs and introducing new, higher priced products which incorporate advanced features or integrated technologies to address new or emerging markets. Our operating results could be harmed if such cost reductions and new product introductions do not occur in a timely manner. From time to time, our quarterly revenues and operating results can become more dependent upon orders booked and shipped within a given quarter and, accordingly, our quarterly results can become less predictable and subject to greater variability.
     In addition, our future success will depend in large part on the recovery of global economic growth generally and on growth in various electronics industries that use semiconductors specifically, including manufacturers of computers, telecommunications equipment, automotive electronics, industrial controls, consumer electronics, data networking equipment and military equipment. The semiconductor industry has the ability to supply more products than demand requires. Our ability to be profitable will depend heavily upon a better supply and demand balance within the semiconductor industry.
The cyclical nature of the semiconductor industry creates fluctuations in our operating results.
     The semiconductor industry has historically been cyclical, characterized by wide fluctuations in product supply and demand. The industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. Global semiconductor sales increased 9% to $248 billion in 2006, and 3% to $256 billion in 2007. In 2008, global semiconductor sales decreased by 3% to $249 billion and are estimated by the Semiconductor Industry Association to decrease 6% to $234 billion in 2009.
     Our operating results have been harmed by industry-wide fluctuations in the demand for semiconductors, which resulted in under-utilization of our manufacturing capacity and declining gross margins. In the past we have recorded significant charges to recognize impairment in the value of our manufacturing equipment, the cost to reduce workforce, and other restructuring costs. Our business may be harmed in the future not only by cyclical conditions in the semiconductor industry as a whole but also by slower growth in any of the markets served by our products.
     The semiconductor industry is increasingly characterized by annual seasonality and wide fluctuations of supply and demand. A significant portion of our revenue comes from sales to customers supplying consumer markets and international sales. As a result, our business may be subject to seasonally lower revenues in particular quarters of our fiscal year. The industry has also been impacted by significant shifts in consumer demand due to economic downturns or other factors, which may result in diminished product demand and production over-capacity. We have experienced substantial quarter-to-quarter fluctuations in revenues and operating results and expect, in the future, to continue to experience short term period-to-period fluctuations in operating results due to general industry or economic conditions.
The effects of the current global recessionary macroeconomic environment may impact our business, operating results or financial condition.
     The current global recessionary macroeconomic environment has impacted levels of consumer spending, caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy. These macroeconomic developments could continue to negatively affect our business, operating results, or financial condition in a number of ways. For example, current or potential customers or distributors may not pay us or may delay paying us for previously purchased products. In addition, if consumer spending continues to decrease, we could experience diminished demand for our products. Finally, if the banking system or the financial markets continue to deteriorate or remain volatile, our investment portfolio may be impacted and the values and liquidity of our investments could be adversely affected.
We could experience disruption of our business as we transition to a fab-lite strategy and increase dependence on outside foundries, where such foundries may not have adequate capacity to fulfill our needs and may not meet our quality and delivery objectives or may abandon fabrication processes that we require.
     As part of our fab-lite strategy, we have reduced the number of manufacturing facilities we own. In May 2008, we completed the sale of our North Tyneside, United Kingdom wafer fabrication facility. In December 2008, we sold our wafer fabrication operation in Heilbronn, Germany. In the future, we will be increasingly relying on the utilization of third-party foundry manufacturing partners. As part of this transition we have expanded and will continue to expand our foundry relationships by entering into new agreements with third-party foundries. If these agreements are not completed on a timely basis, or the transfer of production is delayed for other reasons, the supply of certain of our products could be disrupted, which could harm our business. In addition, difficulties in production yields can often occur when transitioning to a new third-party manufacturer. If such foundries fail to deliver quality products and components on a timely basis, our business could be harmed.
     Implementation of our new fab-lite strategy will expose us to the following risks:
•	reduced control over delivery schedules and product costs;

•	manufacturing costs that are higher than anticipated;

•	inability of our manufacturing subcontractors to develop manufacturing methods appropriate for our products and their unwillingness to devote adequate capacity to produce our products;

•	possible abandonment of fabrication processes by our manufacturing subcontractors for products that are strategically important to us;

•	decline in product quality and reliability;

•	inability to maintain continuing relationships with our suppliers;

•	restricted ability to meet customer demand when faced with product shortages; and

•	increased opportunities for potential misappropriation of our intellectual property.

     If any of the above risks are realized, we could experience an interruption in our supply chain or an increase in costs, which could delay or decrease our revenue or harm our business.
     We hope to mitigate these risks with a strategy of qualifying multiple subcontractors. However, there can be no guarantee that any strategy will eliminate these risks. Additionally, since most outside foundries are located in foreign countries, we are subject to certain risks generally associated with contracting with foreign manufacturers, including currency exchange fluctuations, political and economic instability, trade restrictions and changes in tariff and freight rates. Accordingly, we may experience problems in timelines and the adequacy or quality of product deliveries, any of which could have a material adverse effect on our results of operations.
     The terms on which we will be able to obtain wafer production for our products, and the timing and volume of such production will be substantially dependent on future agreements to be negotiated with semiconductor foundries. We cannot be certain that the agreements we reach with such foundries will be on terms reasonable to us. Therefore, any agreements reached with semiconductor foundries may be short-term and possibly non-renewable, and hence provide less certainty regarding the supply and pricing of wafers for our products.
     During economic upturns in the semiconductor industry we will not be able to guarantee that our third party foundries will be able to increase manufacturing capacity to a level that meets demand for our products, which would prevent us from meeting increased customer demand and harm our business. Also during times of increased demand for our products, if such foundries are able to meet such demand, it may be at higher wafer prices, which would reduce our gross margins on such products or require us to offset the increased price by increasing prices for our customers, either of which would harm our business and operating results.
Our revenues are dependent on selling through distributors.
     Sales through distributors accounted for 47% of our net revenues in each of the three months ended March 31, 2009 and 2008. We market and sell our products through third-party distributors pursuant to agreements that can generally be terminated for convenience by either party upon relatively short notice to the other party. These agreements are non-exclusive and also permit our distributors to offer our competitors’ products.
     During the six months ended June 30, 2008, our sales agreements with independent distributors in Europe were accounted for using a “sell-in” revenue recognition model. Sales to these distributors before July 1, 2008 were made under arrangements where pricing was fixed at the time of shipment. In addition, the arrangements did not provide these distributors with allowances such as price protection or rights of return upon termination of the arrangement. As a result, our policy was to recognize revenue upon shipment to these distributors.
     Effective July 1, 2008, we entered into revised agreements with certain European distributors that allow additional rights, including future price concessions at the time of resale, price protection and the right to return products upon termination of the distribution agreement. As a result of uncertainties over finalization of pricing for shipments to these distributors, we consider that the sale prices are not “fixed or determinable” at the time of shipment to these distributors. Revenues and related costs will be deferred until the products are sold by the distributor to their end customers.
     The objective of this conversion is to enable us to better manage end-customer pricing, track design registrations for proprietary products, and improve our visibility into distribution inventory and sales levels. We expect that this conversion will result in improved operating results for us and our distribution partners in the future.

     Our revenue reporting is highly dependent on receiving pertinent, accurate and timely data from our distributors. Distributors provide us periodic data regarding the product, price, quantity, and end customer when products are resold as well as the quantities of our products they still have in stock. Because the data set is large and complex and because there may be errors in the reported data, we must use estimates and apply judgments to reconcile distributors’ reported inventories to their activities. Actual results could vary from those estimates.
     We are dependent on our distributors to supplement our direct marketing and sales efforts. If any significant distributor or a substantial number of our distributors terminated their relationship with us, decided to market our competitors’ products over our products, were unable to sell our products or were unable to pay us for products sold for any reason, our ability to bring our products to market would be negatively impacted, we may have difficulty in collecting outstanding receivable balances, and we may incur other charges or adjustments resulting in a material adverse impact to our revenues and operating results. For example, in the three months ended December 31, 2008, we recorded a one time bad debt charge of $12 million related to an Asian distributor whose business was extraordinarily impacted following their addition to the U.S. Department of Commerce Entity List, which prohibits us from shipping products to the distributor.
     Additionally, distributors typically maintain an inventory of our products. For certain distributors, we have signed agreements which protect the value of their inventory of our products against price reductions, as well as provide for rights of return under specific conditions. In addition, certain agreements with our distributors also contain standard stock rotation provisions permitting limited levels of product returns. We defer the gross margins on our sales to these distributors until the applicable products are re-sold by the distributors. However, in the event of an unexpected significant decline in the price of our products or significant return of unsold inventory, we may experience inventory write-downs, charges to reimburse costs incurred by distributors, or other charges or adjustments which could harm our revenues and operating results.
We build semiconductors based on forecasted demand, and as a result, changes to forecasts from actual demand may result in excess inventory or our inability to fill customer orders on a timely basis which may harm our business.
     We schedule production and build semiconductor devices based primarily on our internal forecasts, as well as non-binding forecasts from customers for orders which may be cancelled or rescheduled with short notice. Our customers frequently place orders requesting product delivery in a much shorter period than our lead time to fully fabricate and test devices. Because the markets we serve are volatile and subject to rapid technological, price and end user demand changes, our forecasts of unit quantities to build may be significantly incorrect. Changes to forecasted demand from actual demand may result in us producing unit quantities in excess of orders from customers, which could result in the need to record additional expense for the write-down of inventory, negatively affecting gross margins and results of operations.
     As we transition to increased dependence on outside foundries, we will have less control over modifying production schedules to match changes in forecasted demand. If we commit to obtaining foundry wafers and cannot cancel or reschedule commitments without material costs or cancellation penalties, we may be forced to purchase inventory in excess of demand, which could result in a write-down of inventories negatively affecting gross margins and results of operations.
     Conversely, failure to produce or obtain sufficient wafers for increased demand could cause us to miss revenue opportunities and, if significant, could impact our customers’ ability to sell products, which could adversely affect our customer relationships and thereby materially adversely affect our business, financial condition and results of operations.

Our international sales and operations are subject to applicable laws relating to trade and export controls, and a violation of, or change in, these laws could adversely affect our operations.
     For hardware, software or technology exported from the U.S. or otherwise subject to U.S. jurisdiction, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and trade sanctions against embargoed countries and destinations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”). Hardware, software and technology exported from other countries may also be subject to local laws and regulations governing international trade. Under these laws and regulations, we are responsible for obtaining all necessary licenses or other approvals, if required, for exports of hardware, software and technology, as well as the provision of technical assistance. We are also required to obtain export licenses, if required, prior to transferring technical data or software to foreign persons. In addition, we are required to obtain necessary export licenses prior to the export or re-export of hardware, software and technology (i) to any person, entity, organization or other party identified on the U.S. Department of Commerce Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons List or the Department of State’s Debarred List; or (ii) for use in nuclear, chemical/biological weapons, rocket systems or unmanned air vehicle applications. We are enhancing our export compliance program, including analyzing product shipments and technology transfers, working with U.S. government officials to ensure compliance with applicable U.S. export laws and regulations and developing additional operational procedures. A determination by the U.S. or local government that we have failed to comply with one or more of these export control laws or trade sanctions, including failure to properly restrict an export to the persons, entities or countries set forth on the government restricted party lists, could result in civil or criminal penalties, including the imposition of significant fines, denial of export privileges, loss of revenues from certain customers, and debarment from participation in U.S. government contracts. Further, a change in these laws and regulations could restrict our ability to export to previously permitted countries, customers, distributors or other third parties. Any one or more of these sanctions or a change in law or regulations could have a material adverse effect on our business, financial condition and results of operations.
We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows, and revenues and costs denominated in foreign currencies could adversely impact our operating results with changes in these foreign currencies against the dollar.
     Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows. Our primary exposure relates to operating expenses in Europe, where a significant amount of our manufacturing is located.
     When we take an order denominated in a foreign currency we will receive fewer dollars than we initially anticipated if that local currency weakens against the dollar before we ship our product, which will reduce revenue. Conversely, revenues will be positively impacted if the local currency strengthens against the dollar. In Europe, where we have significant operations with costs denominated in European currencies, costs will decrease if the local currency weakens. Conversely, costs will increase if the local currency strengthens against the dollar. The net effect of favorable exchange rates in the three months ended March 31, 2009, compared to the average exchange rates in the three months ended March 31, 2008, resulted in a decrease to loss from operations of $10 million. This impact is determined assuming that all foreign currency denominated transactions that occurred in the three months ended March 31, 2009 were recorded using the average foreign currency exchange rates in the same period in 2008. Net revenues denominated in the Euro, were 23% and 22% of total net revenues in the three months ended March 31, 2009 and 2008, respectively. Net revenues denominated in Yen were 1% of total net revenues in the three months ended March 31, 2009 and 2008, respectively. Costs denominated in foreign currencies, primarily the Euro, were 43% and 49% of total costs in the three months ended March 31, 2009 and 2008, respectively.

     We also face the risk that our accounts receivables denominated in foreign currencies will be devalued if such foreign currencies weaken quickly and significantly against the dollar. Approximately 26% and 30% of our accounts receivables were denominated in foreign currencies as of March 31, 2009 and December 31, 2008, respectively.
     We also face the risk that our accounts payable and debt obligations denominated in foreign currencies will increase if such foreign currencies strengthen quickly and significantly against the dollar. Approximately 40% and 36% of our accounts payable were denominated in foreign currencies as of March 31, 2009 and December 31, 2008, respectively. Approximately 11% and 12% of our debt obligations were denominated in foreign currencies as of March 31, 2009 and December 31, 2008, respectively.
We depend on independent assembly contractors which may not have adequate capacity to fulfill our needs and which may not meet our quality and delivery objectives.
     We currently manufacture a majority of the wafers for our products at our fabrication facilities. The wafers are then sorted and tested at our facilities. After wafer testing, we ship the wafers to one of our independent assembly contractors located in China, Indonesia, Japan, Malaysia, the Philippines, South Korea, Taiwan or Thailand where the wafers are separated into die, packaged and, in some cases, tested. Our reliance on independent contractors to assemble, package and test our products involves significant risks, including reduced control over quality and delivery schedules, the potential lack of adequate capacity and discontinuance or phase-out of the contractors’ assembly processes. These independent contractors may not continue to assemble, package and test our products for a variety of reasons. Moreover, because our assembly contractors are located in foreign countries, we are subject to certain risks generally associated with contracting with foreign suppliers, including currency exchange fluctuations, political and economic instability, trade restrictions, including export controls, and changes in tariff and freight rates. Accordingly, we may experience problems in timelines and the adequacy or quality of product deliveries, any of which could have a material adverse effect on our results of operations.
We face risks associated with disposal or restructuring activities.
     In May 2008, we completed the sale of our North Tyneside, United Kingdom manufacturing facility. In December 2008, we completed the sale of our wafer fabrication operation in Heilbronn, Germany. We are continually reviewing potential changes in our business and asset portfolio throughout our worldwide operations, including those located in Europe in order to enhance our overall competitiveness and viability. However, reducing our wafer fabrication capacity involves significant potential costs and delays, particularly in Europe, where the extensive statutory protection of employees imposes substantial restrictions on employers when the market requires downsizing. Such costs and delays include compensation to employees and local government agencies, requirements and approvals of governmental and judicial bodies and the potential requirement to repay governmental subsidies. We have in the past and may in the future experience labor union or workers council objections, or other difficulties, while implementing a reduction of the number of employees. Significant difficulties that we experience could harm our business and operating results, either by deterring needed headcount reduction or by the additional employee severance costs resulting from employee reduction actions in Europe relative to America or Asia.
     We continue to evaluate the existing restructuring and asset impairment reserves related to previously implemented restructuring plans. As a result, there may be additional restructuring charges or reversals or recoveries of previous charges. However, we may incur additional restructuring and asset impairment charges in connection with additional restructuring plans adopted in the future. Any such restructuring or asset impairment charges recorded in the future could significantly harm our business and operating results.

Our intention to pursue strategic alternatives for our ASIC business may trigger asset impairment charges and result in a loss on sale of assets.
     We announced our intention to pursue strategic alternatives for our ASIC business in the three months ended March 31, 2009. We have classified the assets and liabilities of the ASIC business unit, including the fabrication facility in Rousset, France, as held for sale as of March 31, 2009. The assets and liabilities held for sale are carried on the condensed consolidated balance sheets at the lower of carrying amount or fair value less costs to sell as of March 31, 2009. There is no assurance that we will be able to sell the ASIC business unit, including the fabrication facility in Rousset, France or that we will be able to sell the business at an amount above the carrying amount of the related assets and liabilities. As a result, there can be no assurance that we will not incur future impairment charges or a loss on the sale of assets of the ASIC business.
If we are unable to implement new manufacturing technologies or fail to achieve acceptable manufacturing yields, our business would be harmed.
     Whether demand for semiconductors is rising or falling, we are constantly required by competitive pressures in the industry to successfully implement new manufacturing technologies in order to reduce the geometries of our semiconductors and produce more integrated circuits per wafer. We are developing processes that support effective feature sizes as small as 0.13-microns, and we are studying how to implement advanced manufacturing processes with even smaller feature sizes such as 0.065-microns.
     Fabrication of our integrated circuits is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional. Whether through the use of our foundries or third-party manufacturers, we may experience problems in achieving acceptable yields in the manufacture of wafers, particularly during a transition in the manufacturing process technology for our products.
     We have previously experienced production delays and yield difficulties in connection with earlier expansions of our wafer fabrication capacity or transitions in manufacturing process technology. Production delays or difficulties in achieving acceptable yields at any of our fabrication facilities or at the fabrication facilities of our third-party manufacturers could materially and adversely affect our operating results. We may not be able to obtain the additional cash from operations or external financing necessary to fund the implementation of new manufacturing technologies.
We may face third party intellectual property infringement claims that could be costly to defend and result in loss of significant rights.
     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which on occasion have resulted in significant and often protracted and expensive litigation. We have from time to time received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products or processes. In the past, we have received specific allegations from major companies alleging that certain of our products infringe patents owned by such companies. In order to avoid the significant costs associated with our defense in litigation involving such claims, we may license the use of the technologies that are the subject of these claims from such companies and be required to make corresponding royalty payments, which may harm our operating results.

     We have in the past been involved in intellectual property infringement lawsuits, which harmed our operating results. We are currently involved in several intellectual property infringement lawsuits which may harm our future operating results. Although we intend to vigorously defend against any such lawsuits, we may not prevail given the complex technical issues and inherent uncertainties in patent and intellectual property litigation. Moreover, the cost of defending against such litigation, in terms of management time and attention, legal fees and product delays, could be substantial, whatever the outcome. If any patent or other intellectual property claims against us are successful, we may be prohibited from using the technologies subject to these claims, and if we are unable to obtain a license on acceptable terms, license a substitute technology or design new technology to avoid infringement, our business and operating results may be significantly harmed.
     We have several cross-license agreements with other companies. In the future, it may be necessary or advantageous for us to obtain additional patent licenses from existing or other parties, but these license agreements may not be available to us on acceptable terms, if at all.
Our markets are highly competitive, and if we do not compete effectively, we may suffer price reductions, reduced revenues, reduced gross margins and loss of market share.
     We compete in markets that are intensely competitive and characterized by rapid technological change, product obsolescence and price decline. Throughout our product line, we compete with a number of large semiconductor manufacturers, such as AMD, Cypress, Freescale, Fujitsu, Hitachi, IBM, Infineon, Intel, LSI Logic, Microchip, Philips, Renesas, Samsung, Sharp, Spansion, STMicroelectronics, Texas Instruments and Toshiba. Some of these competitors have substantially greater financial, technical, marketing and management resources than we do. As we have introduced new products we are increasingly competing directly with these companies, and we may not be able to compete effectively. We also compete with emerging companies that are attempting to sell products in specialized markets that our products address. We compete principally on the basis of the technical innovation and performance of our products, including their speed, density, power usage, reliability and specialty packaging alternatives, as well as on price and product availability. During the last several years, we have experienced significant price competition in several business segments, especially in our nonvolatile memory segment for EPROM, Serial EEPROM and Flash memory products, as well as in our commodity microcontrollers and smart cards. We expect continuing competitive pressures in our markets from existing competitors and new entrants, new technology and cyclical demand, which, among other factors, will likely maintain the recent trend of declining average selling prices for our products.
     In addition to the factors described above, our ability to compete successfully depends on a number of factors, including the following:
•	our success in designing and manufacturing new products that implement new technologies and processes;

•	our ability to offer integrated solutions using our advanced nonvolatile memory process with other technologies;

•	the rate at which customers incorporate our products into their systems;

•	product introductions by our competitors;

•	the number and nature of our competitors in a given market;

•	the incumbency of our competitors at potential new customers;

•	our ability to minimize production costs by outsourcing our manufacturing, assembly and testing functions; and

•	general market and economic conditions.
     Many of these factors are outside of our control, and we may not be able to compete successfully in the future.
We must keep pace with technological change to remain competitive.
     The average selling prices of our products historically have decreased over the products’ lives and are expected to continue to do so. As a result, our future success depends on our ability to develop and introduce new products which compete effectively on the basis of price and performance and which address customer requirements. We are continually designing and commercializing new and improved products to maintain our competitive position. These new products typically are more technologically complex than their predecessors, and thus have increased potential for delays in their introduction.
     The success of new product introductions is dependent upon several factors, including timely completion and introduction of new product designs, achievement of acceptable fabrication yields and market acceptance. Our development of new products and our customers’ decision to design them into their systems can take as long as three years, depending upon the complexity of the device and the application. Accordingly, new product development requires a long-term forecast of market trends and customer needs, and the successful introduction of our products may be adversely affected by competing products or by technologies serving the markets addressed by our products. Our qualification process involves multiple cycles of testing and improving a product’s functionality to ensure that our products operate in accordance with design specifications. If we experience delays in the introduction of new products, our future operating results could be harmed.
     In addition, new product introductions frequently depend on our development and implementation of new process technologies, and our future growth will depend in part upon the successful development and market acceptance of these process technologies. Our integrated solution products require more technically sophisticated sales and marketing personnel to market these products successfully to customers. We are developing new products with smaller feature sizes, the fabrication of which will be substantially more complex than fabrication of our current products. If we are unable to design, develop, manufacture, market and sell new products successfully, our operating results will be harmed. Our new product development, process development or marketing and sales efforts may not be successful, our new products may not achieve market acceptance and price expectations for our new products may not be achieved, any of which could harm our business.
Our operating results are highly dependent on our international sales and operations, which exposes us to various political and economic risks.
     Sales to customers outside the U.S. accounted for 82% and 85% of net revenues in the three months ended March 31, 2009 and 2008, respectively. We expect that revenues derived from international sales will continue to represent a significant portion of net revenues. International sales and operations are subject to a variety of risks, including:
•	greater difficulty in protecting intellectual property;

•	reduced flexibility and increased cost of staffing adjustments, particularly in France;

•	longer collection cycles;

•	potential unexpected changes in regulatory practices, including export license requirements, trade barriers, tariffs and tax laws, and environmental and privacy regulations; and

•	general economic and political conditions in these foreign markets.
     Some of our distributors, third-party foundries and other business partners also have international operations and are subject to the risks described above. Even if we are able to manage the risks of international operations successfully, our business may be materially adversely affected if our distributors, third-party foundries and other business partners are not able to manage these risks successfully.
     Further, we purchase a significant portion of our raw materials and equipment from foreign suppliers, and we incur labor and other operating costs in foreign currencies, particularly at our French manufacturing facility. As a result, our costs will fluctuate along with the currencies and general economic conditions in the countries in which we do business, which could harm our operating results.
     24% and 23% of our net revenues in the three months ended March 31, 2009 and 2008, respectively, were denominated in foreign currencies. Operating costs denominated in foreign currencies, primarily the Euro, were 43% and 49% of total operating costs in the three months ended March 31, 2009 and 2008, respectively.
Our operations and financial results could be harmed by natural disasters or terrorist acts.
     Since the terrorist attacks on the World Trade Center and the Pentagon in 2001, certain insurance coverage has either been reduced or made subject to additional conditions by our insurance carriers, and we have not been able to maintain all necessary insurance coverage at a reasonable cost. Instead, we have relied to a greater degree on self-insurance. For example, we now self-insure property losses up to $10 million per event. Our headquarters, some of our manufacturing facilities, the manufacturing facilities of third party foundries and some of our major vendors’ and customers’ facilities are located near major earthquake faults and in potential terrorist target areas. If a major earthquake, other disaster or a terrorist act impacts us and insurance coverage is unavailable for any reason, we may need to spend significant amounts to repair or replace our facilities and equipment, we may suffer a temporary halt in our ability to manufacture and transport products and we could suffer damages of an amount sufficient to harm our business, financial condition and results of operations.
A lack of effective internal control over financial reporting could result in an inability to accurately report our financial results, which could lead to a loss of investor confidence in our financial reports and have an adverse effect on our stock price.
     Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, deficiencies in our internal controls. Evaluations of the effectiveness of our internal controls in the future may lead our management to determine that internal control over financial reporting is no longer effective. Such conclusions may result from our failure to implement controls for changes in our business, or deterioration in the degree of compliance with our policies or procedures.
     A failure to maintain effective internal control over financial reporting, including a failure to implement effective new controls to address changes in our business could result in a material misstatement of our consolidated financial statements or otherwise cause us to fail to meet our financial reporting obligations. This, in turn, could result in a loss of investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Our debt levels could harm our ability to obtain additional financing, and our ability to meet our debt obligations will be dependent upon our future performance.
     As of March 31, 2009, our total debt was $139 million, compared to $145 million at December 31, 2008. Our debt-to-equity ratio was 0.85 and 0.91 at March 31, 2009 and December 31, 2008, respectively. Increases in our debt-to-equity ratio could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes and make us more vulnerable to industry downturns and competitive pressures.
     Certain of our debt facilities contain terms that subject us to financial and other covenants. We were in compliance with all of our covenants as of March 31, 2009.
     As of March 31, 2009, our eligible non-U.S. trade receivable under a line of credit declined to approximately $83 million, which required us to place $17 million in a restricted account as additional collateral.
     From time to time our ability to meet our debt obligations will depend upon our ability to raise additional financing and on our future performance and ability to generate substantial cash flow from operations, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to meet debt obligations or otherwise are obliged to repay any debt prior to its due date, our available cash would be depleted, perhaps seriously, and our ability to fund operations harmed. In addition, our ability to service long-term debt in the U.S. or to obtain cash for other needs from our foreign subsidiaries may be structurally impeded, as a substantial portion of our operations are conducted through our foreign subsidiaries. Our cash flow and ability to service debt are partially dependent upon the liquidity and earnings of our direct or indirect subsidiaries as well as the distribution of those earnings, or repayment of loans or other payments of funds by those subsidiaries, to the U.S. parent corporation. These foreign subsidiaries are separate and distinct legal entities and may have limited or no obligation, contingent or otherwise, to pay any amount to us, whether by dividends, distributions, loans or any other form.
We may need to raise additional capital that may not be available.
     We intend to continue to make capital investments to support new products and manufacturing processes that achieve manufacturing cost reductions and improved yields. We may seek additional equity or debt financing to fund operations, strategic transactions, or other projects. The timing and amount of such capital requirements cannot be precisely determined at this time and will depend on a number of factors, including demand for products, product mix, changes in semiconductor industry conditions and competitive factors. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms.
A portion of our investment portfolio is invested in auction-rate securities. Failures in these auctions may affect our liquidity, and rating downgrades of the security issuer and/or the third parties insuring such investments may require us to adjust the carrying value of these investments through an impairment charge.
     Approximately $6 million of our investment portfolio at March 31, 2009 was invested in auction-rate securities. Auction-rate securities are securities that are structured with short-term interest rate reset dates of generally less than ninety days but with contractual maturities that can be well in excess of ten years. At the end of each reset period, investors can sell or continue to hold the securities at par. These securities are subject to fluctuations in fair value depending on the supply and demand at each auction. These auction-rate securities have failed auctions in the three months ended March 31, 2009. If the auctions for the securities we own continue to fail, the investments may not be readily convertible to cash until a future auction of these investments is successful. If the credit rating of either the security issuer or the third-party insurer underlying the investments deteriorates, we may be required to adjust the carrying value of the investment through an impairment charge.
Problems that we experience with key customers or distributors may harm our business.
     Our ability to maintain close, satisfactory relationships with large customers is important to our business. A reduction, delay, or cancellation of orders from our large customers would harm our business. The loss of one or more of our key customers, or reduced orders by any of our key customers, could harm our business and results of operations. Moreover, our customers may vary order levels significantly from period to period, and customers may not continue to place orders with us in the future at the same levels as in prior periods.
     We sell many of our products through distributors. Our distributors could experience financial difficulties, including lack of access to credit, or otherwise reduce or discontinue sales of our products. Our distributors could commence or increase sales of our competitors’ products. Distributors typically are not highly capitalized and may experience difficulties during times of economic contraction. If our distributors were to become insolvent, their inability to maintain their business and sales could negatively impact our business and revenue. Also, one or more of our distributors or their affiliates may be identified in the future on the U.S. Department of Commerce Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the Department of State’s Debarred Parties List, in which case we would not be permitted to sell our products through such distributors. In any of these cases, our business or results from operations could be materially harmed. For example, in the three months ended December 31, 2008, we took a one-time charge for a bad debt provision of $12 million related to an Asian distributor whose business was impacted following their addition to the U.S. Department of Commerce Entity List, which prohibits us from shipping products to the distributor.
     Our sales terms for Asian distributors generally include no rights of return and no stock rotation privileges. However, as we evaluate how to refine our distribution strategy, we may need to modify our sales terms or make changes to our distributor base, which may impact our future revenues in this region. It may take time for us to convert systems and processes to support modified sales terms. It may also take time for us to identify financially viable distributors and help them develop high quality support services. There can be no assurances that we will be able to manage these changes in an efficient and timely manner, or that our net revenues, result of operations and financial position will not be negatively impacted as a result.
We are not protected by long-term contracts with our customers.
     We do not typically enter into long-term contracts with our customers, and we cannot be certain as to future order levels from our customers. When we do enter into a long-term contract, the contract is generally terminable at the convenience of the customer. In the event of an early termination by one of our major customers, it is unlikely that we will be able to rapidly replace that revenue source, which would harm our financial results.

Our failure to successfully integrate businesses or products we have acquired could disrupt or harm our ongoing business.
     We have from time to time acquired, and may in the future acquire additional, complementary businesses, facilities, products and technologies. For example, we acquired Quantum Research Group Ltd. (“Quantum”) in March 2008 for $96 million subsequently increased to $105 million due to contingent consideration earned. Achieving the anticipated benefits of an acquisition depends, in part, upon whether the integration of the acquired business, products or technology is accomplished in an efficient and effective manner. Moreover, successful acquisitions in the semiconductor industry may be more difficult to accomplish than in other industries because such acquisitions require, among other things, integration of product offerings, manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of such integration may be increased by the need to coordinate geographically separated organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures.
     The integration of operations following an acquisition requires the dedication of management resources that may distract attention from the day-to-day business and may disrupt key research and development, marketing or sales efforts. The inability of management to successfully integrate any future acquisition could harm our business. Furthermore, products acquired in connection with acquisitions may not gain acceptance in our markets, and we may not achieve the anticipated or desired benefits of such transactions.
     In addition, under U.S. GAAP, we are required to review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. In addition, we are required to review our goodwill and indefinite-lived intangible assets on an annual basis. If presently unforeseen events or changes in circumstances arise which indicate that the carrying value of our goodwill or other intangible assets may not be recoverable, we will be required to perform impairment reviews of these assets. An impairment review could result in a write-down of all or a portion of these assets to their fair values. We intend to perform an annual impairment review during the fourth quarter of each year or more frequently if we believe indicators of impairment exist. In light of the large carrying value associated with our goodwill and intangible assets, any write-down of these assets may result in a significant charge to our condensed consolidated statement of operations in the period any impairment is determined and could cause our stock price to decline.
We are subject to environmental regulations, which could impose unanticipated requirements on our business in the future. Any failure to comply with current or future environmental regulations may subject us to liability or suspension of our manufacturing operations.
     We are subject to a variety of international, federal, state and local governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes. Increasing public attention has been focused on the environmental impact of semiconductor operations. Although we have not experienced any material adverse effect on our operations from environmental regulations, any changes in such regulations or in their enforcement may impose the need for additional capital equipment or other requirements. If for any reason we fail to control the use of, or to restrict adequately the discharge of, hazardous substances under present or future regulations, we could be subject to substantial liability or our manufacturing operations could be suspended.
     We also could face significant costs and liabilities in connection with product take-back legislation. We record a liability for environmental remediation and other environmental costs when we consider the costs to be probable and the amount of the costs can be reasonably estimated. The European Union (“EU”) has enacted the Waste Electrical and Electronic Equipment Directive, which makes producers of electrical goods, including computers and printers, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. The deadline for the individual member states of the EU to enact the directive in their respective countries was August 13, 2004 (such legislation, together with the directive, the “WEEE Legislation”). Producers participating in the market became financially responsible for implementing these responsibilities beginning in August 2005. Our potential liability resulting from the WEEE Legislation may be substantial. Similar legislation has been or may be enacted in other jurisdictions, including in the United States, Canada, Mexico, China and Japan, the cumulative impact of which could be significant.
We depend on certain key personnel, and the loss of any key personnel may seriously harm our business.
     Our future success depends in large part on the continued service of our key technical and management personnel, and on our ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and in the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could harm our business.
Business interruptions could harm our business.
     Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan. In addition, business interruption insurance may not be enough to compensate us for losses that may occur and any losses or damages incurred by us as a result of business interruptions could significantly harm our business.
System integration disruptions could harm our business.
     We periodically make enhancements to our integrated financial and supply chain management systems. This process is complex, time-consuming and expensive. Operational disruptions during the course of this process or delays in the implementation of these enhancements could impact our operations. Our ability to forecast sales demand, ship products, manage our product inventory and record and report financial and management information on a timely and accurate basis could be impaired while we are making these enhancements.
Provisions in our restated certificate of incorporation, bylaws and preferred shares rights agreement may have anti-takeover effects.
     Certain provisions of our Restated Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our board of directors has the authority to issue up to 5 million shares of preferred stock and to determine the price, voting rights, preferences and privileges and restrictions of those shares without the approval of our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock.
     We also have a preferred shares rights agreement with Equiserve Trust Company, N.A., as rights agent, dated as of September 4, 1996, amended and restated on October 18, 1999 and amended as of November 7, 2001 and November 10, 2008, which gives our stockholders certain rights that would likely delay, defer or prevent a change of control of Atmel in a transaction not approved by our board of directors.

Our foreign pension plans are unfunded, and any requirement to fund these plans in the future could negatively impact our cash position and operating capital.
     We sponsor defined benefit pension plans that cover substantially all our French and German employees. Plan benefits are managed in accordance with local statutory requirements. Benefits are based on years of service and employee compensation levels. Pension benefits payable totaled $25 million and $27 million at March 31, 2009 and December 31, 2008, respectively. The plans are non-funded, in compliance with local statutory regulations, and we have no immediate intention of funding these plans. Benefits are paid when amounts become due, commencing when participants retire. Cash funding for benefits paid in the first quarter 2009 was less than $0.1 million, and we expect to pay approximately $1 million in 2009. Should legislative regulations require complete or partial funding of these plans in the future, it could negatively impact our cash position and operating capital.
Our acquisition strategy may result in unanticipated accounting charges or otherwise adversely affect our results of operations and result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of acquired companies or businesses, or be dilutive to existing stockholders.
     A key element of our business strategy includes expansion through the acquisitions of businesses, assets, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our skilled engineering workforce or enhance our technological capabilities. Between January 1, 1999 and December 31, 2008, we acquired four companies and certain assets of three other businesses. We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, and the purchase or sale of assets, including tangible and intangible assets such as intellectual property. For example, on March 6, 2008, we completed the purchase of Quantum, a developer of capacitive sensing IP and solutions for user interfaces.
     Acquisitions may require significant capital infusions, typically entail many risks and could result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of acquired companies or businesses. We have in the past and may in the future experience delays in the timing and successful integration of an acquired company’s technologies and product development through volume production, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, or contractual, intellectual property or employment issues. In addition, key personnel of an acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees, harm our reputation and increase our expenses. These challenges are magnified as the size of the acquisition increases. Furthermore, these challenges would be even greater if we acquired a business or entered into a business combination transaction with a company that was larger and more difficult to integrate than the companies we have historically acquired.
     Acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, additional stock-based compensation expense and the recording and later amortization of amounts related to certain purchased intangible assets, any of which items could negatively impact our results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our common stock to decline. Effective January 1, 2009, we adopted Statement of Financial Accounting Standards No, 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) will have an impact on our consolidated financial statements, depending upon the nature, terms and size of the acquisitions we consummate in the future.

     Acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. Any issuance of equity or convertible debt securities may be dilutive to our existing stockholders.
     We cannot assure you that we will be able to consummate any pending or future acquisitions or that we will realize any anticipated benefits from these acquisitions. We may not be able to find suitable acquisition opportunities that are available at attractive valuations, if at all. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms, and any decline in the price of our common stock may make it significantly more difficult and expensive to initiate or consummate additional acquisitions.
     We are required under U.S. GAAP to test goodwill for possible impairment on an annual basis and at any other time that circumstances arise indicating the carrying value may not be recoverable. At March 31, 2009, we had $50 million of goodwill. We completed our annual test of goodwill impairment in the fourth quarter of 2008 and concluded that we did not have any impairment at that time. However, if we continue to see deterioration in the global economy and the current market conditions in the semiconductor industry worsen, the carrying amount of our goodwill may no longer be recoverable, and we may be required to record a material impairment charge, which would have a negative impact on our results of operations.
We may not be able to effectively utilize all of our manufacturing capacity, which may negatively impact our business.
     The manufacture and assembly of semiconductor devices requires significant fixed investment in manufacturing facilities, specialized equipment, and a skilled workforce. If we are unable to fully utilize our own fabrication facilities due to decreased demand, significant shift in product mix, obsolescence of the manufacturing equipment installed, lower than anticipated manufacturing yields, or other reasons, our operating results will suffer. Our inability to produce at anticipated output levels could include delays in the recognition of revenue, loss of revenue or future orders or customer-imposed penalties for failure to meet contractual shipment deadlines.
     Our operating results are also adversely affected when we operate at production levels below optimal capacity. Lower capacity utilization results in certain costs being charged directly to expense and lower gross margins. During 2007, we lowered production levels significantly at our North Tyneside, United Kingdom manufacturing facility to avoid building more inventory than we were forecasting orders for. As a result, operating costs for these periods were higher than in prior periods negatively impacting gross margins. We closed our North Tyneside manufacturing facility in the first quarter of 2008. In addition, other Atmel manufacturing facilities could experience conditions requiring production levels to be reduced below optimal capacity levels. If we are unable to operate our manufacturing facilities at optimal production levels, our operating costs will increase and gross margin and results from operations will be negatively impacted.
Disruptions to the availability of raw materials can disrupt our ability to supply products to our customers, which could seriously harm our business.
     The manufacture of semiconductor devices requires specialized raw materials, primarily certain types of silicon wafers. We generally utilize more than one source to acquire these wafers, but there are only a limited number of qualified suppliers capable of producing these wafers in the market. The raw materials and equipment necessary for our business could become more difficult to obtain as worldwide use of semiconductors in product applications increases. We have experienced supply shortages from time to time in the past, and on occasion our suppliers have told us they need more time than expected to fill our orders. Any significant interruption of the supply of raw materials could harm our business.

We could face product liability claims that result in significant costs and damage to reputation with customers, which would negatively impact our operating results.
     All of our products are sold with a limited warranty. However, we could incur costs not covered by our warranties, including additional labor costs, costs for replacing defective parts, reimbursement to customers for damages incurred in correcting their defective products, costs for product recalls or other damages. These costs could be disproportionately higher than the revenue and profits we receive from the sales of these devices.
     Our products have previously experienced, and may in the future experience, manufacturing defects, software or firmware bugs, or other similar defects. If any of our products contain defects or bugs, or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers and attract new customers. In addition, these defects or bugs could interrupt or delay sales or shipment of our products to our customers.
     We have implemented significant quality control measures to mitigate this risk; however, it is possible that products shipped to our customers will contain defects or bugs. In addition, these problems may divert our technical and other resources from other development efforts. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional costs or delay shipments for revenue, which would negatively affect our business, financial condition and results of operations.
The outcome of currently ongoing and future audits of our income tax returns, both in the U.S. and in foreign jurisdictions, could have an adverse effect on our net income and financial condition.
     We are subject to continued examination of our income tax returns by the Internal Revenue Service and other foreign/domestic tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. While we believe that the resolution of these audits will not have a material adverse impact on our results of operations, cash flows or financial position, the outcome is subject to significant uncertainties. If we are unable to obtain agreements with the tax authority on the various proposed adjustments, there could be an adverse material impact on our results of operations, cash flows and financial position.
If we are unable to comply with economic incentive terms in certain government grants, we may not be able to receive or recognize grant benefits or we may be required to repay grant benefits previously paid to us and recognize related charges, which would adversely affect our operating results and financial position.
     We receive economic incentive grants and allowances from European governments targeted at increasing employment at specific locations. The subsidy grant agreements typically contain economic incentive and other covenants that must be met to receive and retain grant benefits. Noncompliance with the conditions of the grants could result in the forfeiture of all or a portion of any future amounts to be received, as well as the repayment of all or a portion of amounts received to date. For example, in the three months ended March 31, 2008, we repaid $40 million of government grants as a result of closing our North Tyneside manufacturing facility. In addition, we may need to record charges to reverse grant benefits recorded in prior periods as a result of changes to our plans for headcount, project spending, or capital investment relative to target levels agreed with government agencies at any of these specific locations. If we are unable to comply with any of the covenants in the grant agreements, our results of operations and financial position could be materially adversely affected.

Current and future litigation against us could be costly and time consuming to defend.
     We are subject to legal proceedings and claims that arise in the ordinary course of business. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, results of operations, financial condition and liquidity.
     For example, in October 2008, officials of the EU Commission (the “Commission”) conducted an inspection at the offices of one of our French subsidiaries. We have been informed that the Commission was seeking evidence of potential violations by us or our direct or indirect subsidiaries of the EU’s competition laws in connection with the Commission’s investigation of suppliers of integrated circuits for smart cards. We are cooperating with the Commission’s investigation and have not received any specific findings, monetary demand or judgment through the date of filing. We are not aware of any evidence identified as of the date of filing that would cause management to conclude that there has been a probable violation of the relevant articles of the EC Treaty or EEA Agreement resulting from the acts of any of our current or prior employees. As a result, we have not recorded any provision in our financial statements related to this matter. We are currently under investigation and a determination by the Commission that we or our direct or indirect subsidiaries have infringed the EU’s competition laws could lead to the imposition of significant fines and penalties that could have a material effect on our financial condition.

THE OFFER
1. Eligibility.
     You are an “eligible employee” and may participate in the offer if you are an employee of Atmel or its direct or indirect subsidiaries whose principal work location is in an eligible country and you remain employed by Atmel or its direct or indirect subsidiaries and whose principal work location is an eligible country through the date on which the exchanged options are cancelled. However, you are not an eligible employee if you are one of our named executive officers or a member of our board of directors. Our directors and named executive officers are listed on Schedule A to this Offer to Exchange.
     To receive a grant of new awards, you must remain an employee of Atmel or its direct or indirect subsidiaries through the new award grant date. The new award grant date will be the same U.S. calendar day as the cancellation date. If you do not remain employed by Atmel or its direct or indirect subsidiaries through the new award grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer, the new award grant date will be August 28, 2009. Except as provided by applicable law and/or any employment agreement between you and Atmel or its direct or indirect subsidiaries, your employment with Atmel or its direct or indirect subsidiaries will remain “at-will” and can be terminated by you or Atmel or its direct or indirect subsidiaries at any time, with or without cause or notice. In order to vest in your new awards and receive the shares subject to the new award, you generally must remain an employee to Atmel or its direct or indirect subsidiaries through each relevant vesting date.
2. Number of options; expiration date.
     Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than $4.69 per share (the 52-week high of our per share stock price as of the start of this offer) that were granted before August 3, 2008, and are held by eligible employees, are outstanding and unexercised as of the expiration date of the offer, and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. However, options to purchase shares of Atmel’s common stock that, as of December 21, 2007, and pursuant to the 409A exchange, were amended to specify a calendar year for exercise are not eligible options and therefore are not eligible to be exchanged pursuant to this offer. Such amended options have a per share exercise price that is less than the per share fair market value of our common stock on the option’s measurement date for financial reporting purposes and were amended pursuant to the 409A exchange in order to avoid certain adverse tax consequences under Internal Revenue Code Section 409A. In order to preserve the tax treatment of such amended options and avoid the imposition of adverse tax consequences under Internal Revenue Code Section 409A, these amended options are not eligible to participate in the offer.
     In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that option grant is not eligible for exchange.
     Participation in this offer is completely voluntary. You may decide which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. We are not accepting partial tenders of option grants. If you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining portion of such option grant.

     For example, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. You may not elect to exchange a partial amount under any option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first option grant).
     If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of Atmel or its direct or indirect subsidiaries beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As described above, we are not accepting partial tenders of option grants, so you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible options, we will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant.
     For example, if you are an eligible employee and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the 2,500 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant.
New Awards
     All eligible employees who properly tender eligible options pursuant to this offer will receive new awards in the form of RSUs. RSUs are promises by Atmel to issue shares of our common stock in the future provided the vesting criteria are satisfied. You do not have to make any cash payment to Atmel to receive your RSUs or the common stock upon vesting of your RSUs.
     However, if you are an eligible employee who is at an Atmel grade level of 120 through 180, then for each of your eligible option grants that is cancelled pursuant to the offer, you will receive a combination of RSUs and new options. Three-quarters of the shares subject to such exchanged options rounded down to the nearest whole share will be cancelled in exchange for a certain number of RSUs and the remaining approximately one-quarter of the shares subject to the exchanged options will be cancelled in exchange for a certain number of new options. The per share exercise price of the new options will be the fair market value of a share of Atmel’s common stock on the new award grant date which is currently expected to be August 28, 2009, although employees whose principal work location is in France may have a higher exercise price due to certain tax restrictions if these new options are intended to be French tax-qualified. (See Schedule E provided at the end of this Offer to Exchange.)
     If you are an eligible employee and you are at an Atmel grade level above 180, then for each of your eligible option grants that is cancelled pursuant to the offer, you will receive a combination of RSUs and new options. One-half of the shares subject to such exchanged options rounded down to the nearest whole share will be cancelled in exchange for a certain number of RSUs and the remaining approximately one-half of the shares subject to the exchanged options will be cancelled in exchange for a certain number of new options.

Exchange Ratios
     Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new awards as follows. The type and number of new awards you receive will depend on the number of shares subject to each of your eligible option grants and your Atmel grade level. Your Atmel grade level will determine whether you will receive new awards in exchange for your tendered eligible options in RSUs entirely or a combination of RSUs and new options, as described above. A certain exchange ratio will be applied to each of your exchanged options to determine the number of RSUs and new options (if any) you would receive pursuant to the offer.
     The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such eligible option grant. This means that the various eligible option grants you hold may be subject to different exchange ratios. For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis and fractional shares subject to new options will be rounded down to the nearest whole share of common stock on a grant-by-grant basis. For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock.
Atmel grade levels below 120
     If you are an eligible employee and are at an Atmel grade level below 120, you will receive new awards entirely in the form of RSUs if you elect to participate in the offer. The number of RSUs that you receive will depend on the per share exercise price of each of your exchanged option grants (the “RSU exchange ratio”), as follows:

Per Share Exercise Price of Eligible Option	RSUs for Exchanged Options
$4.70 - $6.50	One RSU for every 2.50 exchanged options.
$6.51 - $10.99	One RSU for every 5.00 exchanged options.
$11.00 - $15.99	One RSU for every 21.50 exchanged options.
$16.00 and higher	One RSU for every 70.00 exchanged options.
Example — Atmel grade levels below 120
     If you are at an Atmel grade level of 100 and you exchange an option grant covering 1,000 shares with an exercise price of $10.00, on the new award grant date you will receive 200 RSUs. This is equal to the 1,000 shares divided by 5.00 (the exchange ratio for an eligible option with an exercise price of $10.00).
Atmel grade levels 120 through 180
     If you are an eligible employee who is at an Atmel grade level of 120 through 180, then for each of your eligible option grants that is cancelled pursuant to the offer, you will receive a combination of RSUs and new options. Three-quarters of the shares subject to such exchanged options rounded down to the nearest whole share will be cancelled in exchange for a certain number of RSUs and the remaining approximately one-quarter of the shares subject to the exchanged options will be cancelled in exchange for a certain number of new options. The number of RSUs and new options you will receive will depend on the per share exercise price of each of your exchanged option grants, as follows:

New Options for
Per Share Exercise Price of	RSUs	Exchanged Options
Eligible Option	for Exchanged Options	(the “new option exchange ratio”)
$4.70 - $6.50	One RSU for every 2.50 exchanged options.	One new option for every 1.25 exchanged options.
$6.51 - $10.99	One RSU for every 5.00 exchanged options.	One new option for every 2.50 exchanged options.
$11.00 - $15.99	One RSU for every 21.50 exchanged options.	One new option for every 10.75 exchanged options.
$16.00 and higher	One RSU for every 70.00 exchanged options.	One new option for every 35.00 exchanged options.
Example — Atmel grade levels 120 through 180
     If you are an eligible employee who is at an Atmel grade level of 180 and exchange an option grant covering 1,000 shares with an exercise price of $10.00, 750 shares subject to your exchanged options would be cancelled in exchange for new awards in the form of RSUs and the remaining 250 shares subject to your exchanged options would be cancelled in exchange for new awards in the form of new options. On the new award grant date, you will receive 150 RSUs and 100 new options. The 150 RSUs is equal to 1,000 shares multiplied by 3/4, then divided by 5.00 (the RSU exchange ratio for an eligible option with an exercise price of $10.00) and the 100 new options is equal to 1,000 shares multiplied by 1/4, then divided by 2.50 (the new option exchange ratio for an eligible option with an exercise price of $10.00).
Atmel grade levels above 180
     If you are an eligible employee who is at an Atmel grade level above 180, then for each of your eligible option grants that is cancelled pursuant to the offer, you will receive a combination of RSUs and new options. One-half of the shares subject to such exchanged options rounded down to the nearest whole share will be cancelled in exchange for a certain number of RSUs and the remaining approximately one-half of the shares subject to such exchanged options will be cancelled in exchange for a certain number of new options. The number of RSUs and new options you will receive will depend on the per share exercise price of each of your exchanged option grants, as follows:

Per Share Exercise Price of	RSUs	New Options for
Eligible Option	for Exchanged Options	Exchanged Options
$4.70 - $6.50	One RSU for every 2.50 exchanged options.	One new option for every 1.25 exchanged options.
$6.51 - $10.99	One RSU for every 5.00 exchanged options.	One new option for every 2.50 exchanged options.
$11.00 - $15.99	One RSU for every 21.50 exchanged options.	One new option for every 10.75 exchanged options.
$16.00 and higher	One RSU for every 70.00 exchanged options.	One new option for every 35.00 exchanged options.
Example — Atmel grade levels above 180
     If you are at an Atmel grade level of 200 and you exchange an option grant covering 1,000 shares with an exercise price of $10.00, 500 shares subject to your exchanged options would be cancelled in exchange for new awards in the form of RSUs and the remaining 500 shares subject to your exchanged options would be cancelled in exchange for new awards in the form of new options. On the new award grant date, you will receive 100 RSUs and 200 new options. The 100 RSUs is equal to 1,000 shares multiplied by

1/2, then divided by 5.00 (the RSU exchange ratio for an eligible option with an exercise price of $10.00) and the 200 new options is 1,000 shares multiplied by 1/2, then divided by 2.50 (the new option exchange ratio for an eligible option with an exercise price of $10.00).
     All new awards will be subject to the terms of the Plan, any applicable sub-plan thereto and the applicable new award agreement, including any applicable country-specific appendix, between you and Atmel. The Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. The French sub-plan and forms of new award agreement for RSUs and new options, including any applicable country-specific appendices, under the Plan are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.
     The expiration date for this offer will be 9:00 p.m., Pacific Time, on August 28, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.
3. Purposes of the offer.
     The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe that this offer will foster retention of valuable employees of Atmel and its direct or indirect subsidiaries, provide meaningful incentive to them, and better align the interests of employees and stockholders to maximize stockholder value. The offer also will have the added benefit of reducing the number of shares subject to outstanding equity awards (we refer to this as our “overhang”). A reduced overhang will decrease the potential dilution of stockholders’ interests.
     We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees and other service providers of Atmel and its direct or indirect subsidiaries. Our stock price, like that of many other companies in the technology industry, has dropped substantially in recent years due to declining conditions in the semiconductor industry as well as the widespread deterioration of the global economy and continued weakening of international markets. Notwithstanding aggressive restructuring activities beginning in late 2006 to transform the Company’s business and despite management’s efforts, a significant number of our outstanding options have exercise prices that are significantly higher than the current market price of our stock. These options commonly are referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive restricted stock units that have a greater retention value because such restricted stock units are more certain to provide a return than the underwater options, and with respect to certain eligible employees, to receive a combination of restricted stock units and new options that over time may have a greater potential than the underwater options to increase in value.
     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:
•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Atmel;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     From time to time, we evaluate acquisition and disposition opportunities. At the present time, we are reviewing a number of opportunities. These transactions might be completed in the ordinary course of business consistent with past practice during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.
     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.
4. Procedures for electing to exchange options.
     Proper election to exchange options.
     Participation in this offer is voluntary. If you are an eligible employee, you will receive at the start of the offer an email from Steven Laub, our President and Chief Executive Officer, announcing this offer. If you want to participate in the offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009:
Elections via Offer Website
     1. To submit an election via the offer website, click on the link to the offer website in the email you received from Steven Laub announcing this offer or go to the offer website at https://atmel.equitybenefits.com.
     2. Log into the offer website using the login instructions provided to you in the email you received from Steven Laub announcing this offer.
     3. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold, including:
•	the grant date of the eligible option;

•	the current exercise price per share of the eligible option; and

•	the total number of outstanding shares subject to the eligible option.
     You may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp to review the vesting schedule and option expiration date of each of your eligible option grants.
     4. Select the appropriate box next to each of your eligible option grants to indicate your choice whether to exchange your eligible options in accordance with the terms of this offer. Select the “NEXT” button to proceed to the next page.
     5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election.
     6. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
Elections via Fax or Email
     Alternatively, you may submit your election form via fax or email by doing the following:
     1. Properly complete, sign and date the election form that you received in the email from Steven Laub, dated August 3, 2009, announcing the offer.
     2. Fax the properly completed election form to Atmel’s Stock Administration Department at the fax number: (408) 487-2558 or send an email to Atmel’s Stock Administration Department at tender_offer@atmel.com with your properly completed election form attached to your email.
     Atmel’s Stock Administration Department must receive your properly completed and signed election form by the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on August 28, 2009, unless we extend the offer.
     If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your changed election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by following instructions provided above. To obtain a paper withdrawal form, please contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
     If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible options, the current exercise price per share of your eligible options, and the number of outstanding shares subject to your eligible options. To review the vesting schedule and option expiration date of each of your eligible options, you may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp. If you are unable to access your grant information via the offer website or your E*TRADE account, you may contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
     Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on August 28, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on September 28, 2009, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election and withdraw from the offer at any time before the offer expires, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly completed and signed election and/or withdrawal we receive before the expiration date.
     You also may change your mind about which of your eligible options you wish to have exchanged. If you wish to add more eligible options to your election, you must properly complete and submit a new election by the expiration date by following the procedures described above. The new election must be properly completed, signed and dated after your prior election and after any withdrawal you have submitted and must list all eligible options you wish to exchange. Any prior elections will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time by the expiration date by following the procedures described in Section 5.
     Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. Only responses that are properly completed and actually received by Atmel’s Stock Administration Department by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact the Stock Administration Department via email at tender_offer@atmel.com or facsimile at (408) 487-2558. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, it is possible that Atmel may not be able to confirm receipt by email prior to the expiration of the offer.
     This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.
     Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 28, 2009.
Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.
     Our acceptance constitutes an agreement.
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Atmel and you upon the terms and subject to the conditions of this offer.
5. Withdrawal rights and change of election.
     You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section. You may withdraw some or all of the options that you previously elected to exchange at any time by the expiration of the offer, which is expected to occur at 9:00 p.m., Pacific Time, on August 28, 2009. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
     In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 28, 2009, you may withdraw your options at any time thereafter.
     To withdraw some or all of the options that you previously elected to exchange, you must do one of the following before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009:
Withdrawals via Offer Website
     1. Log into the offer website via the link provided in the email announcing the offer or via https://atmel.equitybenefits.com, by using the login instructions provided to you in the email you received from Steven Laub announcing this offer.
     2. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to the form that contains personalized information with respect to each eligible option you hold including:
•	the grant date of the eligible option;

•	the current exercise price per share of the eligible option; and

•	the total number of outstanding shares subject to the eligible option.
     Additionally, the form will indicate the selections you previously made with respect to eligible options you want to exchange pursuant to the terms of this offer.
     You may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp to review the vesting schedule and option expiration date of each of your eligible option grants.

     3. Click the appropriate box next to each of your previously-selected eligible option grants in order to remove the selection with respect those eligible option grants you wish to withdraw from participation in the offer. Select the “NEXT” button to proceed to the next page.
     4. After completing the form, you will have the opportunity to review the changes you have made with respect to your eligible options. If you are satisfied with your changes, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.
     5. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
Withdrawals via Fax or Email
     Alternatively, you may submit a withdrawal form via fax or email by doing the following:
     1. Properly complete, date and sign the withdrawal form that you received in the email from Steven Laub, dated August 3, 2009, announcing the offer; and
     2. Fax the properly completed withdrawal form to Atmel’s Stock Administration Department at the fax number (408) 487-2558 or send an email to Atmel’s Stock Administration Department at tender_offer@atmel.com with your properly completed withdrawal form attached to your email. We must receive your properly completed and submitted withdrawal form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009.
     If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your changed election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by following the instructions provided above. To obtain a paper withdrawal form, please contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
     General Information:
     You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior election form.
     If you withdraw some or all of your eligible option grants, you may elect to exchange the withdrawn option grants again at any time on or before the expiration date. All option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration date. To reelect to exchange some or all of your eligible option grants, you must submit a new election to Atmel by the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed and signed withdrawal form, any prior election will be disregarded.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal or any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawals and elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

     Your delivery of all documents regarding the offer, including any withdrawals and any new elections, is at your risk. Only responses that are properly completed and actually received by Atmel by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact the Stock Administration Department via email at tender_offer@atmel.com or facsimile at (408) 487-2558. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Atmel from providing you with an email confirmation prior to the expiration of the offer.
6. Acceptance of options for exchange and issuance of new awards.
     Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn by the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date. We expect the cancellation date to be August 28, 2009.
     Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication.
     We will grant the RSUs on the new award grant date. The new award grant date will be on the same U.S. calendar day as the cancellation date. We expect the new award grant date to be August 28, 2009. All new awards will be granted under the Plan and any applicable sub-plan thereto, and will be subject to a new award agreement, including any applicable country-specific appendix, between you and Atmel. The number of new awards you will receive will be determined in accordance with the per share exercise price of your exchanged option grants as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will send you your new award agreement. You will receive the shares subject to the RSUs if and when your RSUs vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange. New options granted pursuant to the offer will become exercisable in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.
     Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and vesting schedule.
7. Conditions of the offer.
     Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 for a description of the contemplated benefits of the offer to us);

•	There will have occurred:
–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

–	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

–	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

–	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

–	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;
•	A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:
–	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

–	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

–	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;
•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Atmel that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (See Section 3 for a description of the contemplated benefits of the offer to us).
If any of the above events occur, we may:
•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion before the expiration date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8. Price range of shares underlying the options.
     The Atmel common stock that underlies your options is traded on the NASDAQ Global Select Market under the symbol “ATML.” The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the NASDAQ Global Select Market.

	High	Low
Fiscal Year Ending December 31, 2009
3rd Quarter (through July 31, 2009)	$4.24	$3.66
2nd Quarter	$4.29	$3.29
1st Quarter	$3.92	$2.98

Fiscal Year Ended December 31, 2008
4th Quarter	$4.55	$2.54
3rd Quarter	$4.34	$3.19
2nd Quarter	$4.47	$3.21
1st Quarter	$4.32	$2.96

Fiscal Year Ended December 31, 2007
4th Quarter	$5.65	$4.31
3rd Quarter	$5.99	$4.55
2nd Quarter	$5.86	$5.00
1st Quarter	$6.30	$4.96
     On July 31, 2009, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $4.17 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.
9. Source and amount of consideration; terms of new awards.
     Consideration.
     We will issue RSUs or, with respect to certain eligible employees, a combination of RSUs and options, in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. RSUs are equity awards under which Atmel promises to issue common stock in the future, provided the vesting criteria are satisfied.
     Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive RSUs based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. You do not have to make any cash payment to Atmel to receive your RSUs or the common stock upon vesting. However, if you are at an Atmel grade level of 120 or above, then subject to the terms and conditions of this offer, you will be entitled to receive a combination of RSUs and new options based on your Atmel grade level and the per share exercise price of your exchanged option grants as described in Section 2 of this Offer to Exchange.
     Fractional RSUs and fractional new options will be rounded down to the nearest whole RSU or share of common stock, respectively, on a grant-by-grant basis.
     If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase approximately 12,650,365 shares) subject to the terms and conditions of this offer, we will grant RSUs covering a total of approximately 3,216,656 shares of our common stock and new options covering a total of approximately 1,892,902 shares of our common stock, or approximately 0.71% and 0.42%, respectively, of the total shares of our common stock outstanding as of July 28, 2009.

     General terms of new awards.
     New awards will be granted under the Plan and any applicable sub-plan thereto and subject to a new award agreement, including any applicable country-specific appendix, between you and Atmel. RSUs are a different type of equity award than stock options. Therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the options that you tender for exchange. The terms and conditions of the new options also will vary from the terms and conditions of the options that you tendered for exchange. Your new awards will be scheduled to vest over approximately a 4-year period commencing on the new award grant date, as described in more detail below. New options will have the same option expiration date as the corresponding exchanged options (subject to earlier expiration upon certain events as set forth in the relevant new award agreement). Any shares subject to new options that do not vest before the new options expire will be forfeited to Atmel and will never vest. As a result, you will not receive any value from that unvested part of your new options.
     In addition, if you receive new options in exchange for your eligible options pursuant to the offer, those new options will be U.S. nonstatutory stock options, regardless of whether your exchanged options are incentive stock options or nonstatutory stock options. Nonstatutory stock options are not eligible to receive the same favorable U.S. tax treatment as incentive stock options. As a result, nonstatutory stock options generally are less favorable to U.S. taxpayers from a tax perspective. For more detailed information, please see the tax disclosure set forth under Section 14 entitled “Material income tax consequences.”
     Atmel intends that the new options granted to employees whose principal work location is in France will be French tax-qualified; however, it cannot guarantee that the new options will be French tax-qualified. If the new grant date falls within a French closed period as set forth in Section L. 225-177 of the French Commercial Code, as determined by Atmel, the new options will not be French tax-qualified. If during the time this offer is open, Atmel determines that the new option grant date is likely to fall within a closed period, Atmel will notify eligible employees accordingly and provide eligible employees at least 5 U.S. business days to reconsider whether they will participate in this offer. If Atmel does not provide notice to this effect to eligible employees prior to the new award grant date, the new options granted to employees whose principal work location is in France will be intended to be French tax-qualified. You should carefully review Schedule E provided at the end of this Offer to Exchange to determine the consequences of the exchange under both the scenario pursuant to which you receive new options that are intended to be French tax-qualified and the scenario pursuant to which you receive new options that are not French tax-qualified.
     The following description summarizes the material terms of the Plan. Our statements in this Offer to Exchange concerning the Plan, any applicable sub-plan thereto, the RSUs and options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan, the French sub-plan and the forms of new award agreement, including any applicable country-specific appendix, under such Plan, which are available on the SEC website at www.sec.gov. The Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. The French sub-plan forms of new award agreement, including any applicable country-specific appendix, under the Plan are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed. The French sub-plan and forms of new award agreement, including any applicable country-specific appendix, under the Plan are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed. Please contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558 to receive a copy of the Plan, French sub-plan and the forms of new award agreement, including any applicable country-specific appendix. We will promptly furnish to you copies of these documents upon request at our expense.

     2005 Stock Plan.
     The Plan permits the granting of options, stock purchase rights, restricted stock units, and stock appreciation rights. As of July 28, 2009, the maximum number of shares of common stock subject to options, restricted stock units and all awards (including options and restricted stock units) currently outstanding under the Plan was approximately 27,169,294, 15,160,849, and 42,330,423 shares, respectively. As of July 28, 2009, the maximum number of shares available for future issuance under the Plan was approximately 34,367,873 shares. The Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of shares covering such award and the vesting criteria.
     Purchase and exercise price.
     The purchase price, if any, of a restricted stock unit and the exercise price of an option granted under the Plan generally is determined by the administrator. However, the exercise price of an option will be no less than 100% of the fair market value of a share of our common stock on the date of grant. For purposes of this offer, the purchase price of a restricted stock unit will be the par value of our common stock which is equal to $0.001 per share and the par value will be deemed paid by your past services rendered to Atmel or one of its direct or indirect subsidiaries. As a result, with respect to restricted stock units, you do not have to make any cash payment to Atmel to receive your restricted stock units or the common stock upon vesting. For purposes of this offer, new options will have a per share exercise price equal to 100% of the fair market value of a share of our common stock on the new award grant date. The new award grant date is expected to be August 28, 2009, although new options granted to employees whose principal work location is in France may have a higher exercise price if they are intended to be French tax-qualified. (See Schedule E provided at the end of this Offer to Exchange.)
     Vesting.
     The vesting applicable to awards granted under the Plan generally is determined by the administrator in accordance with the terms of the Plan. The restricted stock units and new options granted under this offer will be subject to a set vesting schedule. Each restricted stock unit will be scheduled to vest according to the following schedule, but only if the eligible employee remains employed with Atmel or its direct or indirect subsidiaries through each relevant vesting date:
•	None of the RSUs will be vested on the new award grant date.

•	Except RSUs granted to employees whose principal work location is in China or France and certain employees whose principal work location is in Norway, all RSUs granted pursuant to this offer will be scheduled to vest in 16 equal installments on a quarterly basis ratably over a period of approximately 4 years following the new award grant date, on the 15th of each of November, February, May and August, beginning on November 15, 2009.

•	After the restricted stock units vest, further continued employment with us or our direct or indirect subsidiaries is not required to retain the common stock issued under the restricted stock units.

•	Note that there are special rules with respect to certain grants to certain employees, as described below.

o	RSUs granted to employees whose principal work location is in China will not vest until Atmel has obtained all necessary approvals from the State Administration of Foreign Exchange or its local counterpart under the Implementing Rules of the Measures for Administration of Foreign Exchange of Individuals for equity awards under the Plan. Upon obtaining such approvals, the RSUs will vest in accordance with the vesting schedule set forth above and if any scheduled vesting dates have already passed, then employees in China will immediately vest in those RSUs provided the employee is still employed with Atmel or its direct or indirect subsidiaries on the date approval is obtained. (See Schedule C provided at the end of this Offer to Exchange.)

o	RSUs granted to employees whose principal work location is in France will be scheduled to vest 50% on the first date to occur of the 15th of November, February, May or August following the second anniversary of the new award grant date and in 8 equal installments on a quarterly basis ratably over a period of approximately 2 years following the first vest date, on the 15th of each of November, February, May and August. Employees whose principal work location is in France also must hold common stock issued for vested RSUs for 2 years after issuance before selling the shares of common stock. (See Schedule E provided at the end of this Offer to Exchange.)

o	RSUs granted to employees whose principal work location is in Norway who are at an Atmel grade level above 180 also will have a different vesting schedule, because of Atmel’s compensation philosophy with respect to those grade levels. (See Schedule R provided at the end of this Offer to Exchange.)
     Each new option to purchase shares of Atmel’s common stock will be scheduled to vest according to the following schedule, but only if you remain employed with Atmel or its direct or indirect subsidiaries through each relevant vesting date:
•	None of the new options will be vested on the new award grant date.

•	Except for new options granted to employees whose principal work location is in China and France and certain employees in Norway, all new options granted pursuant to this offer will be scheduled to vest in 48 equal installments on a monthly basis ratably over a period of approximately 4 years following the new award grant date, on the 15th of each month, beginning on September 15, 2009.

•	Upon vesting, your new option will remain exercisable in accordance with the terms and conditions of the Plan and any applicable sub-plan thereto and the new award agreement, including any applicable country-specific appendix, under which it was granted.

•	Each new option will expire on the same option expiration date as the corresponding exchanged option grant. Your new option also is subject to earlier expiration upon certain events (e.g., termination of your employment with us or our direct or indirect subsidiaries) as specified in the new award agreement under which the new option will be granted. As a result, you will forfeit any shares subject to your new options that do not vest prior to the expiration of the new option, which, depending on the term of the exchanged option, may be before the new option’s full vesting schedule.

•	Note that there are special rules with respect to certain new options granted to certain employees, as described below.
o	New options granted to employees whose principal work location is in China will not vest until Atmel has obtained all necessary approvals from the State Administration of Foreign Exchange or its local counterpart under the Implementing Rules of the Measures for Administration of Foreign Exchange of Individuals for equity awards under the Plan. Upon obtaining such approvals, the new options will vest in accordance with the vesting schedule set forth above and if any scheduled vesting dates have already passed, then employees will immediately vest in those portions of the new options, provided the employee is still employed with Atmel or its direct or indirect subsidiaries on the date approval is obtained. (See Schedule C provided at the end of this Offer to Exchange.)

o	New options granted to employees whose principal work location is in Norway who are at an Atmel grade level above 180 also will have a different vesting schedule, because of Atmel’s compensation philosophy with respect to those grade levels. (See Schedule R provided at the end of this Offer to Exchange.)

o	Atmel intends that the new options granted to employees whose principal work location is in France will be French tax-qualified; however, it cannot guarantee that the new options will be French tax-qualified. If the new grant date falls within a French closed period as set forth in Section L. 225-177 of the French Commercial Code, as determined by Atmel, the new options will not be French tax-qualified. If during the time this offer is open, Atmel determines that the new option grant date is likely to fall within a closed period, Atmel will notify eligible employees accordingly and provide eligible employees at least 5 U.S. business days to reconsider whether they will participate in this offer. If Atmel does not provide notice to this effect to eligible employees prior to the new award grant date, the new options granted to employees whose principal work location is in France will be intended to be French tax-qualified. You should carefully review Schedule E provided at the end of this Offer to Exchange to determine the consequences of the exchange under both the scenario pursuant to which you receive new options that are intended to be French tax-qualified and the scenario pursuant to which you receive new options that are not French tax-qualified.
     Additionally, the following terms will apply to the vesting of any restricted stock units or new options issued pursuant to the offer:
•	We expect the new award grant date will be August 28, 2009. If the expiration date of the offer is extended, the new award grant date similarly will be delayed.

•	If your employment with Atmel or its direct or indirect subsidiaries terminates before part or all of your new award vest, the unvested part of your new award will expire unvested and will never vest. As a result, you will not be issued any shares of common stock from that unvested part of your new award.

•	We will make minor modifications to the vesting schedule of any new awards to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued employment with us or our direct or indirect subsidiaries through each relevant vesting date, (i) the number of shares that vest on each new award vesting date will be rounded down to the nearest whole number of new awards that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.
     New awards that do not vest will be forfeited to Atmel at no cost to us. Any vested shares subject to new options at the time the option holder ceases to be an employee to Atmel or its direct or indirect subsidiaries will remain exercisable only in accordance with the terms of the Plan and any applicable sub-plan thereto and new award agreement, including any applicable country-specific appendix, under which the new option is granted and will terminate thereafter. Generally, such post termination exercisability period will be 90 days (or 1 year if the termination of employment is due to death or disability (except this period is 6 months if termination of employment is due to death and such employee whose principal work location is in France).
     Example — Atmel grade levels below 120
     Assume that an eligible employee who is at an Atmel grade level of 100 elects to exchange an eligible option grant covering 600 shares with an exercise price of $5.00 per share. Assume also that the eligible options have an option expiration date of October 31, 2016, subject to earlier expiration upon certain events. The eligible employee is at an Atmel grade level below 120, and accordingly, in exchange for the eligible options, the eligible employee will receive new awards in the form of RSUs entirely and on August 28, 2009 (the expected expiration date of the offer), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the employee receives 240 RSUs. Subject to the eligible employee’s continued employment with us or our direct or indirect subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule of RSUs
0 shares will be vested as of August 28, 2009.
15 shares will be scheduled to vest on November 15, 2009.
15 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2010, for a total of 60 shares in 2010.
15 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2011, for a total of 60 shares in 2011.
15 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2012, for a total of 60 shares in 2012.
15 shares will be scheduled to vest on the 15th of each of February, May and August in 2013, for a total of 45 shares in 2013.
     None of the RSUs will be vested on the date of grant. The RSUs will be scheduled to vest in 16 equal quarterly installments, but only if the eligible employee continues in employment with Atmel or its direct or indirect subsidiaries through each such respective vesting date.
     Example — Atmel grade levels 120 through 180
     Assume that an eligible employee who is at an Atmel grade level of 180 elects to exchange an eligible option grant covering 13,440 shares with an exercise price of $17.00 per share. Assume also that the eligible options have an option expiration date of September 30, 2010, subject to earlier expiration upon certain events. The eligible employee is at an Atmel grade level of 120 through 180, and accordingly, in exchange for the eligible options, the eligible employee will receive a combination of RSUs and new options. On August 28, 2009 (the expected expiration date of the offer), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee would receive

144 RSUs and a new option grant to purchase 96 shares of common stock. Subject to the eligible employee’s continued employment with us or our direct or indirect subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule of RSUs
0 shares will be vested as of August 28, 2009.
9 shares will be scheduled to vest on November 15, 2009.
9 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2010, for a total of 36 shares in 2010.
9 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2011, for a total of 36 shares in 2011.
9 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2012, for a total of 36 shares in 2012.
9 shares will be scheduled to vest on the 15th of each of February, May and August in 2013, for a total of 27 shares in 2013.

Vesting Schedule of New Options
0 shares will be vested as of August 28, 2009.
2 shares will be scheduled to vest on the 15th of each month of September through December in 2009, for a total of 8 shares in 2009.
2 shares will be scheduled to vest on the 15th of each month in 2010 through September, for a total of 18 shares in 2010. The remaining 70 shares subject to the new option grant are scheduled to vest after the option expiration date of September 30, 2010. Any shares that remain unvested on the date the new option grant expires will be forfeited.

     None of the new awards will be vested on the date of grant. The RSUs will be scheduled to vest in 16 equal quarterly installments over a period of approximately 4 years, but only if the eligible employee continues in employment with us or our direct or indirect subsidiaries through each such respective vesting date. Employees whose principal work location is in China or France and certain employees whose principal work location is in Norway will have a different vesting schedule. (See Schedules C, E and R provided at the end of this Offer to Exchange.)
     New options will be scheduled to vest in 48 equal monthly installments over a period of approximately 4 years, but only if the eligible employee continues in employment with us or our direct or indirect subsidiaries through each such respective vesting date. However, for purposes of this example, the exchanged option would have expired on September 30, 2010 (or earlier upon certain events as set forth in the relevant award agreement), and therefore, the new options are scheduled to expire on September 30, 2010 (or earlier upon certain events as set forth in the relevant new award agreement). Any shares that do not vest before the new options expire (note that in this example, the remaining 70 shares subject to the new option grant are scheduled to vest after the new option’s expiration) will be forfeited and will never vest. We recommend that you consult with your personal advisors to discuss the consequences to you of this transaction.
     Example — Atmel grade levels above 180
     Assume that an eligible employee who is at an Atmel grade level of 200 elects to exchange an eligible option grant covering 960 shares with an exercise price of $10.00 per share. Assume also that the eligible options has an option expiration date of January 1, 2015, subject to earlier expiration upon certain events. The eligible employee is at an Atmel grade level above 180, and accordingly, in exchange for eligible options, the eligible employee will receive a combination of RSUs and new options. On August 28, 2009 (the expected expiration date of the offer), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee would receive 96 RSUs and a new option grant to purchase 192 shares of common stock. Subject to the eligible employee’s continued employment with us or our direct or indirect subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule of RSUs
0 shares will be vested as of August 28, 2009.
6 shares will be scheduled to vest on November 15, 2009.
6 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2010, for a total of 24 shares in 2010.
6 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2011, for a total of 24 shares in 2011.
6 shares will be scheduled to vest on the 15th of each of February, May, August and November in 2012, for a total of 24 shares in 2012.
6 shares will be scheduled to vest on the 15th of each of February, May and August in 2013, for a total of 18 shares in 2013.

Vesting Schedule of New Options
0 shares will be vested as of August 28, 2009.
4 shares will be scheduled to vest on the 15th of each month of September through December in 2009, for a total of 16 shares in 2009.
4 shares will be scheduled to vest on the 15th of each month in 2010, for a total of 48 shares in 2010.
4 shares will be scheduled to vest on the 15th of each month in 2011, for a total of 48 shares in 2011.
4 shares will be scheduled to vest on the 15th of each month in 2012, for a total of 48 shares in 2012.
4 shares will be scheduled to vest on the 15th of each month of January through August in 2013, for a total of 32 shares in 2013.
     None of the new awards will be vested on the date of grant. The RSUs will be scheduled to vest in 16 equal quarterly installments over a period of approximately 4 years, but only if the eligible employee continues in employment with us or our direct or indirect subsidiaries through each such respective vesting date. New options will be scheduled to vest in 48 equal monthly installments over a period of approximately 4 years, but only if the eligible employee continues in employment with us or our direct or indirect subsidiaries through each such respective vesting date.
     Note that if you are an eligible employee in China or France or you are an eligible employee in Norway who is at an Atmel grade level above 180, you will have a different vesting schedule with respect to your new awards. These vesting schedules are detailed in Schedules C, E and R of this Offer to Exchange.
     Exercisability and form of payout.
     Generally, any vested new options to purchase shares of our common stock may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under applicable law. For example, if the new options granted to employees in France are intended to be French tax-qualified, employees will not be permitted to exercise new options until at least 1 year after the new grant date. Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in shares of our common stock. The Company will satisfy all tax and social insurance contributions withholding and payment of fringe benefit or other tax obligations in the manner specified in your new award agreement.

     Adjustments upon certain events.
     Events Occurring Before the New Award Grant Date. If we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if Atmel is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no new awards in exchange for them. If Atmel is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer we (or the successor entity) will notify you if the terms of the offer or the new awards will change materially as a result of the acquisition, including any adjustments to the purchase or exercise price and number of shares that will be subject to the new awards. Under such circumstances, the type of security and the number of shares covered by your new award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new awards covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new awards if no acquisition had occurred.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
     If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of Atmel or its direct or indirect subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the new award grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new awards or other benefit for your tendered options.
     Finally, if you are an employee of Atmel or its direct or indirect subsidiaries and your employment is terminated or transferred as a result of the divestiture of a portion of Atmel’s assets or operations during the offer period, then you no longer are employed by Atmel or its direct or indirect subsidiaries prior to the expiration of the offer and therefore you will not be an eligible employee. As a result, you will not be eligible to participate in the offer.
     Events Occurring After the New Award Grant Date. If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new awards, your new awards will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Plan and any applicable sub-plan thereto and your new award agreement, including any applicable country-specific appendix. Additionally, awards granted under the Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such awards in the event of a merger or other corporate transaction of Atmel, as described in such agreement, plan or other arrangement.
     If, through or as a result of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of issued shares of our common stock effected without the receipt of consideration by us, the administrator will make an appropriate or proportionate adjustment in (i) the number and class of shares that may be delivered under the Plan, and/or (ii) the number, class and price of shares covered by each outstanding award under the Plan, and (iii) the number of equity awards that can be granted to any one individual equity award holder in any calendar year.

     If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding equity awards generally will terminate immediately before the consummation of the dissolution or liquidation. The administrator will notify each award holder prior to the liquidation or dissolution and may provide for the accelerated vesting and exercisability (as applicable) of an award until 10 days prior to such transaction. However, certain awards granted after August 13, 2008, that are “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, generally will be made at the same time as if the award vested in accordance with its original vesting provisions.
     In the event of a transaction described in the Plan (such as a merger, sale of all or substantially all of the assets of the Company or other transaction), each outstanding equity award granted under the Plan will (i) be assumed or equivalent awards will be substituted, by a successor corporation or its parent or subsidiary, or (ii), if the successor corporation or its parent or subsidiary does not assume or substitute for the outstanding equity award, terminate immediately prior to the consummation of the transaction and vest 100% immediately prior to their termination (and all performance goals will be deemed achieved at target levels). Options and stock appreciation rights that become fully vested as a result of such transaction will have a period of 15 days from receiving notice from the administrator to be exercisable with respect to all such vested shares subject to the equity award. Additionally, equity awards granted under the Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such equity awards in the event of a merger or other corporate transaction of Atmel or its direct or indirect subsidiaries, as described in such agreement, plan or other arrangement. However, any vesting acceleration benefit set forth in the Atmel Corporation ASIC and Fab 7 Success of Sale Plan will not apply to RSUs granted pursuant to the offer.
     Transferability.
     Unless the Administrator indicates otherwise in your award agreement, restricted stock units and options generally may not be transferred, other than by will or the laws of descent and distribution or to a designated beneficiary or other successor-in-interest in the event of your death. In the event of your death, unless otherwise indicated in your award agreement, your options may be exercised by, and any shares otherwise payable under your restricted stock units will be delivered to, a beneficiary designated by you and in the manner specified by the administrator, or if no beneficiary has been designated, then to the personal representative or successor-in-interest of your estate, as applicable.
     Registration and sale of shares underlying new awards.
     All of Atmel’s shares of common stock issuable upon the vesting of the restricted stock units or upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Atmel for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your restricted stock units or exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.
     Federal income tax consequences.
     You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new awards and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. (See Schedules C to Q provided at the end of this Offer to Exchange.) We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10. Information concerning Atmel.
     We are a leading designer, developer and manufacturer of a wide range of semiconductor products and intellectual property (IP) products. Our diversified product portfolio includes our proprietary AVR microcontrollers, security and smart card integrated circuits, and a diverse range of advanced logic, mixed-signal, nonvolatile memory and radio frequency devices. Leveraging our broad IP portfolio, we are able to provide our customers with complete system solutions. Our solutions target a wide range of applications in the industrial, consumer electronics, automotive, wireless, communications, computing, storage, security, military and aerospace markets, and are used in products such as mobile handsets, automotive electronics, global positioning systems (GPS) and batteries. We design, develop, manufacture and sell our products.
     Our principal executive offices are located at 2325 Orchard Parkway, San Jose, CA 95131, and our telephone number is (408) 441-0311. Questions regarding this offer should be directed to your local Human Resources representative.
     The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, is incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     We had a book value per share of $1.79 on March 31, 2009 (calculated using the book value as of March 31, 2009, divided by the number of outstanding shares of our common stock as of March 31, 2009).
     The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Three Months Ended			Years Ended
	March 31, 2009		March 31, 2008	December 31, 2008		December 31, 2007
Ratio of earnings to fixed charges	x	(1)	3.44	x	(1)	5.13

(1)	The ratio of earnings to fixed charges was less than 1:1 for the three months ended March 31, 2009, and the year ended December 31, 2008. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $24 million and $20 million of earnings in the three months ended March 31, 2009, and the year ended December 31, 2008, respectively.
11. Interests of directors and named executive officers; transactions and arrangements concerning the options.
     A list of our current directors and named executive officers as of June 30, 2009 is attached to this Offer to Exchange as Schedule A. Our named executive officers and the members of our board of directors may not participate in this offer. As of June 30, 2009, our named executive officers and directors (10 persons) as a group held options unexercised and outstanding under the Plan to purchase a total of 7,104,629 of our shares, which represented approximately 25.4% of the shares subject to all options outstanding under the Plan as of that date.

     The following table below sets forth the beneficial ownership of each of our current named executive officers and directors of options outstanding as of June 30, 2009. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 27,952,209 as of June 30, 2009. Our named executive officers and the members of our board of directors are not eligible to participate in the offer.

			Percentage
		Number of	of Total
		Options	Outstanding
Name	Position	Outstanding	Options
Steven Laub	President and Chief Executive Officer, Atmel Corporation, and Director	3,860,000	13.80%
Tsung-Ching Wu	Executive Vice President, Office of the President, Atmel Corporation, and Director	1,028,629	3.68%
Walt Lifsey	Executive Vice President, Worldwide Operations	875,000	3.13%
Stephen Cumming	Vice President Finance and Chief Financial Officer	400,000	1.43%
Rod Erin	Vice President, Non-Volatile Memory Segment and Advanced Products Business Unit	471,000	1.68%
David Sugishita	Director and Non-executive Chairman of the Board	155,000	*
Charles Carinalli	Director	62,500	*
Papken Der Torossian	Director	95,000	*
Dr. Edward Ross	Director	62,500	*
Jack L. Saltich	Director	95,000	*

*	Less than 1%.
     Except as described below, neither we, nor, to the best of our knowledge, any of our directors or named executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or RSUs, or in transactions involving our common stock during the past sixty (60) days before and including July 31, 2009:
•	On May 7, 2009, we withheld 28,594 shares upon vesting of an RSU from Steven Laub in a non-market disposition to fulfill tax obligations.

•	On May 15, 2009, we withheld 1,943 shares upon vesting of an RSU from Rod Erin in a non-market disposition to fulfill tax obligations.

•	On May 20, 2009, each of Messrs. Sugishita, Carinalli, Der Torossian, Ross and Saltich were granted 12,500 RSUs that will vest annually over 3 years.

•	On June 15, 2009, each of Messrs. Sugishita, Carinalli, Der Torossian, Ross and Saltich were granted an option to purchase 22,500 shares of common stock with a per share exercise price of $3.93 that will vest and become exercisable monthly over one year.
12. Status of options acquired by us in the offer; accounting consequences of the offer.
     Options that we acquire through the offer will be cancelled and, to the extent they were granted under the Plan, the shares subject to those options will be returned to the pool of shares available for grants of new awards under the Plan. To the extent shares returning to the Plan are not fully reserved for issuance upon receipt of the new awards to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible Plan participants without further stockholder action, except as required by applicable law or the rules of the NASDAQ Global Select Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     As of January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”). Under SFAS 123(R), we will recognize incremental compensation expense, if any, resulting from the new awards granted in the offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new award granted to employees in exchange for surrendered eligible options, measured as of the date the new awards are granted, over the fair value of the eligible options surrendered in exchange for the new awards, measured immediately prior to the exchange. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited RSUs will not be recognized.
     Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the new options have a greater value than the exchanged options they replace. The offer with respect to all eligible options is considered a modification of those options exchanged in the offer for financial reporting purposes. As a result, Atmel will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set, shortly before the exchange program began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial.
13. Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new awards as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options or RSUs as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new awards for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.
     If we are prohibited by applicable laws or regulations from granting new awards on the new award grant date, we will not grant any new awards. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new award grant date we will not grant any new awards and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.
14. Material income tax consequences.
     Material U.S. federal income tax consequences.
     The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted stock units or a combination of restricted stock units and new options pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
     Option holders who exchange outstanding options for restricted stock units or for a combination of restricted stock units and new options under the offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.
     Restricted stock units.
     If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income as the shares subject to the restricted stock units vest at which time they can no longer be forfeited and we will deliver the shares to you. At the same time, Atmel will also typically have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the restricted stock units granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your new award agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.
     You also should note that if your restricted stock units constitute “deferred compensation” within the meaning of Section 409A and (1) the vesting of all or a portion of your restricted stock units is accelerated in connection with your separation from service with us, and (2) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your restricted stock unit award may need to be delayed by 6 months in order to allow you to avoid the imposition of additional taxation under Section 409A.
     Nonstatutory stock options.
     Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.
     The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

          Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.
          If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
          Incentive stock options.
          Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than 3 months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.
          If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:
•	more than 2 years after the date the incentive stock option was granted; and

•	more than 1 year after the date the incentive stock option was exercised.
          If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.
          If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.
          Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.
          Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.
          This offer is currently expected to remain open for 26 days. If we extend this offer such that it is open for 30 days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (August 3, 2009) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than 2 years from the date this offer commenced (August 3, 2009) (i.e., the date of the deemed modification) and more than 1 year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.
          We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.
          In addition, if you are a resident of or taxpayer in more than one country, you should be aware that there might be tax, social insurance and other tax or legal consequences for more than one country that may apply to you. If you are subject to taxation in China, Finland, France, Germany, Hong Kong, Japan, Korea, Malaysia, Norway, Singapore, Switzerland, Taiwan and the United Kingdom, please see Schedules C through Q of this Offer to Exchange, as applicable, for a description of these tax, social insurance and other tax or legal consequences of participating in the offer. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.
15. Extension of offer; termination; amendment.
          We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.
          We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
          Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after the start of, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option grant that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option grant would not be eligible for exchange.
          The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 5 U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
          For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
16. Fees and expenses.
          We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.
17. Additional information.
          This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009;

2.	Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on April 27, 2009;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

4.	Our current reports on Form 8-K filed with the SEC on January 6, 2009, April 14, 2009, May 1, 2009, May 27, 2009, June 3, 2009, and June 23, 2009; and

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 15, 1998 and any further amendment or report filed thereafter for the purpose of updating such description.
          These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.
          Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.

          As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
          The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18. Financial statements.
          The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2008, and from our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.
19. Miscellaneous.
          We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
          We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.
Atmel Corporation
August 3, 2009

SCHEDULE A
INFORMATION CONCERNING THE NAMED EXECUTIVE OFFICERS
AND DIRECTORS OF ATMEL CORPORATION
          The directors and named executive officers of Atmel Corporation as of August 3, 2009, are set forth in the following table:*

Name	Position and Offices Held
Steven Laub	President and Chief Executive Officer, Atmel Corporation, and Director
Tsung-Ching Wu	Executive Vice President, Office of the President, Atmel Corporation, and Director
Walt Lifsey	Executive Vice President, Worldwide Operations
Stephen Cumming	Vice President Finance and Chief Financial Officer
Rod Erin	Vice President, Non-Volatile Memory Segment and Advanced Products Business Unit
David Sugishita	Director and Non-executive Chairman of the Board
Charles Carinalli	Director
Papken Der Torossian	Director
Dr. Edward Ross	Director
Jack L. Saltich	Director

*	Robert Avery is our Former Vice President Finance and Chief Financial Officer and was a named executive officer for fiscal 2008.
          The address of each named executive officer and director is:
Atmel Corporation
2325 Orchard Parkway
San Jose, CA 95131
          Our named executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B
SUMMARY FINANCIAL INFORMATION OF ATMEL CORPORATION

(in thousands, except per share amount and ratio)	Three Months Ended		Years Ended
Summary of Consolidated Statements of Operations:	March 31, 2009	March 31, 2008	December 31, 2008	December 31, 2007
	(unaudited)	(unaudited)
Net revenues	$271,493	$411,237	$1,566,763	$1,639,237
Cost of revenues	176,088	265,183	976,223	1,059,006
Income (loss) from continuing operations	3,626	6,788	(27,209)	47,885
Net income (loss)	3,626	6,788	(27,209)	47,885

Income (loss) per share from continuing operations
Basic	$0.01	$0.02	$(0.06)	0.10
Diluted	0.01	0.02	(0.06)	0.10

Net Income (loss) per share
Basic	$0.01	$0.02	$(0.06)	$0.10
Diluted	0.01	0.02	(0.06)	0.10

Weighted average shares used to calculate income (loss) per share from continuing operations and net income (loss) per share:
Basic	449,685	444,670	446,504	477,213
Diluted	456,431	447,643	446,504	481,737

	March 31, 2009	December 31, 2008	December 31, 2007
Summary of Consolidated Balance Sheets:
Cash and cash equivalents	$384,989	$408,926	$374,130
Total current assets	1,015,183	1,026,889	1,085,218
Total non-current assets	475,749	503,765	617,535
Total current liabilities	452,654	496,053	621,022
Total non-current liabilities	233,168	232,517	258,252
Total stockholders’ equity	805,110	802,084	823,479
Par value per common share	0.001	0.001	0.001
Stockholders’ equity (book value) — per share	1.79	1.79	1.86

	Three Months Ended			Years Ended
	March 31, 2009		March 31, 2008	December 31, 2008		December 31, 2007
Ratio of earnings to fixed charges	X	(1)	3.44	X	(1)	5.13

(1)	The ratio of earnings to fixed charges was less than 1:1 for the three months ended March 31, 2009 and the year ended December 31, 2008. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $24 million and $20 million of earnings in the three months ended March 31, 2009 and the year ended December 31, 2008, respectively.

B-1

SCHEDULE C
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
CHINA
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible options for the grant of a combination of RSUs and new options for eligible employees subject to tax in the People’s Republic of China. This discussion is based on the laws in effect in China as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not at an Atmel grade level of 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
Special Notice: New options and RSUs held by employees located in China will not vest until Atmel has obtained all necessary approvals from the State Administration of Foreign Exchange or its local counterpart under the Implementing Rules of the Measures for Administration of Foreign Exchange of Individuals for equity awards under the Plan. Atmel cannot guarantee that it will obtain the approvals and cannot provide further guidance on the timing of the approvals or the conditions that may apply to your new options and/or RSUs under the approvals.
Upon obtaining such approvals, your new options and RSUs will vest in accordance with the vesting schedule set forth in the Offer to Exchange and you will immediately vest to the extent of any scheduled vesting dates set forth in the Offer to Exchange that have already passed. If your employment terminates prior to the date your options and RSUs vest, your right to vest in the award will terminate effective as of the date that your status as an active employee terminates (i.e., you will forfeit the award and will not receive any benefit in lieu of the award). In addition, upon exercise of your new options or the vesting of your RSUs and issuance of shares, employees in China may be required to immediately sell the shares and to repatriate the proceeds of the sale of the People’s Republic of China and to a bank account established by Atmel.

TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Grant of New RSUs
You will not be subject to tax when your RSUs are granted to you.
Vesting of New RSUs
You will be subject to income tax and may be subject to social insurance contributions (to the extent you have not already reached the applicable ceiling) when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of shares at vesting.
Dividends
If you hold the shares issued at vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to tax in China and also to U.S. federal income tax withholding. You may be entitled to a tax credit in China for the U.S. federal income tax withheld. However, as a practical matter, obtaining a tax credit may be difficult. You will be required to repatriate any dividends to China.
Sale of Shares
When you subsequently sell the shares acquired at vesting of your RSUs, you will be subject to capital gains tax on any capital gains you realize. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at vesting.
Withholding and Reporting
Your employer is required to withhold and report income tax (and social insurance contributions, if applicable) when your RSUs vest and shares are issued to you. You are responsible for including any benefits realized under the Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. It is also your responsibility to report and pay any tax resulting from the receipt of any dividends and the sale of your shares.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for your new options.
Grant of New Options
You will not be subject to tax when your new options are granted to you.
Exercise of New Options and Sale of Shares
You will be subject to income tax and may be subject to social insurance contributions when you exercise your new options and the shares are immediately sold. You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price.

Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of your new options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, less any applicable taxes and brokerage fees.
Withholding and Reporting
Your employer is required to withhold and report income tax (and social insurance contributions, if applicable) when you exercise your new options. You are responsible for including any benefits realized under the Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld.
OTHER INFORMATION
Method of Exercise for New Options
As noted above, if you exchange your eligible options for new options, you will be required to exercise your new options solely by means of a cashless sell-all exercise procedure. Under a mandatory cashless exercise procedure you will be required to provide irrevocable instructions to the plan broker to sell all shares to be issued upon exercise of your vested new options and deliver the proceeds of the sale of shares, less the exercise price, any tax obligations, brokerage fees and/or commissions, to you. You will not be permitted to hold shares after exercise. However, Atmel reserves the right, in its sole discretion, to permit other methods of exercise in the future.
Exchange Control Requirements
Pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the sale of shares acquired upon vesting of your RSUs to China. Under applicable laws, such repatriation of funds may need to be effectuated through a special exchange control account established by Atmel, or its direct or indirect subsidiaries or the employer, and the proceeds from the sale of shares may be transferred to such special account prior to being delivered to you.
Atmel will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency at Atmel’s discretion. You may be required to comply with other requirements that may be imposed by Atmel in the future in order to facilitate compliance with exchange control requirements in China.

SCHEDULE D
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
FINLAND
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible options for the grant of a combination of RSUs and new options for eligible employees subject to tax in Finland. This discussion is based on the laws in effect in Finland as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not at an Atmel grade level of 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Grant of RSUs
You will likely not be subject to tax when your RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax, health insurance premiums and possibly church tax when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued to you at vesting.

Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to tax in Finland and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your Finnish tax for the U.S. federal income tax withheld.
Sale of Shares
When you subsequently sell any shares acquired at vesting of your RSUs, you will be subject to capital gains tax on any gain you realize. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at vesting. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the shares (which will be nil) and other costs in connection with the gain; or (2) 20% of the sale proceeds (40% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at vesting, you will be entitled to deduct such a capital loss from capital gains either for the current year or during the next three years.
Withholding and Reporting
Your employer is required to withhold and report national and municipal income tax (and church tax, if applicable) and health insurance premiums when your RSUs vest and shares are issued to you. You must check in your pre-completed tax return that the taxable benefit resulting from the vesting of your RSUs is reported. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of your shares.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for your new options.
Grant of New Options
You will likely not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you will be subject to income tax and health insurance premiums on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You may also be subject to church tax on the income when you exercise your new options.
Dividends
If you hold the shares acquired at exercise of your new options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to tax in Finland and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your Finnish tax for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired at exercise of your new options, you will be subject to capital gains tax on any gain you realize. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the shares (which will include the exercise price) and other costs in connection with the gain; or (2) 20% of the sale proceeds (40% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to deduct such a capital loss from capital gains either for the current year or during the next three years.
Withholding and Reporting
Your employer is required to withhold and report national and municipal income tax (and church tax, if applicable) and health insurance premiums when you exercise your new options. You must check in your pre-completed tax return that the taxable benefit resulting from the exercise of your new options is reported. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of your shares.
OTHER INFORMATION
Securities Law Information
If you reside in the EEA, additional information about the Plan and the offer is available in a disclosure statement for employees (intended to comply with exemption from the obligation to publish a prospectus under Article 4(1)(e) of Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the Prospectus to be Published when Securities are Offered to the Public or Admitted to Trading). The statement is provided as Schedules P and Q at the end of this Offer to Exchange and is available on Atmel’s intranet at http://www-sjo.atmel.com/sjo/formf.html.

SCHEDULE E
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
FRANCE
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in France. This discussion is based on the laws in effect in France as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new options and/or RSUs).
Atmel makes no representation that any new French-qualified options and/or RSUs will retain their French-qualified status. If your new awards do not retain their French-qualified status, the income at exercise of your new option and vesting of your RSUs will be taxed as salary at your marginal personal income tax rate and employee and employer social security contributions will be due. A further discussion of non-qualified French options is also listed below.
If you are eligible to exchange eligible options for new options, please review the following information very carefully as Atmel is not able to determine whether your new options will be French-qualified at this time. Atmel intends to grant new options that will be French-qualified and will notify eligible employees prior to the close of this exchange offer if during the time this offer is open, Atmel determines that the new option grant date is likely to fall within a closed period. If Atmel notifies eligible employees that the new options are not likely to be French-qualified, it will provide eligible employees at least five (5) business days to reconsider whether they will participate in this exchange. If Atmel does not provide notice to this effect to eligible employees during the time this offer is open, the new options granted to employees located in France will be intended to be French tax-qualified.

Exchange of Eligible Options for RSUs
Terms of RSUs: If you decide to participate in the offer, your RSUs will be granted under the Rules of the Atmel Corporation 2005 Stock Plan for the Grant of Options and Restricted Stock Units for Participants in France (the “French Sub-Plan”) because they are intended to qualify for favorable tax and social security contribution treatment. The French Sub-Plan and French RSU award agreements are attached as Exhibits to the Schedule TO. Please review these documents carefully and speak to your tax or other legal advisor if you have any questions about the terms and conditions of the agreements. In particular, your RSUs will be subject to a special vesting schedule and shares issued to you at vesting will be subject to a mandatory holding period as described below.
1. Vesting: Assuming your continued active employment by Atmel or one of its direct or indirect subsidiaries through the vesting date, your RSUs will be scheduled to vest 50% on the second anniversary of the new award grant date and in eight equal installments on a quarterly basis ratably over a period of approximately two years following the first vest date, on the 15th of each of November, February, May and August.
2. Holding Periods: You must hold the Atmel shares issued upon vesting of your RSUs for two years before selling the shares subject to very limited exceptions such as death.
If you are a managing director of Atmel’s French subsidiary (“mandataires sociaux”), you may not sell 20% of shares issued to you upon each vesting date of your RSUs under the French schedule and agreement until you cease service as a managing director.
Tax Information for Exchange of Eligible Options for RSUs:
Option Exchange
You will not be subject to personal income tax or social security contributions as a result of the exchange of eligible options for the grant of French-qualified RSUs.
Grant of French-qualified RSUs
You will not be subject to personal income tax or social security contributions when your new French-qualified RSUs are granted to you.
Vesting of French-qualified RSUs
You should not be subject to personal income tax or social security contributions when your French-qualified RSUs vest and shares are issued to you, provided that the requirements for favorable income tax and social security treatment are satisfied.
Wealth Tax
Shares acquired under the French Sub-Plan are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You are advised to review the application rules for the valuation of the shares you acquire under the French Sub-Plan.
Dividends
If you hold the shares acquired at vesting of your French-qualified RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to personal income tax in France after application of certain allowances. However, you may elect for a reduced flat withholding tax on the gross amount of dividends you receive. You must make the election on each dividend distribution at the time of the distribution. Such election may trigger adverse tax consequences. Please consult your personal tax advisor regarding this election and its consequences to your situation. Any dividends will also be subject to 11% additional social taxes,1 plus the new 1.1% social tax (applicable to dividends received on or after January 1, 2008) in France.
In addition, you will be subject to U.S. federal income tax withheld at source. You may be entitled to a tax credit in France for the U.S. federal income tax withheld. Such tax credit can be offset against the reduced fixed withholding tax or the personal income tax.
Sale of Shares
When you subsequently sell the shares acquired at vesting of your French-qualified RSUs, you will be subject to tax. Your gain will be divided into two portions: the gain at vesting (i.e., the fair market value of the shares at vesting) and the capital gain (i.e., the difference between the net sale proceeds and the fair market value of the shares at vesting).
(1) Gain at vesting: Provided your French-qualified RSUs retain their French-qualified status, the gain at vesting will be taxed at the rate of 44.6% (30% income tax plus 14.6%2 additional social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate plus 14.6% additional social taxes.
However, if your RSUs do not retain their French-qualified status (e.g., if you sell your shares prior to the expiration of the required minimum holding period), the gain at vesting will be taxed as salary income. In addition, employee and employer social security contributions will be due on the gain at vesting but are payable in connection with the sale of the shares.
(2) Capital gain: The capital gain will be taxed at the rate of 30.1% (18% income tax plus 12.1%3 additional social taxes). However, you will only be subject to tax on the capital gain if the total proceeds from the sale of securities (for you and your household) during a calendar year exceeds a certain amount (€25,730 for 2009), in which case you will be subject to tax on the entire capital gain. If the sale proceeds are less than the fair market value of the shares at vesting, you will realize a capital loss. This capital loss can be offset against the gain at vesting and, provided the €25,730 threshold is exceeded, against capital gain of the same nature realized by you and your household during the same year or during the ten following years. This capital loss cannot be offset against other types of income (such as salary).

[1]	The 11% additional social taxes include 8.2% CSG, 0.5% CRDS, 2% social tax, and 0.3% additional contribution to the social tax.

[2]	Note that the social taxes used to be assessed at a rate of 11%. However, a new French law imposed an additional 2.5% social tax on any French-qualified RSUs granted on or after October 16, 2007. Furthermore, pursuant to a new law published on December 3, 2008, an additional social tax of 1.1% has been imposed, retroactive to January 1, 2008, resulting in a total social tax of 14.6%.

[3]	The 2.5% additional social tax which applies to the gain at vesting does not apply to capital gains; therefore, the additional social taxes are limited to the original 11% social tax plus the new 1.1% social tax.

Withholding and Reporting
Your employer is not required to withhold income tax when your RSUs vest. However, your employer is required to report the details of the vesting of your RSUs to the social security administration in the year following the year of vesting. You are responsible for reporting and paying any tax resulting from the vesting of your RSUs, the receipt of any dividends and the sale of your shares.
Finally, you must declare any cash or stock account held abroad when filing your personal income tax return.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
New options granted to employees located in France may either be French-qualified or not French-qualified, depending on whether the new grant date falls within a French closed period as set forth in Section L. 225-177 of the French Commercial Code, as determined by Atmel and described below (“Closed Period”).  If during the time this offer is open, Atmel becomes aware that the new option grant date is likely to fall within a Closed Period, Atmel will notify eligible employees accordingly.  However, Atmel may not know until the date the new option grant is made whether a Closed Period will apply.  As a result, you should carefully review the information below to determine the consequence of the exchange under both the scenario pursuant to which you receive new options that are intended to be French-qualified and the scenario pursuant to which you receive new options that are not French-qualified before you determine whether you want to participate in the exchange offer.
A “Closed Period” includes (i) the 10 quotation days before and after Atmel discloses its annual and quarterly reports; (ii) any period during which the corporate management of Atmel possess confidential information which could, if disclosed to the public, significantly impact the trading price of the shares of Atmel common stock, until 10 quotation days after the day such information is disclosed to the public; and (iii) within 20 quotation days following the declaration of a dividend.
The following information assumes that your new options are intended to be French-qualified:
Terms of Options: If the new award grant date does not fall within a Closed Period, the new options are intended to qualify for favorable tax and social security treatment (“French-qualified options”) and will be governed by the French Sub-Plan and French-qualified option agreement. The French Sub-Plan and French-qualified option agreement are attached as Exhibits to the Schedule TO. Please review these documents carefully and speak to your tax or other legal advisor if you have any questions about the terms and conditions of the agreements. In particular, your new options may have a special exercise price and will have restrictions on exercisabilty and the sale of shares as described below.
1. Exercise Price: The exercise price for new options granted to employees in France will be the higher of (a) the fair market value of a share of Atmel’s common stock on the new award grant date, or (b) 95% of the average quotation price of Atmel’s common stock during the 20 quotation days immediately preceding the new award grant date.

2. Date of First Exercisability: Under French tax restrictions, your option may not be exercised until at least one year after the new grant date regardless of whether any portion of the options have vested prior to this one year period.
3. Holding Periods: Under French tax restrictions, you may not sell the shares underlying your new option until four years from the new award grant date of your new option (or such other period necessary for your option to qualify for French-qualified status).
Tax Information for Exchange of Eligible Options for French-qualified Options:
Option Exchange
You will not be subject to personal income tax or social security contributions as a result of the exchange of eligible options for the grant of French-qualified options.
Grant of New French-qualified Options
You will not be subject to personal income tax or social security contributions when your new French-qualified options are granted to you.
Exercise of New French-qualified Options
You should not be subject to personal income tax or social security contributions on the spread (i.e., the difference between the fair market value of the underlying shares at exercise and the exercise price) when you exercise your option, provided that the requirements for favorable income tax and social security treatment are satisfied.
Wealth Tax
Shares acquired under the French Sub-Plan are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You are advised to review the application rules for the valuation of the shares you acquire under the Plan.
Dividends
If you hold the shares acquired at exercise of your French-qualified options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to personal income tax in France after application of certain allowances. However, you may elect for a reduced flat withholding tax on the gross amount of dividends you receive. You must make the election on each dividend distribution at the time of the distribution. Such election may trigger adverse tax consequences. Please consult your personal tax advisor regarding this election and its consequences to your situation. Any dividends will also be subject to 11% additional social taxes,4 plus the new 1.1% social tax (applicable to dividends received on or after January 1, 2008) in France.
In addition, you will be subject to U.S. federal income tax withheld at source. You may be entitled to a tax credit in France for the U.S. federal income tax withheld. Such tax credit can be offset against the reduced fixed withholding tax or the personal income tax.

[4]	The 11% additional social taxes include 8.2% CSG, 0.5% CRDS, 2% social tax, and 0.3% additional contribution to the social tax.

Sale of Shares
You will be subject to tax and social security contributions when you sell shares acquired under the French Sub-Plan. Provided your new options retain their French-qualified status, your gain will be divided into two portions: the spread at exercise (i.e., the difference between the fair market value of the shares at exercise and the option price) and the capital gain (i.e., the difference between the sale proceeds and the fair market value of the shares at exercise).
(1) Spread at exercise: If the spread is less than or equal to €152,500, the spread will be taxed at the rate of 44.6% (30% income tax plus 14.6% additional social taxes). If the spread is greater than €152,500, the portion of the spread up to €152,500 will be taxed at the rate of 44.6% and the portion of the spread above €152,500 will be taxed at 54.6% (40% income tax plus 14.6% additional social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate (up to 40% for 2008 income) in the salaries category plus 14.6% additional social taxes.
You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your new options (assuming the four-year or other minimum holding period is met) to sell your shares. If you sell the shares at least two years after the exercise of your new options when the four-year holding period is met and the spread is less than or equal to €152,500, the spread will be taxed at the rate of 32.6% (18% income tax plus 14.6% additional social taxes). If you sell the shares at least two years after the exercise of your new options when the four-year holding period is met and the spread is greater than €152,500, the portion of the spread up to €152,500 will be taxed at the rate of 32.6% and the portion of the spread above €152,500 will be taxed at the rate of 44.6% (30% income tax plus 14.6% additional social taxes). Alternatively, you may elect to be taxed at your marginal personal income tax rate plus 14.6% additional social taxes.
(2) Capital gain: You will not be subject to tax on any gain you realize when you sell shares acquired under the French Sub-Plan if your total proceeds from the sale of securities (for you and your household) during the relevant calendar year does not exceed the threshold exemption amount (€25,730 for 2009). If your total proceeds from the sale of securities (for you and your household) during the relevant calendar year exceed the threshold exemption amount, you must pay capital gains tax on any gain you realize. In such case, the taxable amount is the difference between the sale proceeds and the fair market value of the shares at exercise. The capital gain will be taxed at the rate of 30.1% (18% income tax plus 12.1% additional social taxes).
If your proceeds from the sale of your shares are less than the fair market value of the shares at exercise, you will realize a capital loss. Provided the above-mentioned capital gains threshold is exceeded, such capital loss can be offset against the spread and/or capital gains of the same nature realized by you and your household during the year in the same year and/or during the ten years following. A capital loss cannot be offset against other types of income (such as salary income).
Wealth Tax
Shares acquired under the French Sub-Plan are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You are advised to review the application rules for the valuation of the shares you acquire under the French Sub-Plan.

Withholding and Reporting
Your employer is not required to report or withhold personal income tax at the exercise of your French-qualified option. However, no later than February 15th following the year in which you exercised your French-qualified options, your employer will send you a statement setting out your benefits under the French Sub-Plan; this statement will also be sent to the competent tax office for your employer. You must include this statement in your tax return for the year in which you exercise your French-qualified options or sell your shares. It is your responsibility to pay any taxes or additional social security contributions resulting from the exercise of your new options, the sale of your shares or the receipt of any dividends.
Finally, you must declare any cash or stock account held abroad when filing your personal income tax return.
The following information assumes that your new options will not be French-qualified:
Terms of Options: If the new award grant date falls within a Closed Period, the new options will not qualify for favorable tax and social security treatment and will be governed by the terms and conditions of the Plan and the general international award agreement, including the country-specific provisions set forth in the appendix to the agreement. In such case, the new options will not be granted under the French sub-plan and none of the special additional terms such as a special exercise price, exercisabilty restriction and restriction on the sale of shares described above for options intending to be French-qualified options will apply. The Plan and the general international award agreement are attached as Exhibits to the Schedule TO. Please review these documents carefully and speak to your tax or other legal advisor if you have any questions about the terms and conditions of the agreements.
Tax Information for Exchange of Eligible Options for Non French-qualified Options:
Option Exchange
You will not be subject to personal income tax or social security contributions as a result of the exchange of eligible options for the grant of new options.
Grant of New Non French-Qualified Options
You will not be subject to personal income tax or social security contributions when the new options are granted to you.
Exercise of New Non French-Qualified Options
When you exercise the new options, you will be subject to personal income tax (up to 40% for 2008 income) and social security contributions on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.
Wealth Tax
Shares acquired under the Plan are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You are advised to review the application rules for the valuation of the shares you acquire under the Plan.
Dividends
If you hold the shares acquired at exercise of the new options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to personal income tax in France after application of certain allowances. However, you may elect for a reduced flat withholding tax on the gross amount of dividends you receive. You must make the election on each dividend distribution at the time of the distribution. Such election may trigger adverse tax consequences. Please consult your personal tax advisor regarding this election and its consequences to your situation. Any dividends will also be subject to 11% additional social taxes, plus the new 1.1% social tax (applicable to dividends received on or after January 1, 2008) in France.
In addition, you will be subject to U.S. federal income tax withheld at source. You may be entitled to a tax credit in France for the U.S. federal income tax withheld. Such tax credit can be offset against the reduced fixed withholding tax or the personal income tax.
Sale of Shares
The capital gain will be taxed at the rate of 30.1% (18% income tax plus 12.1% additional social taxes). However, you will only be subject to tax on the capital gain if the total proceeds from the sale of securities (for you and your household) during a calendar year exceeds a certain amount (€25,730 for 2009), in which case you will be subject to tax on the entire capital gain (i.e., the difference between the sales proceeds and the fair market value of the shares at vesting).
If the sale proceeds are less than the fair market value of the shares at vesting, you will realize a capital loss. This capital loss can be offset against the gain at vesting and, provided the €25,730 threshold is exceeded, against capital gain of the same nature realized by you and your household during the same year or during the ten following years. This capital loss cannot be offset against other types of income (such as salary).
Withholding and Reporting
Your employer will not withhold personal income tax, but will withhold applicable social security contributions at the exercise of the new options. Your employer will also report the income recognized at vesting on your pay- slip for the month of in which you exercise the new options. However, you are responsible for paying any tax resulting from the exercise of the new options and for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares.
Finally, you must declare any cash or stock account held abroad when filing your personal income tax return.
OTHER INFORMATION FOR RSUS, FRENCH-QUALIFIED OPTIONS AND NON-FRENCH TAX-QUALIFIED OPTIONS
Additional Tax Considerations
If you decide to participate in the offer, you should also consider whether your eligible options were granted under the French Sub-Plan or otherwise may have been intended to qualify for favorable tax and social security contribution treatment pursuant to sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended. If so, you will not receive any credit with regard to holding periods met for your exchanged options as to the grant of any new French-qualified options and/or RSUs under the French Sub-Plan in the exchange. Your new options and/or RSUs will have the vesting and holding period restrictions described in this Offer to Exchange. You should also note that there have been changes to the social security treatment of French-qualified options in recent years which apply to grants made on or after October 16, 2007, and a new social tax of 1.1% which applies from January 1, 2008. These tax consequences may affect your decision to participate in the offer. Please review the terms and conditions of your eligible options carefully and speak to your tax or other legal advisor if you have any questions.

Exchange Control Information
You may hold shares purchased under your new options and/or on vesting of RSUs outside of France provided you declare all foreign accounts, whether open, current, or closed, on your income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution if the value of the cash or securities exceeds a certain amount which is set annually (€10,000 for 2009).
Securities Law Information
If you reside in the EEA, additional information about the Plan and the offer is available in a disclosure statement for employees (intended to comply with exemption from the obligation to publish a prospectus under Article 4(1)(e) of Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the Prospectus to be Published when Securities are Offered to the Public or Admitted to Trading). The statement is provided as Schedules P and Q at the end of this Offer to Exchange and is available on Atmel’s intranet at http://www-sjo.atmel.com/sjo/formf.html.

SCHEDULE F
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
GERMANY
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in Germany. This discussion is based on the laws in effect in Germany as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Grant of RSUs
You will not be subject to tax when your RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of shares at vesting.

Please note that a deduction of €360 per calendar year may be available to you pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz) because the income results from the acquisition of stock in your employer’s parent company. This deduction may also be relevant to the income at exercise of your eligible options, and therefore, you should consider that possibility if you decide to participate in the exchange. Please consult your personal tax advisor to determine whether this deduction may apply at vesting of your RSUs.
Dividends
If you hold the shares issued at vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. One-half of any dividends paid with respect to the shares will be subject to income tax in Germany. In addition, any dividends paid will be subject to U.S. federal income tax withheld at source. You may be entitled to a credit for the U.S. federal income tax withheld.
Sale of Shares
When you subsequently sell any shares acquired at vesting of your RSUs, you will be subject to capital gains tax on any gains you realize at a flat rate of 25% (plus 5.5% solidarity surcharge and church tax, if applicable), provided you do not own 1% or more of Atmel’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. Please note that you may elect to be taxed at your marginal tax rate if the 25% flat rate exceeds your marginal tax rate. The taxable amount, whether at the flat rate or your marginal tax rate, will be the difference between the sale proceeds and the fair market value of the shares at vesting.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when your RSUs vest and shares are issued to you. You are responsible for including any benefits realized under the Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of your shares.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for your new options.
Grant of New Options
You will not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will also be subject to a solidarity surcharge and church tax, if applicable, on your income tax liability.
Please note that a deduction of €360 per calendar year may be available to you pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz) because the income results from the acquisition of stock in your employer’s parent company. See discussion above if you are also receiving RSUs.

Additionally, if your new options are earned over a period of more than one year, the spread may be subject to the “one-fifth rule” (the “Fünftelungsregelung”). The one-fifth rule generally is applicable if you receive income in a certain calendar year, but the income has not been earned in that calendar year only. If the one-fifth rule is applicable to the spread, the taxable amount would be calculated as the difference between (a) the marginal tax on the income without the spread and (b) the marginal tax on the income plus one-fifth of the spread, times five. The application of the one-fifth rule may result in a favorable tax treatment for you. However, the one-fifth rule has no benefit if you are subject to tax at the maximum marginal income tax rate on your base salary (before taking in account your income from the new stock options). You may claim the benefit of the one-fifth rule, even if your employer does not withhold at this rate. As this rule is complex, you should consult your personal tax advisor to determine if you are eligible.
Dividends
If you hold the shares acquired at exercise of your new options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. One-half of any dividends paid with respect to the shares will be subject to income tax in Germany. In addition, any dividends paid will be subject to U.S. federal income tax withheld at source. You may be entitled to a credit for the U.S. federal income tax withheld.
Sale of Shares
When you subsequently sell any shares acquired at exercise of your new options, you will be subject to capital gains tax on any gains you realize at a flat rate of 25% (plus 5.5% solidarity surcharge and church tax, if applicable), provided you do not own 1% or more of Atmel’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. Please note that you may elect to be taxed at your marginal tax rate if the 25% flat rate exceeds your marginal tax rate. The taxable amount, whether at the flat rate or your marginal tax rate, will be the difference between the sale proceeds and the fair market value of the shares at exercise.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise your new options. You are responsible for including any benefits realized under the Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of your shares.
OTHER INFORMATION
Exchange Controls
For statistical purposes, the German Federal Bank requires that you file monthly reports for any cross-border transactions in excess of €12,500. Generally, the bank assisting you with the transaction will file the report for you. In addition, you must report any receivables or payables or monetary claims against a person or entity outside Germany exceeding an amount of €5,000,000 on a monthly basis.

Securities Law Information
If you reside in the EEA, additional information about the Plan is available in a disclosure statement for employees (intended to comply with exemption from the obligation to publish a prospectus under Article 4(1)(e) of Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the Prospectus to be Published when Securities are Offered to the Public or Admitted to Trading). The statement is provided as Schedules P and Q at the end of this Offer to Exchange and is available on Atmel’s intranet at http://www-sjo.atmel.com/sjo/formf.html.

SCHEDULE G
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
HONG KONG
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs for eligible employees subject to tax in Hong Kong. This discussion is based on the laws in effect in Hong Kong as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, or when you sell shares acquired at settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new RSUs.
SECURITIES WARNING:
The Offer to Exchange, any grant of new RSUs that you may receive in exchange for exchanged eligible options and any shares of Atmel’s shares issued to you at vesting of such new awards do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of Atmel or its direct or indirect subsidiaries. The new award agreement, including any country-specific exhibit thereto, the Offer to Exchange, the Plan and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Offer to Exchange, any new awards that you may receive for the exchange of eligible options and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the Plan, the new award agreement, including any country-specific appendix thereto, or the Plan, you should obtain independent professional advice.
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.

G-1

Grant of RSUs
You will not be subject to tax when your RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax, but not Mandatory Provident Fund (“MPF”) contributions, when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued to you at vesting.
Please note that if you leave Hong Kong permanently and subsequently vest in your RSUs, all or a portion of any income you receive at vesting may still be considered Hong Kong-source employment income and subject to tax in Hong Kong. You may elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In such case, you will be taxed on the “notional” income based on the assumption that your RSUs vested within seven days before the date of submission of your tax return for the year in which you permanently depart Hong Kong. If the value of the shares increases so that the actual gain at vesting is greater than the deemed gain at the time of your departure from Hong Kong, there will be no additional tax. If the value of the shares decreases so that the actual gain at vesting is less than the deemed gain at the time of your departure from Hong Kong, you can request a refund of any tax overpayment.
Please consult your personal tax advisor if you are planning to permanently leave Hong Kong and are considering settling your tax liability prior to departure as described above.
Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will not be subject to tax in Hong Kong. However, you will be subject to U.S. federal income tax withheld at source.
Sale of Shares
When you subsequently sell any shares acquired at vesting of your RSUs, you will not be subject to capital gains tax or salaries tax on any gains you realize.
Sale Restriction
Due to securities laws in Hong Kong, you will be restricted from selling the Atmel shares underlying your RSUs for a period of six (6) months from the date of grant of your RSUs. It is unlikely that your RSUs will vest within six (6) months of the grant date; however, in the event of a change in control or termination of employment resulting in any acceleration of your vesting, you will not be permitted to sell the shares until six (6) months from the new award grant date.
Withholding and Reporting
Your employer is not required to withhold income tax at the vesting of your RSUs. However, because the fair market value of the shares at vesting qualifies as additional salary under Hong Kong law, your employer will report the income recognized at vesting on its annual return. You are responsible for reporting and paying any tax resulting from the vesting of your RSUs.
If you leave Hong Kong permanently and subsequently your RSUs vest and you do not settle your tax liability prior to departure as described above, you and your employer are still required to report the income resulting from the vesting of your RSUs and you are still responsible for paying any applicable tax.

G-2

SCHEDULE H
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
JAPAN
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in Japan. This discussion is based on the laws in effect in Japan as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
The Japanese tax treatment of an exchange of options for RSUs is uncertain because there are no specific tax provisions related to such an exchange. You likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the Offer to Exchange. However, we recommend that you consult your personal tax advisor regarding the potential tax consequences of the Offer to Exchange.
Grant of RSUs
Although the tax treatment of your RSUs granted in exchange for eligible options is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when your RSUs are granted to you.

Vesting of RSUs
You will likely be subject to income tax, but no social insurance contributions, when your RSUs vest and shares are issued to you at vesting. The taxable amount will be the on the fair market value of the shares issued to you at vesting, which will likely be characterized as remuneration income.
Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to tax in Japan. In addition, you will be subject to U.S. federal income tax withheld at source. You may be entitled to a tax credit in Japan for the U.S. federal income tax withheld.
Sale of Shares
When you subsequently sell any shares acquired at vesting of your RSUs, you will be subject to capital gains tax on any gains you realize. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares issued to you at vesting. Generally, you will be subject to capital gains tax at a flat rate of 20%. However, you may be eligible for a reduced tax rate if certain conditions are met. Please consult your personal tax advisor to determine whether you may be eligible for a reduced capital gains rate.
Withholding and Reporting
Your employer will not withhold and report tax at the vesting of your RSUs. You are responsible for reporting and paying any tax resulting from the exchange of eligible options, the grant and vesting of your RSUs, the receipt of any dividends and the sale of shares.
Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
The Japanese tax treatment of an exchange of options for new options is uncertain because there are no specific tax provisions related to such an exchange. You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the offer. However, we recommend that you consult your personal tax advisor regarding the potential tax consequences of the offer.
Grant of New Options
Although the tax treatment of your new options granted in exchange for eligible options is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares at the time of exercise and the exercise price. The spread will be characterized as remuneration income and taxed at your progressive income tax rate.

You likely will not be subject to social insurance contributions when you exercise your new options.
Dividends
If you hold the shares acquired at exercise of your new options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to tax in Japan. In addition, you will be subject to U.S. federal income tax withheld at source. You may be entitled to a tax credit in Japan for the U.S. federal income tax withheld.
Sale of Shares
When you subsequently sell any shares acquired at exercise of your new options, you will be subject to capital gains tax on any gains you realize. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Generally, you will be subject to capital gains tax at a flat tax rate of 20%. However, you may be eligible for a reduced tax rate if certain conditions are met.
Withholding and Reporting
Your employer will not withhold and report tax at exercise your new options. You are responsible for reporting and paying any taxes resulting from the exchange of eligible options, the grant and exercise of your new options, the receipt of any dividends and the sale of your shares.
Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.
OTHER INFORMATION
Exchange Control
If you purchase shares with a value exceeding ¥30,000,000 in a single transaction, you must file a Payment Report with the Ministry of Finance. If the payment is made without the involvement of a bank in Japan, the Payment Report must be filed by the 20th day of the month following the month the payment is made. If the payment is made through a bank in Japan, the Payment Report must be filed through the bank within 10 days after the payment is made.
If you purchase shares with a value exceeding ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report, in addition to the Payment Report, with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares.

SCHEDULE I
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
KOREA
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in Korea. This discussion is based on the laws in effect in Korea as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Grant of RSUs
You will not be subject to tax when RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings) when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued to you at vesting.

Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to tax in Korea and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your Korean income tax for the U.S. federal income tax withheld.
Sale of Shares
When you subsequently sell any shares acquired at vesting of your RSUs, you will be subject to capital gains tax on any gain you realize, unless the gain you realize from the sale of shares in that year is less than the exempt amount (which is currently KRW2,500,000 per year per type of asset sold). Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax and, in this case, the taxable gain will be the difference between the sale price and the fair market value of the shares at vesting. You will not be subject to any securities transaction tax when you sell the shares.
Withholding and Reporting
Your employer will not withhold and report income tax or social insurance contributions at the vesting of your RSUs. It is your responsibility to report and pay any taxes due. You are also responsible for reporting any income and paying any applicable taxes resulting from the receipt of any dividends and the sale of shares acquired at vesting of your RSUs.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for your new options.
Grant of New Options
You will not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be considered Class B income.
Dividends
If you hold the shares acquired at exercise of your new options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will be subject to tax in Korea and also to U.S. federal income tax withholding. You may be entitled to a tax credit against your Korean income tax for the U.S. federal income tax withheld.
Sale of Shares
When you subsequently sell any shares acquired at exercise of your new options, you will be subject to capital gains tax on any gain you realize, unless the gain you have realized from the sale of shares in that year is less than the exempt amount (which is currently KRW2,500,000 per year per type of asset sold). Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax and, in this case, the taxable gain will be the difference between the sale price and the fair market value of the shares at vesting. You will not be subject to any securities transaction tax when you sell the shares.

Withholding and Reporting
Your employer will not withhold and report income tax or social insurance contributions when you exercise your new options. It is your responsibility to report and pay any taxes due. You are also responsible for reporting any income and paying any applicable taxes resulting from the receipt of any dividends and the sale of shares acquired at exercise of your new options.
OTHER INFORMATION
Exchange Controls
If you remit funds out of Korea to pay the exercise price at exercise of your new options, your remittance must be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. The following supporting documents evidencing the nature of the remittance must be submitted to the bank together with the confirmation application: (i) the new award agreement; (ii) the Plan; (iii) a document evidencing the type of shares to be acquired and the amount (e.g., the award certificate); and (iv) your certificate of employment. This confirmation is not necessary for cashless exercises because no funds are remitted out of Korea.
Please note that you must repatriate the proceeds received from the sale of stock overseas to Korea within eighteen (18) months if such proceeds exceed US $500,000 per sale. Separate sales may be deemed a single sale if the sole purpose of separate sales was to avoid a sale exceeding the US $500,000 per-sale threshold.

SCHEDULE J
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
MALAYSIA
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in Malaysia. This discussion is based on the laws in effect in Malaysia as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Grant of RSUs
You will not be subject to tax when RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax, but not social insurance contributions, when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued to you at vesting.

Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will not be subject to tax in Malaysia. However, you will be subject to U.S. federal income tax withheld at source.
Sale of Shares
When you sell any shares acquired at vesting of your RSUs, you will not be required to pay any tax on any gain from the sale of your shares because there is currently no capital gains tax in Malaysia (effective April 1, 2007) unless you are in the business of buying and selling shares and the gains are remitted to Malaysia.
Withholding and Reporting
Your employer is required to report the grant and vesting of your RSUs to the Inland Revenue Board and is required to report the vesting of your RSUs on your annual return of remuneration (the “EA Form”). Your employer also is required to withhold income tax when your RSUs vest and shares are issued to you. However, you are responsible for reporting the taxable benefits of your RSUs on your annual tax return and for paying any applicable tax not otherwise withheld by your employer. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares acquired at vesting of your RSUs.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for your new options.
Grant of New Options
You will not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you will be subject to income tax, but not social insurance contributions, on the difference (or “spread”) between exercise price of your new options and the lower of (i) the fair market value of the shares on the date of vesting (i.e., when your new options become exercisable) and (ii) the fair market value of the shares on the date of exercise.
Dividends
If you hold the shares acquired at exercise of your new options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid will not be subject to tax in Malaysia. However, you will be subject to U.S. federal income tax withheld at source.
Sale of Shares
When you sell any shares acquired at exercise of your new options, you will not be required to pay any tax on any gain from the sale of your shares because there is currently no capital gains tax in Malaysia (effective April 1, 2007) unless you are in the business of buying and selling shares and the gains are remitted to Malaysia.

Withholding and Reporting
Your employer is required to report the grant and exercise of your new options to the Inland Revenue Board and is required to report the exercise of your new options on your annual return of remuneration (the “EA Form”). Your employer also is required to withhold income tax when you exercise your new options. However, you are responsible for reporting the taxable benefits of your new options on your annual tax return and for paying any applicable tax not otherwise withheld by your employer. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares acquired at exercise of your new options.
OTHER INFORMATION
Director Notification Requirements
If you are a director of a Malaysian affiliate of Atmel, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive or dispose of an interest (e.g., RSUs, options, shares) in Atmel or any related company. These notifications must be made within fourteen days of receiving or disposing of any interest in Atmel or any related company.
Insider Trading Notification
You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of shares acquired from the exercise of your new options and/or the vesting of RSUs. Under the Malaysian insider-trading rules, you are prohibited from acquiring or selling shares of Atmel common stock or rights to shares of Atmel common stock (e.g., RSUs, new options) when you are in possession of information, which is not generally available and which you know or should know will have a material effect on the price of shares of Atmel common stock once such information is generally available.

SCHEDULE K
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
NORWAY
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in Norway. This discussion is based on the laws in effect in Norway as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Grant of RSUs
You will not be subject to tax when your RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax and social insurance contributions when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of shares at vesting. This amount will be taxed as employment income at the marginal income tax rate of 40%. In addition, this income will be subject to social taxes at a rate of 7.8%.

For purposes of calculating the taxable amount, you may be entitled to claim an apportionment of the taxable income over the income years from the year your RSUs are granted until the year of vesting, as opposed to calculating the taxable income as if the entire income amount was generated in the year of vesting. This may result in more favorable tax treatment. If certain conditions are satisfied, you may also be able to exclude an amount equal to 20% of the fair market value of the shares up to NOK1,500 from the taxable amount per income tax year. Please consult your personal tax advisor regarding the availability of this exclusion, and applicability of the apportionment rules to your personal tax situation.
Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends you receive will be subject to capital income tax at a rate of 28% in Norway, in which case you may be entitled to deduct a calculated allowance when calculating your taxable income. In addition, any dividends you receive will also be subject to U.S. federal income tax withholding. You may be entitled to a tax credit in Norway for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired upon vesting of your RSUs, you will be subject to capital gains tax at a rate of 28% on the difference between the sale price and the fair market value of the shares at vesting. You may be entitled to deduct an allowance when calculating your taxable income. Any loss generated by the sale of shares will be deductible against your ordinary income.
Wealth Tax
You will be subject to wealth tax on any shares acquired upon vesting of your RSUs that you hold at year-end. The taxable amount is based on the fair market value of the shares on January 1 of the year following the relevant tax year.
Exit Tax
You may be subject to income tax and/or capital gains tax on your RSUs and/or shares held at the time of emigration if you emigrate from Norway. You should consult your personal tax advisor regarding your tax obligations if you are emigrating from Norway.
Withholding and Reporting
Your employer is required to withhold and report the income tax and social insurance contributions due when your RSUs vest and shares are issued to you. Your employer is also required to report the grant of your new options in the annual payroll deduction statement.
If your RSUs are subject to wealth tax, your employer is required to report the wealth tax value. If your RSUs are not yet vested, your employer may attach a memorandum to the annual payroll deduction statement explaining why your RSUs are not subject to wealth tax. A copy of this memorandum may be given to you to file with your tax return.
You are responsible for reporting the income on your annual tax return and for paying any tax not otherwise withheld by your employer. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares acquired upon vesting of your RSUs.

Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for your new options.
Grant of New Options
You will not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you will be subject to income tax on the difference (or “spread”) at a marginal tax rate of 40% between the fair market value of the shares on the exercise date and the exercise price. You will also be subject to social insurance contributions at a rate of 7.8% on the spread.
It may be possible to reduce the income tax rate that applies to the spread at exercise by allocating the taxable amount at exercise over the period between the grant date and the exercise date. If certain conditions are satisfied, you may also be able to exclude an amount equal to 20% of the fair market value of the shares up to NOK1,500 from the taxable amount per income tax year. Please consult your personal tax advisor regarding the availability of this exclusion, and applicability of the apportionment rules to your personal tax situation.
Dividends
If you hold the shares received upon the exercise of your new options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends you receive will be subject to capital income tax in Norway at a rate of 28%, in which case you may be entitled to deduct a calculated allowance when calculating your taxable income. In addition, any dividends you receive will also be subject to U.S. federal income tax withholding. You may be entitled to a tax credit in Norway for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired at exercise of your new options, you will be subject to capital gains tax at a rate of 28% on the difference between the sale proceeds and the fair market value of the shares at exercise. You may be entitled to deduct an allowance when calculating your taxable income. Any loss generated by the sale of shares will be deductible against your ordinary income.
Wealth Tax
You will be subject to wealth tax on your new options and shares you hold at year-end. The taxable amount is based on the fair market value of the shares on January 1 of the year following the relevant tax year. If your new options have not vested, an exemption from the wealth tax may be available. In this case, you should include an explanation in your tax return that your new options are not yet vested and are non-transferable and, thus, should not be subject to wealth tax.
Exit Tax
You may be subject to income tax and/or capital gains tax on your new options and/or shares held at the time of emigration if you emigrate from Norway. You should consult your personal tax advisor regarding your tax obligations if you are emigrating from Norway.

Withholding and Reporting
Your employer is required to withhold and report the income tax and social insurance contributions due when you exercise your new options. Your employer is also required to report the grant of your new options in the annual payroll deduction statement.
If your new options are subject to wealth tax, your employer is required to report the wealth tax value. If your new options are not yet vested, your employer may attach a memorandum to the annual payroll deduction statement explaining why your new options are not subject to wealth tax. A copy of this memorandum may be given to you to file with your tax return.
You are responsible for reporting the income on your annual tax return and for paying any tax not otherwise withheld by your employer. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares acquired upon the exercise of your new options.
OTHER INFORMATION
Securities Law Information
If you reside in the EEA, additional information about the Plan and the offer is available in a disclosure statement for employees (intended to comply with exemption from the obligation to publish a prospectus under Article 4(1)(e) of Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the Prospectus to be Published when Securities are Offered to the Public or Admitted to Trading). The statement is provided as Schedules P and Q at the end of this Offer to Exchange and is available on Atmel’s intranet at http://www-sjo.atmel.com/sjo/formf.html.

SCHEDULE L
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
SINGAPORE
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs for eligible employees subject to tax in Singapore. This discussion is based on the laws in effect in Singapore as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, or when you sell shares acquired at settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new RSUs.
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
The taxation of an option exchange is not certain in Singapore. Under general tax principles in Singapore, you may be subject to income tax as a result of the exchange of eligible options for the grant of new RSUs if the Inland Revenue Authority of Singapore (“IRAS”) views the exchange of the eligible options as a release of an existing right. Under this view, the taxable amount will be the difference, if any, between the open market price of the shares underlying the exchanged options on the cancellation date and the exercise price of your options. However, because the exchanged options have an exercise price equal to or greater than the 52-week high of Atmel per share stock price as of the start of this offer, the taxable amount will in most cases be zero. Should that be the case, no taxes would be due as a result of the release of the exchanged options.
Please note that to the extent that taxes are paid on the exchange, you will not receive a credit for the tax paid when your RSUs subsequently vest. In addition, if you subsequently forfeit your RSUs received in the offer before they vest, you likely will not be entitled to a refund of the amount on which you paid tax at the time of the exchange.
Grant of RSUs
You will not be subject to tax when your RSUs are granted to you.

Vesting of RSUs
You will be subject to income tax, but not Central Provident Fund “CPF” contributions, when your RSUs vest based on the fair market value of the shares at vesting. You will be subject to tax in Singapore on your RSU income if you are exercising employment in Singapore when your RSUs are granted to you, even if your RSUs vest after you are employed outside of Singapore or after you have permanently departed Singapore.
In addition, if you are neither a Singapore citizen nor a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, you may be subject to tax on the deemed income at vesting if you cease to be employed in Singapore, even if your RSUs have not vested as of that time. In this case, you may be deemed to have vested in your RSUs one month before the date you cease employment or the date on which your RSUs are granted, whichever is later. However, if you forfeit your RSUs when you cease employment in Singapore, IRAS likely will not apply this “deemed vesting” rule to you. If you are subject to tax under the “deemed vesting” rule and the actual income, when you vest in your RSUs, is lower than what was earlier deemed, you may apply to the IRAS for a refund of the excess tax paid within four years of assessment after the “deemed vesting” year.
Your tax treatment may be different if a special tax scheme applies. Please consult your personal tax advisor to determine whether a tax exemption or deferral may apply and which portion, if any, of your RSUs income may qualify for the favorable tax treatment.
Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends you receive will not be subject to tax in Singapore, but they are subject to U.S. federal income tax withholding.
Sale of Shares
When you sell the shares acquired upon vesting of your RSUs, you will not be subject to capital gains tax on any gains you realize.
Withholding and Reporting
Generally, your employer will not withhold income tax or CPF contributions on the exchange or at vesting of your RSUs, in the absence of a specific directive from the IRAS. However, your employer will prepare a Form IR8A, which will state the salary and benefits paid to you by your employer during the year, whether in cash or in kind. Included in the statement of salary and benefits will be the taxable amount of your RSUs. This amount will include the difference, if any, between the open market price of the shares underlying the exchanged options on the cancellation date and the exercise price of your options in the year of the exchange. It will also include the fair market value of the shares at the time your RSUs vest and the shares are issued to you in the year of the vesting. However, if you are neither a Singapore citizen nor a Singapore permanent resident, different rules may apply to you, and you are advised to consult your personal tax advisor.
You are responsible for reporting the taxable benefit you have derived from the exchange and vesting of your RSUs for the year in which exchange or vesting occurs and paying any income tax that is due. You must file a completed Form IR8A, which is prepared by your employer, together with your annual tax return, with the IRAS.

OTHER INFORMATION
Securities Law Exemption
Your RSUs that you will receive if you choose to participate in the offer are being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). You should note that such RSU grant is subject to the general resale restriction under section 257 of the SFA and you shall not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares in Singapore, of any of the shares underlying your RSUs unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Cap 289, 2006 Ed.).

SCHEDULE M
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
SWITZERLAND
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in Switzerland. This discussion is based on the laws in effect in Switzerland as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
Special Notice: Employees are taxed at the federal, cantonal and municipal levels on equity awards in Switzerland. The following discussion generally reflects the Swiss federal tax rules. Atmel has obtained a tax ruling in the Canton of Fribourg regarding the regular tax treatment of options and RSUs (but not the treatment of the Offer to Exchange). It also has obtained a tax ruling in the Canton of Vaud with regard to the regular tax treatment of RSUs. The taxation of new options and RSUs in these cantons is reflected in the discussion below as well. To the extent you reside (or pay taxes) in a canton different than the above or you are a cross border employee domiciled in France, for example, please consult your personal tax advisor regarding the tax treatment of your RSUs in your canton of residence. Further, in the absence of a ruling from the applicable cantonal tax authorities, please note that the timing of taxation related to the Offer to Exchange is uncertain.

TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
Based on the current practice of the Fribourg and Vaud Tax Administrations, you likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs. However, in the absence of specific tax rulings covering the Offer to Exchange, your tax treatment on the exchange remains uncertain. Should you be subject to tax as a result of the exchange of eligible options for the grant of new RSUs, you would be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions.
Grant of RSUs
Based on the current practice of the Fribourg and Vaud Tax Administrations, you should not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Vesting of RSUs
Pursuant to the terms of the existing Fribourg and Vaud tax rulings, if you are domiciled in the Canton of Fribourg or Vaud, you will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions on the fair market value of the shares at vesting. Please consult your personal tax advisor.
Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends you receive will be subject to tax in Switzerland and also subject to U.S. federal income tax withholding. You may be entitled to a tax credit against your Swiss tax for the U.S. federal income tax withheld.
Net Wealth
Any shares issued to you upon vesting of your RSUs will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels.
Sale of Shares
When you sell the shares acquired upon vesting of your RSUs, you will not be subject to capital gains tax on any gains you realize, provided the shares are not held as a business asset and provided you do not qualify as a professional securities dealer.
Withholding and Reporting
If you are an employee subject to ordinary tax assessment (i.e., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax at the exchange or vesting, but is required to withhold social insurance contributions (employee’s portion). Your employer may withhold the social insurance contributions due in association with the exchange from your regular salary. Your employer will report the exchange/grant and vesting of your RSUs on the annual certificate of salary (Lohnausweis) and to an annex to the annual certificate (“Beiblatt zum Lohnausweis”) which are both issued to you as of the end of the calendar year during which your RSUs are granted and vest. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from your RSUs. In addition, you must declare your RSUs and any shares acquired at vesting in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your income and wealth tax return.

If you are an employee subject to income taxation at source (e.g., if you are a foreign employee holding a “B” permit), your employer is required to withhold and report salary withholding tax and social insurance contributions on the fair market value of the shares upon the exchange and issued to you at vesting. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.
If you are a cross-border employee, you may also be subject to withholding at source. However, the rules vary from one canton to another. You should consult your personal tax advisor.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
Based on the current practice of the Fribourg and Vaud Tax Administrations, you should not be subject to tax as a result of the exchange of eligible options for your new options. However, in the absence of specific tax rulings covering the offer, your tax treatment on the exchange remains uncertain. Should you be subject to tax as a result of the exchange of eligible options for the grant of new options pursuant to the offer, you would subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions.
Grant of New Options
Based on the current practice of the Fribourg and Vaud Tax Administrations, and to the extent that your new options remain subject to a mandatory cashless sell-all exercise, you will not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you may be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling and are otherwise subject to social insurance contributions) on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You may be entitled to a tax credit for tax paid upon the exchange. Please consult your personal tax advisor.
Under Atmel’s current policy, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of your new options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price less any applicable taxes and brokerage fees.
Sale of Shares
When you sell the shares acquired upon exercise of your new options, you will not be subject to capital gains tax on any gains you realize, provided the shares are not purchased or held as a business asset and provided you do not qualify as a professional securities dealer.
Withholding and Reporting
If you are an employee subject to ordinary tax assessment (i.e., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax at the exchange or exercise, but is required to withhold social insurance contributions (employee’s portion). Your employer may withhold the social insurance contributions due in association with the exchange from your regular salary. Your employer will report the exchange/grant and exercise of your new options on the annual certificate of salary (Lohnausweis) and to an annex to the annual certificate (“Beiblatt zum Lohnausweis”) which are both issued to you as of the end of the calendar year during which the exchange/new options are granted and exercised. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from your new options. In addition, you must declare your new options in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your income and wealth tax return.
If you are an employee subject to income taxation at source (e.g., if you are a foreign employee holding a “B” permit), your employer is required to withhold and report salary withholding tax and social insurance contributions on the value of your new options upon the exchange and the spread at exercise. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.
If you are a cross-border employee, you may also be subject to withholding at source. However, the rules vary from one canton to another. You should consult your personal tax advisor.
OTHER INFORMATION
Method of Exercise for New Options
Under Atmel’s current policy, if you exchange your eligible options for new options, you will be required to exercise your new options solely by means of a cashless sell-all exercise procedure. Under a mandatory cashless exercise procedure you will be required to provide irrevocable instructions to the plan broker to sell all shares to be issued upon exercise of the vested new options and deliver the proceeds of the sale of shares, less the exercise price, any tax obligations, brokerage fees and/or commissions, to you. You will not be permitted to hold shares after exercise. However, Atmel reserves the right, in its sole discretion, to permit other methods of exercise in the future. In such case, the timing of taxation of your new options may change.

SCHEDULE N
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
TAIWAN
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in Taiwan. This discussion is based on the laws in effect in Taiwan as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
TAX INFORMATION
Exchange of Eligible Options for RSUs
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Grant of RSUs
You will not be subject to tax when your RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax, but not social insurance contributions, when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued to you at vesting.

Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends you receive will not be subject to tax in Taiwan, but they are subject to U.S. federal income tax withholding. However, please note that starting from January 1, 2010, any dividend income you derive from the shares of Atmel common stock acquired upon vesting of your RSUs (i.e., income from foreign sources) may be includible as part of your basic income for purposes of calculating your Alternative Minimum Tax (“AMT”) under the newly promulgated AMT regime. In the event you must include your dividends in your basic income, you may be entitled to a tax credit in Taiwan for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired upon vesting of your RSUs, you will not be subject to capital gains tax on any gains you realize.
However, as of January 1, 2010, any income you recognize upon the sale of your shares (i.e., income from foreign sources) will be included as part of your basic income for alternative minimum tax (“AMT”) purposes and may be subject to AMT. If you sell your shares after January 1, 2010, you should consult your personal tax advisor regarding whether the AMT regime will apply to any income you recognize upon the sale of your shares.
Withholding and Reporting
Your employer will not report or withhold income tax when your RSUs vest and shares are issued to you. You will be responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares. If you have questions about this reporting, please speak with your personal tax advisor.
Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for your new options.
Grant of New Options
You will not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you will be subject to income tax, but not social insurance contributions, on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price.
Sale of Shares
When you sell the shares acquired at exercise of your new options, you will not be subject to tax. However, as of January 1, 2010, any income you derive from the sale of your shares (i.e., income from foreign sources) may be included as part of your basic income for purposes of calculating your alternative minimum tax (“AMT”) liability under the new AMT regime.
Dividends
If you hold the shares issued upon vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends you receive will not be subject to tax in Taiwan, but they are subject to U.S. federal income tax withholding. However, please note that starting from January 1, 2010, any dividend income you derive from the shares of Atmel common stock acquired upon exercise of your new options (i.e., income from foreign sources) may be includible as part of your basic income for purposes of calculating your Alternative Minimum Tax (“AMT”) under the newly promulgated AMT regime. In the event you must include your dividends in your basic income, you may be entitled to a tax credit in Taiwan for the U.S. federal income tax withheld.
Withholding and Reporting
Your employer will not withhold income tax at the exercise of your options. You are responsible for paying any taxes resulting from the exercise of your options. Your employer will prepare a non-withholding statement that includes your name, address, ID number and the taxable amount and will file the non-withholding statement with the tax authorities. Your employer will deliver a copy of the non-withholding statement to you, so that you can include the spread at exercise on your annual tax return.
You will be responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares.

SCHEDULE O
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
UNITED KINGDOM
The following is a discussion of the material tax and legal consequences of participating in the exchange of eligible options for the grant of RSUs or, in the alternative, the exchange of eligible option for the grant of a combination of RSUs and new options for eligible employees subject to tax in United Kingdom. This discussion is based on the laws in effect in United Kingdom as of June 2009. This discussion is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time of the new award grant date, when your RSUs vest, when you exercise any new options you receive, or when you sell shares acquired at exercise of your new options and/or settlement of your RSUs. Also, this information may not apply to your unique tax situation and you are strongly cautioned about relying on this information.
Please note that pursuant to the terms of the offer, if you are not at an Atmel grade level of 120 or above, you may elect to exchange your eligible options for RSUs only. Accordingly, if you are not grade level 120 or above, only the discussion of the tax consequences below pertaining to the exchange of eligible options for RSUs may be applicable to you.
The tax and legal information below is for guidance only and may differ according to your personal circumstances. It assumes you are a domiciliary of, national of and resident for tax purposes in the United Kingdom and have been/will be at all material times. If you have any doubts or concerns about your personal tax position, you should contact a professional tax advisor. If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Neither Atmel nor your employer take any responsibility or assume any liability with respect to the tax consequences to you of participating in the offer. Therefore, you are strongly advised to seek appropriate professional advice regarding your participation in the offer and your grant of new awards (new options and/or RSUs).
Special Notice about Eligible Options
Your eligible options may have been granted to you under the United Kingdom Sub-Plan to the Atmel Corporation 2005 Stock Plan, as Amended and Restated on 14 August 2008 (the “UK Sub-Plan”), which has been approved by the UK tax authorities and is intended to provide favorable income tax and National Insurance Contributions (“NICs”) treatment on exercise of options granted pursuant to the UK Sub-Plan. Provided the eligible options granted under the UK Sub-Plan (the “UK-approved eligible options”) are exercised (1) at least three years after grant or (2) within three years within the grant and you are a “good leaver”, your UK-approved eligible options will not be subject to income tax or NICs at exercise. (A “good leaver” is an employee who exercises his or her UK-approved eligible options within six months of termination of employment due to injury, disability, redundancy or retirement over age 55 or older as specified in the UK Sub-Plan.) If you are not a good leaver and exercise UK-approved eligible options within three years of grant, such options will become disqualified and subject to income tax and NICs on the spread (i.e., the difference between the exercise price and the fair market value of these shares at exercise) as unapproved options.
When you subsequently sell the shares acquired on the exercise of UK-approved eligible options, you will be subject to capital gains tax at a flat rate of (currently) 18%. The taxable amount will be the difference between the sale proceeds and the exercise price. Please note that, effective April 6, 2008, taper relief was abolished. However, you will only be subject to capital gains tax in any tax year if your capital gain exceeds your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares in Atmel, you must take into account the share identification rules in calculating your capital gains liability.
The maximum aggregate value of options that may be granted to you under the UK Sub-Plan is £30,000, based on your aggregate holding and calculated using the fair market value of the underlying shares at the time of grant.
IMPORTANT NOTE: If you choose to participate in the offer and exchange eligible options that were granted under the UK Sub-Plan, your new options and/or RSUs will not be granted under the UK Sub-Plan. Your new options and/or RSUs will be granted under the Plan. The favorable income tax and NICs treatment described above will not apply to your new options or RSUs granted under the Plan. Your new options will be treated as unapproved for UK tax purposes.
The tax information provided in this disclosure applies only to your new options and RSUs granted under the Plan pursuant to the offer which are unapproved for UK tax purposes.
TAX INFORMATION
Exchange of Eligible Options for New RSUs
Option Exchange
You will likely not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.
Grant of New RSUs
You will not be subject to tax when your RSUs are granted to you.
Vesting of New RSUs
You will be subject to income tax and employee NICs when your RSUs vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued to you at vesting. You also will be subject to employer NICs on the taxable amount, pursuant to a joint election that you will be required to execute if you elect to participate in the offer. The employer’s NIC liability for the 2009/2010 tax year is 12.8%. You will be eligible for income tax relief on the amount of employer’s NICs liability.
Please note that the liability for employer NICs due on any exchanged options that were not granted under the UK Sub-Plan (“unapproved eligible options”) may or may not have been transferred to you. Therefore, before you decide to participate in the offer, you should carefully consider the fact that employer NICs will be payable by you at the acquisition of the shares when your RSUs vest, whereas it may not have been payable by you at exercise of your UK-approved eligible options or unapproved eligible options. You should refer to the relevant stock option agreement to determine whether the employer NICs liability was transferred to you in connection with your eligible options.
Dividends
If you hold the shares received acquired at vesting of your RSUs, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid with respect to the shares will be subject to income tax in the U.K. (but not NICs) and also to U.S. federal income tax withholding. Your applicable tax rate will depend on your total income. You will need to declare your dividend income to the HM Revenue and Customs (“HMRC”) on your annual tax return. You may be entitled to a tax credit against your U.K. income tax for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired at vesting of your RSUs, you will be subject to capital gains tax at a flat rate of (currently) 18%. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date you acquire your shares. Please note that, effective April 6, 2008, taper relief was abolished. However, you will only be subject to capital gains tax in any tax year if your capital gain exceeds your annual personal exemption (currently £10,100).
Furthermore, if you acquire other shares in Atmel, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.
Withholding and Reporting
Your employer will calculate the income tax and NICs due upon your acquisition of shares and account for these amounts to HMRC on your behalf. If, for any reason, your employer is unable to withhold the income tax under the PAYE system or by another method permitted in the applicable new award agreement, you must reimburse your employer for the tax paid within 90 days of the date your RSUs vested. If you do not reimburse your employer for the income tax paid on your behalf within 90 days of the acquisition of shares pursuant to your RSU and assuming you are not a director or executive officer of Atmel (within the meaning of Section 13(k) of the Exchange Act), you will be deemed to have received a loan from your employer in the amount of the income tax due. The loan will bear interest at the then-current HMRC official rate and it will be immediately due and repayable and your employer may recover it at any time by any of the means set forth in the new award agreement.
Your employer is also required to report the details of the exchange of the eligible options, the grant and vesting of your RSUs, the acquisition of shares and any tax withheld on its annual tax returns filed with HMRC.
In addition to your employer’s reporting obligations, you are responsible for reporting any income acquired upon vesting of your RSUs, and the sale of your shares, on your annual tax return. You are also responsible for paying any tax resulting from the receipt of any dividends and the sale of your shares.

Exchange of Eligible Options for New Options (for eligible employees at grade level 120 or above)
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for your new options.
Grant of New Options
You will not be subject to tax when your new options are granted to you.
Exercise of New Options
When you exercise your new options, you will be subject to income tax and employee NICs. The taxable amount will be the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to employer NICs on the taxable amount, pursuant to a joint election that you will be required to execute if you elect to participate in the offer. The employer’s NIC liability for the 2009/2010 tax year is 12.8%. You will be eligible for income tax relief on the amount of employer’s NICs liability.
Please note that the liability for employer NICs due on any exchanged options that were not granted under the UK Sub-Plan (“unapproved eligible options”) may or may not have been transferred to you. Therefore, before you decide to participate in the offer, you should carefully consider the fact that employer NICs will be payable by you at exercise of your new options, whereas it may not have been payable by you at exercise of your UK-approved eligible options and unapproved eligible options. You should refer to the relevant stock option agreement to determine whether the employer NICs liability was transferred to you in connection with your eligible options.
Dividends
If you hold the shares received acquired at exercise of your new options, you may or may not receive dividends depending on whether Atmel declares a dividend in its discretion. Any dividends paid with respect to the shares will be subject to income tax in the U.K. (but not NICs) and also to U.S. federal income tax withholding. Your applicable tax rate will depend on your total income. You will need to declare your dividend income to the HMRC on your annual tax return. You may be entitled to a tax credit against your U.K. income tax for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired at exercise of your new options, you will be subject to capital gains tax at a flat rate of (currently) 18%. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished. However, you will only be subject to capital gains tax in any tax year if your capital gain exceeds your annual personal exemption (currently £10,100).
Furthermore, if you acquire other shares in Atmel, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.
Withholding and Reporting
Your employer will calculate the income tax and NICs due at exercise of your new options and account for these amounts to HMRC on your behalf. If, for any reason, your employer is unable to withhold the income tax under the PAYE system or by another method permitted in the applicable new award agreement, you must reimburse your employer for the tax paid within 90 days of the exercise date of your new options. If you do not reimburse your employer for the income tax paid on your behalf within 90 days of the exercise date and assuming you are not a director or executive officer of Atmel (within the meaning of Section 13(k) of the Exchange Act), you will be deemed to have received a loan from your employer in the amount of the income tax due, effective as of the date of exercise. The loan will bear interest at the then-current HMRC official rate and it will be immediately due and repayable and your employer may recover it at any time by any of the means set forth in the new award agreement.
Your employer is also required to report the details of the exchange of the eligible options, the grant and exercise of your new options, the acquisition of shares and any tax withheld on its annual tax returns filed with HMRC.
In addition to your employer’s reporting obligations, you are responsible for reporting any income acquired at exercise of your new options, and the sale of your shares, on your annual tax return. You are also responsible for paying any tax resulting from the receipt of any dividends and the sale of your shares.
OTHER INFORMATION
Securities Law Information
If you reside in the EEA, additional information about the Plan and the offer is available in a disclosure statement for employees (intended to comply with exemption from the obligation to publish a prospectus under Article 4(1)(e) of Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the Prospectus to be Published when Securities are Offered to the Public or Admitted to Trading). The statement is provided as Schedules P and Q at the end of this Offer to Exchange and is available on Atmel’s intranet at http://www-sjo.atmel.com/sjo/formf.html.

SCHEDULE P
EU DISCLOSURE STATEMENT
Atmel Corporation 2005 Stock Plan
Important Information
Introduction
Atmel Corporation (“Atmel” or the “Company”) offers, in certain circumstances, the opportunity to participate in the Atmel Corporation 2005 Stock Plan, (the “Plan”) to certain employees, directors and consultants throughout Europe. Under the Plan, you may have been or may be granted rights to the Company’s common stock in the form of stock options (“Options”), stock purchase rights (“Stock Purchase Rights”), stock appreciation rights (“SARs”) and/or restricted stock units (“RSUs”) (collectively, the “Awards”).
This summary provides details with respect to the Plan.
Identification of the Issuer
The issuer of the common stock that is offered under the Plan is Atmel Corporation, a Delaware corporation, whose common stock is traded on the Nasdaq Global Select Market (“NasdaqGS”) under the ticker symbol “ATML”. The Company’s common stock is also traded on Euronext Paris, which is a European Economic Area Regulated Market. The Company’s headquarters are located at 2325 Orchard Parkway, San Jose, CA 95131, U.S.A. Additional information on Atmel can be found on its website at www.atmel.com.
Shareholder disclosure made by Atmel with the U.S. Securities and Exchange Commission (the “SEC”) is available on the SEC website (www.sec.gov) and the Company’s intranet (www-sjo.atmel.com). Employees may also request copies of the disclosure by emailing stockadmin@atmel.com.
Reasons for the Offer
The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of the Company’s business.

Exemption from the EU Prospectus Directive
To the extent offers of Awards under the Plan are offers of securities to the public, Atmel is exempt from an obligation to publish a securities prospectus which meets the requirements set forth in Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (the “Prospectus Directive”) and the national laws of the Participant States of the European Union (“EU”) or the European Economic Area (“EEA”) that have implemented the Prospectus Directive. Article 4(1)(e) of the Prospectus Directive exempts issuers whose securities are admitted to trading on a regulated market in the EEA from the obligation to publish a prospectus if the securities are offered to existing or former directors or employees by their employer and certain other conditions are met (the “Employee Exemption”). Accordingly, in reliance on the Employee Exemption, Atmel has not prepared or filed a prospectus with any authority in the EU or the EEA in relation to offers of Awards made under the Plan and no such prospectus has been published in the EU or the EEA.
This document does not constitute a securities prospectus. Instead, this document contains the information that an issuer must make available to its employees when relying on the Employee Exemption.
Details of the Offer
Addresses of the Offer
Grants of Awards may be made to current employees, consultants, directors or officers of the Company or any of its subsidiaries or affiliates. The Awards are granted at the discretion of the Board of Directors of the Company, or a committee designated by the Board of Directors or, in certain circumstances relating to new hires and promotions at the director level or below, the Chief Executive Officer of the Company (each, the “Administrator”).
Time Frame of the Offer
Your Awards are approved by the Administrator and you are communicated the terms of your Awards shortly thereafter.  You receive a copy of the terms and conditions of your Award in a notice of grant and an Award agreement.  Employees who are granted Awards and who remain employed by the Company or one of its subsidiaries or affiliates may exercise and/or vest in their Awards and thereby acquire shares of the Company’s common stock.  Options generally have a 10-year term, subject to earlier forfeiture upon termination of employment, as described in your grant materials.
Minimum and Maximum Amount of Awards
There is no minimum number of Awards that must be granted at one time. Awards are not granted in excess of the available share limitations set forth in Sections 4, 7(c), 9, 12(b), 13(a)(i) and 14(b) of the Plan.
Nature of the Offer
All Awards are granted in the sole discretion of the Company. No employee shall have the right to be selected to receive any Award under the Plan or to receive future Awards, even if Awards have been granted repeatedly in the past. Awards are granted by Atmel and no Award creates an employment contract nor constitutes any part of your employment contract with the Company or any subsidiary or affiliate of the Company.
Options granted to you under the Plan give you the right, but not the obligation, to purchase shares of the Company’s common stock at a fixed exercise price. The exercise price for Options is at least equal to the fair market value of a share of the Company’s common stock on the grant date and is set forth in the notice of grant. The number of shares of Atmel common stock subject to your Options is set forth in the notice of grant. The Options may be exercised to the extent that the vesting period has been satisfied. The Options vest pursuant to the schedule set forth in the notice of grant and any severance plan you participate in. If your employment with the Company or one of its subsidiaries or affiliates terminates prior to the vesting of the Options, your Options may be cancelled as of a certain date, as set forth in the Award agreement. The Award agreement sets out the detailed terms of your Options.

RSUs granted to you under the Plan are a promise to issue you shares of Atmel common stock at the end of the vesting period when certain restrictions lapse. Vesting restrictions may include performance goals. All vesting terms and conditions are set forth in the notice of grant and/or the Award agreement and any severance plan you participate in. You have no stock ownership or voting rights and receive no cash dividends prior to vesting.
Stock Purchase Rights granted to you under the Plan give you the right, but not the obligation, to purchase shares of the Company’s restricted stock at a fixed exercise price. Stock Purchase Rights may be exercised to the extent that the vesting period has been satisfied. The stock purchase rights vest according to the terms and conditions set forth in the notice of grant and/or the Award agreement and any severance plan you participate in. The Company shall have a right to repurchase the stock at the original exercise price upon your voluntary or involuntary termination of service with the Company or its subsidiaries or affiliates.
SARs granted to you under the Plan give you the right to receive payment of cash, common stock or a combination thereof based upon the difference between the fair market value per share of the Company’s common stock on the date of exercise over the exercise price.
Where the Company deems different Award requirements (e.g., exercise price, vesting schedule) are advisable in order to comply with applicable non-U.S. laws or regulations, Awards may be granted in compliance with those requirements.
Restriction on Shares
You may sell or transfer any shares of the Company’s common stock that you acquire as a result of your Awards, although employees in France may be subject to certain share holding periods to satisfy local laws. However, the Awards themselves are non-transferable, except by will or the applicable laws of descent and distribution.
Termination, Suspension or Amendment of the Plan
The Board of Directors of Atmel may amend or terminate the Plan at any time, within the limits set forth under Section 18 of the Plan.
          Number and Nature of the Securities Offered
A maximum of 114,000,000 shares of Atmel common stock may be offered over the life of the Plan, subject to reorganization, recapitalization or other similar corporate transaction, as set forth in Section 16 of the Plan. The shares subject to the Awards are the Company’s common stock, par value US$.001 per share. The shares are principally traded on the NasdaqGS, but they are also listed on the Euronext Paris exchange.
Summary Description of Rights Attached to the Shares
Any shares you acquire under the Plan are shares of the Company’s common stock, which allow you to participate in:
▪	Dividends – if and when declared payable by the Company’s Board of Directors.

▪	Voting – as a stockholder, you are entitled to vote at the Company’s shareholder meetings where each of your shares will count as one vote.

▪	Information Reporting – as a stockholder, you have the right to receive certain information from the Company, such as the Company’s annual report to stockholders and annual proxy statement.
Information on the Plan
Information about the Plan is found on the Company’s intranet site, located at http://www-sjo.atmel.com. Requests for information about the Plan should be directed to stockadmin@atmel.com.

APPENDIX
to the
Atmel Corporation 2005 Stock Plan
Important Information
2009 Offer to Exchange Certain Outstanding Options for New Awards under the
Atmel Corporation 2005 Stock Plan
Important Information
Introduction
Atmel has filed an “Offer to Exchange Certain Outstanding Options for New Awards” with the U.S. Securities and Exchange Commission on August 3, 2009 (the “Offer to Exchange”). The Offer to Exchange is a limited offering to certain eligible optionholders to exchange outstanding Options for new Options and/or RSUs. This appendix provides summary information with respect to the Offer to Exchange and should be read in conjunction with the general summary related to Awards granted under the Plan to which this appendix is attached (the “General Summary”). Unless otherwise specified below, the information in the General Summary will apply to the Offer to Exchange. Capitalized terms used herein but not specifically defined shall have the same meaning ascribed to them in the General Summary.
This appendix does not constitute an offer to exchange any outstanding Options. You should review the Offer of Exchange document for the details of the offer and whether you are eligible to participate in the exchange. If you have questions about the Offer to Exchange, please contact your local Human Resources representative. To receive a printed copy of the Offer to Exchange document, please contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
Reasons for the Offer to Exchange
Currently, many outstanding Options have an exercise price that is greater than the current market value of Atmel’s common stock so that it is not attractive for optionholders to exercise such options.
The Offer to Exchange is being offered to foster retention of eligible employees of Atmel or its subsidiaries, to provide meaningful incentive to them and to better align the interests of those employees and the stockholders.

Details of the Offer to Exchange
Addressees of the Offer to Exchange
The Offer to Exchange is being made to certain outstanding optionholders who must be employees of Atmel or its subsidiaries as of the start of the Offer to Exchange through the end of the Offer to Exchange (the “Eligible Employees”).
Time Frame of the Offer to Exchange
The Offer to Exchange is currently set to begin on August 3, 2009 and is currently set to expire at 9:00 p.m., Pacific Time, on August 28, 2009. New Awards will be granted on or around August 28, 2009.
Offer to Exchange
In addition to the Awards listed in the General Summary, Atmel is also offering certain Eligible Employees the opportunity to exchange certain outstanding Options with an exercise price greater than the 52-week high stock price as of the start of the Offer to Exchange that were granted before August 3, 2008, for new Awards. All Eligible Employees who properly tender eligible Options pursuant to the Offer to Exchange will receive new Awards in the form of RSUs. However, Eligible Employees who are at an Atmel grade level of 120 or above will receive a combination of RSUs and new Options. The Offer to Exchange is a limited offer. In order to tender outstanding Options, Eligible Employees will need to submit an election form to the Company prior to the expiration date of the Offer to Exchange (on August 28, 2009, unless extended by the Company).
The Offer to Exchange is offered at the sole discretion of the Company and participation in the Offer to Exchange is entirely voluntary. Eligible Employees should consult the Offer to Exchange documents and disclosures, which are provided by the Company under separate cover, prior to making any decision regarding participation in the Offer to Exchange.
Information on the Offer to Exchange
Further information on the Offer to Exchange is found in the Company’s Schedule TO filed on August 3, 2009 at http://atml.client.shareholder.com/sec.cfm.

Übersetzung aus dem Englischen
SCHEDULE Q
EU DISCLOSURE STATEMENT
[Briefkopf Atmel Corporation]
Atmel Corporation Aktienplan 2005
(Atmel Corporation 2005 Stock Plan)
Wichtige Informationen
Vorbemerkung
Die Atmel Corporation (“Atmel” oder die “Gesellschaft”) bietet unter bestimmten Umständen bestimmten Mitarbeitern, Verwaltungsratsmitgliedern (directors) und Beratern in ganz Europa die Teilnahme am Atmel Corporation Aktienplan 2005 (der “Plan”) an. Im Rahmen des Plans wurden bzw. werden Ihnen ggf. Aktienoptionen (stock options) (“Optionen”), Aktienkaufrechte (stock purchase rights) (“Aktienkaufrechte”), Aktienwertsteigerungsrechte (stock appreciation rights) (“SARs”) und/oder beschränkte Aktienerwerbsrechte (restricted stock units) (“RSUs”), (zusammenfassend die “Prämien”) gewährt.
Diese Zusammenfassung enthält Einzelheiten zum Plan.
Angaben über die Emittentin
Emittentin der nach Maßgabe des Plans angebotenen Stammaktien ist Atmel Corporation, eine nach dem Recht des US-Bundesstaates Delaware errichtete Kapitalgesellschaft, deren Stammaktien an der Nasdaq im Segment Global Select Market (,,NasdaqGS“) unter dem Tickersymbol “ATML“ gehandelt werden. Die Stammaktien der Gesellschaft werden außerdem an der Euronext Paris gehandelt, die als Regulierter Markt im Europäischen Wirtschaftsraum gilt. Die Gesellschaft hat ihren Hauptsitz in 2325 Orchard Parkway, San Jose, CA 95131, U.S.A. Weitere Informationen über Atmel finden Sie auf der Website der Gesellschaft unter www.atmel.com.
Die von Atmel bei der US-amerikanischen Börsenaufsichtsbehörde (US Securities and Exchange Commission, die “SEC“) offengelegten Informationen für Aktionäre können auf der Website der SEC (www.sec.gov) sowie auf der Intranetseite der Gesellschaft (www-sjo.atmel.com) abgerufen werden. Mitarbeiter können zudem per E-Mail unter folgender Adresse Kopien der eingereichten Unterlagen anfordern: stockadmin@atmel.com
Gründe für das Angebot
Die Gesellschaft möchte mit Hilfe des Plans geeignete Mitarbeiter für Positionen mit erheblicher Verantwortung für sich gewinnen und langfristig an sich binden. Ferner sollen zusätzliche Anreize für Mitarbeiter, Verwaltungsratsmitglieder (directors) und Berater geschaffen und der Erfolg des Unternehmens gefördert werden.

Übersetzung aus dem Englischen
Ausnahme von der EU Prospekt-Richtlinie
Soweit es sich bei den Angeboten für Prämien nach Maßgabe des Plans um öffentliche Angebote von Wertpapieren handelt, ist Atmel von der Pflicht zur Veröffentlichung eines Wertpapierprospekts befreit, der die in der EU-Richtlinie 2003/71/EG des Europäischen Parlaments und des Rates vom 4. November 2003 (die “Prospekt-Richtlinie”) und in den nationalen Gesetzen der Mitgliedstaaten der Europäischen Union (“EU“) oder des Europäischen Wirtschaftsraums (“EWR“) zur Umsetzung der Prospekt-Richtlinie niedergelegten Anforderungen erfüllt. Artikel 4 (1) (e) der Prospekt-Richtlinie befreit Emittenten, deren Wertpapiere zum Handel an einem regulierten Markt im EWR zugelassen sind, von der Pflicht zur Veröffentlichung eines Prospekts, wenn die Wertpapiere derzeitigen oder ehemaligen Führungskräften oder Beschäftigten von ihrem Arbeitgeber angeboten werden und bestimmte weitere Bedingungen erfüllt sind (die “Mitarbeiterausnahme“). Auf Grundlage der Mitarbeiterausnahme hat Atmel dementsprechend in Bezug auf die Prämienangebote, die im Rahmen des Plans unterbreitet wurden, einen Prospekt weder erstellt noch einen solchen bei einer Behörde in der EU oder im EWR eingereicht und auch nicht in der EU oder im EWR veröffentlicht.
Dieses Dokument stellt keinen Wertpapierprospekt dar. Vielmehr enthält es die Informationen, die ein Emittent seinen Mitarbeitern zur Verfügung stellen muss, wenn er sich auf die Mitarbeiterausnahme beruft.
Einzelheiten des Angebots
Adressatenkreis des Angebots
Zum möglichen Empfängerkreis von im Rahmen des Plans gewährten Prämien gehören derzeitige Mitarbeiter, Berater, Verwaltungsratsmitglieder bzw. Führungskräfte (officers) der Gesellschaft oder ihrer Tochtergesellschaften und verbundenen Unternehmen. Die Gewährung von Prämien liegt im Ermessen des Verwaltungsrates (Board of Directors) der Gesellschaft oder eines vom Verwaltungsrat bestimmten Ausschusses oder, im Falle von Neuanstellungen oder Beförderungen dem Chief Executive Officer der Gesellschaft, jeweils der “Verwalter“.
Zeitrahmen des Angebots
Ihre Prämien werden vom Verwalter genehmigt und Sie werden zeitnah über die Bedingungen der Ihnen gewährten Prämien informiert werden. Im Rahmen einer Prämienbenachrichtigung erhalten Sie eine Kopie der Gewährungsbedingungen Ihrer Prämien sowie eine Prämienvereinbarung. Mitarbeiter, denen Prämien gewährt wurden und die bei der Gesellschaft oder einer ihrer Tochtergesellschaften oder einem verbundenen Unternehmen beschäftigt bleiben, können ihre Prämien ausüben bzw. erhalten und so Stammaktien der Gesellschaft erwerben. Optionen haben in der Regel eine Laufzeit von 10 Jahren und verfallen, wenn das Beschäftigungsverhältnis vor Ablauf dieses Zeitraumes endet, je nachdem wie in der Benachrichtigung über die Prämiengewährung und anderen Informationen, die Sie von der Gesellschaft betreffend der Ihnen gewährten Prämien erhalten, dargelegt.
Mindest- und Höchstbetrag der Order
Es gibt keine Mindestanzahl von Prämien, die jeweils gewährt werden müssen. Es werden über die in den Abschnitten 4, 7(c), 9, 12(b), 13(a)(i) und 14(b) des Plans festgelegten Obergrenzen der zur Verfügung stehenden Aktien hinaus keine zusätzlichen Prämien gewährt.
Art des Angebots
Die Gewährung von Prämien erfolgt stets nach alleinigem Ermessen der Gesellschaft. Kein Mitarbeiter hat Anspruch darauf, für die Gewährung oder die künftige Gewährung von Prämien im Rahmen des Plans ausgewählt zu werden, auch wenn er in der Vergangenheit wiederholt Prämien erhalten hat. Prämien werden von Atmel gewährt, und Prämiengewährungen begründen weder einen Arbeitsvertrag noch sind sie Bestandteil Ihres Arbeitsvertrages mit der Gesellschaft oder einer Tochtergesellschaft oder einem verbundenen Unternehmen der Gesellschaft.
Gemäß dem Plan gewährte Optionen begründen ein Recht aber keine Verpflichtung des Mitarbeiters, Stammaktien der Gesellschaft zu einem festen Ausübungspreis zu erwerben. Der Ausübungspreis für

Übersetzung aus dem Englischen
Optionen entspricht mindestens dem angemessenen Marktwert einer Stammaktie der Gesellschaft an dem Tag, an dem die Optionen gewährt werden und ist in der Prämienbenachrichtigung festgelegt. Die Anzahl der Ihrer Optionen zugrundeliegenden Atmel Stammaktien ist in Ihrer Prämienbenachrichtigung angegeben. Die Optionen können in dem Umfang ausgeübt werden, in dem die Sperrfrist abgelaufen ist. Die Optionen werden ausübbar wie entweder in der in der Prämienbenachrichtigung enthaltenen Plan oder in einem Trennungsplan (severance plan), an dem Sie teilnehmen, beschrieben. Endet Ihr Beschäftigungsverhältnis mit der Gesellschaft oder einer ihrer Tochtergesellschaften oder einem verbundenen Unternehmen vor Ausübbarkeit Ihrer Optionen, können Ihre Optionen zu einem bestimmten in der Prämienvereinbarung angegebenen Datum verfallen. Die Prämienvereinbarung legt die Bedingungen Ihrer Optionen detailliert dar.
Bei den gemäß dem Plan gewährten RSUs handelt es sich um ein Versprechen, an Sie bei Wegfall bestimmter Beschränkungen am Ende der Sperrfrist Atmel Stammaktien auszugeben. Zu den Ausübungsbeschränkungen kann unter anderem die Erreichung von Leistungszielen gehören. Alle Ausübungsbedingungen werden in der Prämienbenachrichtigung und/oder der Prämienvereinbarung dargelegt. Vor Ablauf dieser Sperrfrist haben Sie weder Aktienbesitz noch Stimmrechte, und erhalten auch keine Bardividenden.
Gemäß dem Plan gewährte Aktienkaufrechte begründen ein Recht aber keine Verpflichtung des Mitarbeiters, verfügungsbeschränkte Aktien der Gesellschaft zu einem festen Ausübungspreis zu erwerben. Die Aktienkaufrechte können in dem Umfang ausgeübt werden, in dem die Sperrfrist abgelaufen ist. Die Aktienkaufrechte werden gemäß den Bedingungen ausübbar, die in der Prämienbenachrichtigung und/oder der Prämienvereinbarung oder in einem Trennungsplan, an dem Sie teilnehmen festgelegt sind.. Die Gesellschaft ist berechtigt, Aktien zu ihrem ursprünglichen Ausübungspreis zurückzukaufen, falls Ihr Beschäftigungsverhältnis mit der Gesellschaft bzw. ihren Tochtergesellschaften oder verbundenen Unternehmen gleich auf welche Weise endet.
Ihnen im Rahmen des Plans gewährte SARs berechtigen Sie zum Bezug von Barzahlungen, Stammaktien oder einer Kombination von beidem und zwar jeweils auf Grundlage der Differenz zwischen dem angemessenen Marktpreis der Stammaktie der Gesellschaft am Ausübungstag und dem Ausübungspreis.
Sofern die Gesellschaft abweichende Prämienbedingungen (zB Ausübungspreis, Ausübungszeitplan) für zweckmäßig hält, um die Einhaltung mit anwendbaren Gesetzen und Regelungen außerhalb der USA zu gewährleisten, können Prämien gemäß dieser Bedingungen gewährt werden.
Beschränkungen für die Aktien
Sie dürfen Stammaktien der Gesellschaft, die Sie als Ergebnis der Ihnen gewährten Prämien erhalten, verkaufen bzw. übertragen. Allerdings können Mitarbeiter in Frankreich aufgrund nationalen Rechts im Hinblick auf die Aktien bestimmten Halteperioden unterliegen. Die Prämien selbst sind jedoch nicht übertragbar, ausgenommen durch Testament oder im Wege der gesetzlichen Erbfolge und durch Nachlassverteilung.
Beendigung, Aussetzung oder Änderung des Plans
Der Verwaltungsrat von Atmel kann den Plan unter Berücksichtigung der in Abschnitt 18 des Plans beschriebenen Einschränkungen jederzeit ändern oder beenden.
Anzahl und Art der angebotenen Wertpapiere
Vorbehaltlich Umstrukturierungen, Rekapitalisierung oder vergleichbaren gesellschaftsrechtlichen Vorgängen gemäß Abschnitt 16 des Plans stehen insgesamt maximal 114.000.000 Atmel Stammaktien für die Zuteilung während der Laufzeit des Plans zur Verfügung. Bei den den Prämien zugrundeliegenden Aktien handelt es sich um Stammaktien der Gesellschaft mit einem Nennwert von US-Dollar 0,001 je Aktie. Die Aktien werden hauptsächlich an der NasdaqGS gehandelt, sind aber auch an der Börse Euronext Paris notiert.

Übersetzung aus dem Englischen
Zusammenfassung der mit den Aktien verbundenen Rechte
Bei den Aktien, die Sie im Rahmen des Plans erwerben, handelt es sich um Stammaktien der Gesellschaft, die Ihnen folgende Rechte einräumen:
▪	Dividendenbezugsrechte – sofern und soweit vom Verwaltungsrat der Gesellschaft Dividenden erklärt werden.

▪	Stimmrechte – als Aktionär sind Sie berechtigt, in der Hauptversammlung der Gesellschaft abzustimmen, wobei jede der von Ihnen gehaltenen Aktien als eine Stimme zählt.

▪	Recht auf Berichterstattung – als Aktionär sind Sie berechtigt, von der Gesellschaft bestimmte Informationen zu erhalten, z. B. den Geschäftsbericht der Gesellschaft an die Aktionäre und das jährliche Proxy Statement, [Dokument, welches den Aktionären im Vorfeld der Hauptversammlung im Zusammenhang mit der Einholung von Stimmrechtsvollmachten durch die Gesellschaft u. a. Informationen über die Beschlussgegenstände bietet].
Informationen über den Plan
Informationen zum Plan finden Sie auf der Intranetseite der Gesellschaft unter http://www-sjo.atmel.com. Bitte richten Sie Informationsanfragen betreffend den Plan an stockadmin@atmel.com.

Übersetzung aus dem Englischen
[Briefkopf Atmel Corporation]
ANHANG
zum
Atmel Corporation Aktienplan 2005
(Atmel Corporation 2005 Stock Plan)
Wichtige Informationen
Angebot zum Umtausch Bestimmter Ausstehender Optionen in Neue Prämien im
Rahmen des Atmel Corporation Aktienplans 2005
(2009 Offer to Exchange Certain Outstanding Options for New Awards under the
Atmel Corporation 2005 Stock Plan)
Wichtige Informationen
Vorbemerkung
Atmel hat bei der US-amerikanischen Börsenaufsichtsbehörde (US Securities and Exchange Commission, die “SEC“) am 3. August 2009 ein “Angebot zum Umtausch Bestimmter Ausstehender Optionen in Neue Prämien” (Offer to Exchange Certain Outstanding Options for New Awards) (das ,,Umtauschangebot“) eingereicht. Das Umtauschangebot ist ein beschränktes Angebot an bestimmte teilnahmeberechtigte Optionsinhaber, ihre ausstehenden Optionen gegen neue Optionen und/oder RSUs zu tauschen. Dieser Anhang enthält zusammengefasste Informationen zum Umtauschangebot und zum Plan und sollte zusammen mit der allgemeinen Zusammenfassung gelesen werden, die sich auf die Prämien im Rahmen des Plans bezieht und der diese Beschreibung als Anhang beigefügt ist (die ,,Allgemeine Zusammenfassung“). Die Informationen in der Allgemeinen Zusammenfassung gelten auch für das Umtauschangebot sofern im Folgenden nichts Abweichendes beschrieben ist. Großgeschriebene Begriffe, die im Anhang verwendet aber nicht gesondert definiert werden, haben die gleiche Bedeutung wie in der Allgemeinen Zusammenfassung.
Dieser Anhang ist nicht als Angebot zum Umtausch ausstehender Optionen zu verstehen. Bitte konsultieren Sie das Umtauschangebot zu den Details des Angebots und dazu, ob Sie berechtigt sind, am Umtauschangebot teilzunehmen. Wenden Sie sich bitte an einen Mitarbeiter Ihrer Personalabteilung vor Ort, wenn Sie noch Fragen zum Umtauschangebot haben. Wenn Sie eine gedruckte Kopie des Umtauschangebot-Dokuments erhalten möchten, kontaktieren Sie bitte das Atmel Stock Administration Department per Email unter tender_offer@atmel.com oder unter der Faxnummer + (408) 487-2558.
Gründe für das Umtauschangebot
Zu Zeit liegt der Ausübungspreis vieler ausstehender Optionen über dem derzeitigen Marktwert einer Atmel Stammaktie, so dass es für die Optionsinhaber nicht attraktiv ist, die Optionen auszuüben.
Das Umtauschangebot soll die Bindung teilnahmeberechtigter Arbeitnehmer an Atmel oder deren Tochtergesellschaften stärken, es soll ihnen einen sinnvollen Anreiz geben und die Interessen dieser Arbeitnehmer und der Aktionäre besser in Einklang bringen.

Übersetzung aus dem Englischen
Einzelheiten des Umtauschangebots
Adressatenkreis des Umtauschangebots
Das Umtauschangebot richtet sich an bestimmte Optionsinhaber mit ausstehenden Optionen, die zum Zeitpunkt des Beginns des Umtauschangebots bis zum Ende des Umtauschangebots bei Atmel oder einer ihrer Tochtergesellschaften beschäftigt sind (die ,,Teilnahmeberechtigten Arbeitnehmer“).
Zeitrahmen des Umtauschangebots
Es wird erwartete, dass das Umtauschangebot am 3. August 2009 beginnt und am 28. August 2009 21 Uhr Pazifische Zeit (Pacific Time) endet. Die Neuen Prämien werden am oder um den 28. August 2009 gewährt.
Umtauschangebot
Zusätzlich zu den in der Allgemeinen Zusammenfassung aufgeführten Prämien bietet Atmel bestimmten Teilnahmeberechtigten Arbeitnehmern die Möglichkeit, bestimmte ausstehende Optionen mit einem Ausübungspreis, der höher ist als der höchste Börsenkurs in den 52 Wochen vor Beginn des Umtauschangebots, und die vor dem 3. August 2008 gewährt wurden, gegen neue Prämien zu tauschen. Alle Teilnahmeberechtigten Arbeitnehmer, die entsprechend dem Umtauschangebot ihre Optionen einreichen, erhalten neue Prämien in Form von RSUs. Allerdings erhalten Teilnahmeberechtigte Arbeitnehmer mit einer Gehaltsstufe (grade level) von 120 oder höher eine Kombination aus RSUs und neuen Optionen. Das Umtauschangebot ist ein beschränktes Angebot. Um ausstehende Optionen in das Umtauschangebot zu geben, müssen Teilnahmeberechtigte Arbeitnehmer vor Ende des Umtauschangebots (am 28. August 2009, es sei denn die Gesellschaft verlängert das Angebot) bei der Gesellschaft ein Formular abgeben.
Das Umtauschangebot wird im alleinigen Ermessen der Gesellschaft angeboten und die Teilnahme am Umtauschangebot ist völlig freiwillig. Bevor sich Teilnahmeberechtigte Arbeitnehmer für die Teilnahme am Umtauschangebot entschließen, sollten sie die Dokumente zum Umtauschangebot und die Offenlegungen, die von der Gesellschaft hiervon getrennt zur Verfügung gestellt werden, lesen.
Information zum Umtauschangebot
Weitere Information zum Umtauschangebot finden Sie im Schedule TO, das am 3. August 2009 eingereicht wurde, unter http://atml.client.shareholder.com/sec.cfm.

SCHEDULE R
VESTING SCHEDULE FOR CERTAIN NORWAY EMPLOYEES
Restricted Stock Units
RSUs granted to employees of Atmel or its direct or indirect subsidiaries whose principal work location is in Norway and are at an Atmel grade level above 180 will be scheduled to vest as follows:
•	None of the RSUs will be vested on the new award grant date.

•	The RSUs will be scheduled to vest in 16 equal installments on a quarterly basis ratably on the 15th of each of February, May, August and November, with the first installment to be scheduled to vest on February 15, 2012.

•	After the RSUs vest, further continued employment with us or our direct or indirect subsidiaries is not required to retain the common stock issued under the RSUs.
The RSUs are subject to all other terms and conditions as set forth in the offer documents.
New Options
New options granted to employees of Atmel or its direct or indirect subsidiaries whose principal work location is in Norway and are at an Atmel grade level above 180 will be scheduled to vest as follows:
•	None of the new options will be vested on the new award grant date.

•	The new options will be scheduled to vest in 48 equal installments on a monthly basis ratably on the 15th of each month, with the first installment to be scheduled to vest on February 15, 2012.

•	Upon vesting, the new option will remain exercisable in accordance with the terms and conditions of the Plan and any applicable sub-plan thereto and the new award agreement, including any applicable country specific appendix, under which it was granted.

•	Each new option grant will have the same option expiration date as the corresponding exchanged option grant. Your new option also is subject to earlier expiration upon certain events (e.g., termination of your employment with us or our direct or indirect subsidiaries) as specified in the new award agreement under which the new option will be granted. As a result, you will forfeit any shares subject to your new options that do not vest prior to the expiration of the new option, which, depending on the term of the exchanged option, may be before the new option’s full vesting period.
The new options are subject to all other terms and conditions as set forth in the offer documents.

R-1